As filed with the Securities and Exchange Commission on May 23, 1997.
                           Registration No. 333-______
 -------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           CAROLINA FIRST CORPORATION
             (Exact name of registrant as specified in its charter)


      South Carolina                        6711                57-0824914
(State or other jurisdiction of  Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number  Identification No.)

                              102 South Main Street
                        Greenville, South Carolina 29601
                                 (864) 255-7900
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                William S. Hummers, III, Executive Vice President
                           Carolina First Corporation
                              102 South Main Street
                        Greenville, South Carolina 29601
                                 (864) 255-7913
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                         William P. Crawford, Jr., Esq.
                     Wyche, Burgess, Freeman & Parham, P.A.
                               Post Office Box 728
                      Greenville, South Carolina 29602-0728
                           (864) 242-8200 (telephone)
                           (864) 235-8900 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
=================================================================
                                                Proposed Maximum   Proposed Maximum   Amount
Title of Each Class             Amount to       Offering Price     Aggregate          of Registration
of Securities to be Registered  be Registered   Per Unit (1)       Offering Price     Fee (1)
------------------------------------------------------
Common Stock...........         867,714         $16.125            $13,991,888        $4,239.97

=======================================================
(1) Determined pursuant to Rule 457(a) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          LOWCOUNTRY SAVINGS BANK, INC.
                            875 Lowcountry Boulevard
                       Mt. Pleasant, South Carolina 29464

                                                                   May 27, 1997
Dear Shareholder:

              You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of Lowcountry Savings Bank, Inc. ("Lowcountry") to be held at the main office of Lowcountry located at 875 Lowcountry Boulevard, Mt. Pleasant, South Carolina 29464, on June 17, 1997 at 6:00 p.m., local time.

              At the Special Meeting you will be asked to consider and vote upon the Plan of Merger between Lowcountry and Carolina First Bank and the related Reorganization Agreement (the "Merger Agreement"), dated as of March 14, 1997, among Carolina First Corporation, Carolina First Bank, and Lowcountry, which Merger Agreement is described in the accompanying Proxy Statement/Prospectus. If the Merger Agreement is approved by holders of two-thirds of the outstanding stock of Lowcountry, Lowcountry will be merged with and into Carolina First Bank (the "Merger"). At the effective time of the Merger (the "Effective Time"), Lowcountry shareholders will become entitled to receive $14.75 per share (payable in the form of cash and/or Carolina First Corporation common stock as described herein) for the shares of Lowcountry common stock owned by them. As a result of the Merger, the Lowcountry common stock will be canceled and Carolina First Bank will be the surviving corporation. The current Lowcountry offices will continue in operation as branch offices of Carolina First Bank.

              Enclosed herewith are the Notice of Special Meeting of Shareholders, a Proxy Statement/Prospectus and a Proxy for use in connection with the Special Meeting. The Proxy Statement/Prospectus includes a description of the terms and conditions of the Merger and related agreements, financial and other information about Carolina First Corporation, Carolina First Bank and Lowcountry, and other information. You are urged to consider carefully the entire Proxy Statement/Prospectus, including the exhibits thereto.

              THE BOARD OF DIRECTORS OF LOWCOUNTRY BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF LOWCOUNTRY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

              Because the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of Lowcountry common stock is required to approve the Merger, it is important that your shares of Lowcountry common stock be represented at the Special Meeting, whether or not you are personally able to attend. You are therefore urged to complete, date and sign the enclosed Proxy, and return it promptly in the enclosed return envelope, which does not require any postage if mailed in the United States. If you attend the Special Meeting, you may vote your shares in person, even if you have already returned your Proxy.

                                                       Sincerely,


                                                       /s/ L. Wayne Pearson
                                                       L. Wayne Pearson
                                                       President and CEO

                          LOWCOUNTRY SAVINGS BANK, INC.
                            875 Lowcountry Boulevard
                       Mt. Pleasant, South Carolina 29464



                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 17, 1997


TO THE SHAREHOLDERS OF LOWCOUNTRY SAVINGS BANK, INC.:

              NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders (the "Special Meeting") of Lowcountry Savings Bank, Inc. ("Lowcountry") will be held at the main office of Lowcountry located at 875 Lowcountry Boulevard, Mt. Pleasant, South Carolina 29464, on June 17, 1997 at 6:00 p.m., local time, for the following purposes:

              1. Consideration of the Merger. To consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization (the "Merger Agreement") dated as of March 14, 1997, between Carolina First Corporation, Carolina First Bank and Lowcountry pursuant to which Lowcountry will be merged with and into Carolina First Bank (the "Merger").

              2. Other Business. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

              Only shareholders of record at the close of business on May 15, 1997, are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. All shareholders, whether or not they expect to attend the Special Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope. The Proxy may be revoked by the record shareholder by giving written notice to the Secretary of Lowcountry at any time before it is voted by submitting a proxy having a later date, by such person appearing at the Special Meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders, or by giving notice of such revocation in the open meeting of the shareholders.

              In connection with the transaction pursuant to which Lowcountry will be merged into Carolina First Bank (the "Merger"), shareholders are entitled to assert dissenters' rights under Chapter 13 of Article 33 of the Code of Laws of South Carolina 1976, as amended. A copy of such Chapter 13 is attached hereto as Exhibit B.


                                          By Order of the Board of Directors,


                                          /s/ L. Wayne Pearson
                                          L. Wayne Pearson
                                          President and CEO


             WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD

Proxy Statement/Prospectus
                           CAROLINA FIRST CORPORATION
                                   Prospectus
                                 867,714 Shares
                            Common Stock $1 Par Value

                          Lowcountry Savings Bank, Inc.
                               Proxy Statement for
                         Special Meeting of Shareholders

              This Proxy Statement/Prospectus relates to the issuance by Carolina First Corporation of up to 867,714 shares (the "CFC Shares") of its $1 par value common stock ("CFC common stock") in connection with the proposed merger (the "Merger") of Lowcountry Savings Bank, Inc. ("Lowcountry") with and into Carolina First Bank, a wholly-owned subsidiary of Carolina First Corporation. The CFC Shares are offered to the Lowcountry shareholders as contemplated in the Reorganization Agreement, dated as of March 14, 1997 (the "Merger Agreement") and entered into by and among Carolina First Corporation, Carolina First Bank and Lowcountry. The Merger Agreement provides that in connection with the Merger, Lowcountry common stockholders will be entitled to receive consideration equaling $14.75 per share for each outstanding share of Lowcountry common stock. This consideration will be payable in the form of cash and/or CFC common stock. Of the aggregate consideration paid by Carolina First Corporation, 40% will be payable in the form of cash and 60% will be payable in the form of CFC common stock. Lowcountry shareholders will have the right to elect to receive their consideration in (1) all cash, (2) 50% cash and 50% stock or (3) all stock. However, due to the number of Lowcountry shareholders which may elect a particular option, the mix of the consideration actually paid to a particular shareholder may vary somewhat from the election selected by that shareholder. Cash will be paid in lieu of fractional shares to which a Lowcountry shareholder becomes entitled. See "THE PROPOSED TRANSACTION--General Description of the Terms of the Merger."

              This Proxy Statement/Prospectus also serves as the Proxy Statement of Lowcountry in connection with the solicitation of proxies to be used at the Special Meeting of Shareholders of Lowcountry (the "Special Meeting") to be held on June 17, 1997 for the purposes described herein. This Proxy Statement/Prospectus is first being sent to Lowcountry shareholders on or about May 27, 1997.

              The Merger is subject to certain conditions, including, among others, approval by the shareholders of Lowcountry at the Special Meeting and approval by applicable regulatory authorities. Conditions to the Merger not required by state or federal law may be waived by the respective parties. Any shareholder of Lowcountry who, at or prior to the Special Meeting, gives written notice that he dissents from the Merger and does not vote in favor of the Merger shall be entitled, upon strict compliance with certain statutory procedures, to receive the value of the Lowcountry common stock owned by such shareholder at the time and in the manner set forth herein. See "THE PROPOSED TRANSACTION -- Rights of Dissenting Shareholders of Lowcountry."

              SEE "INFORMATION ABOUT CAROLINA FIRST CORPORATION--RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
SHAREHOLDERS OF LOWCOUNTRY.

              THE LOWCOUNTRY BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE MERGER. FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE MERGER.

              The CFC common stock is traded on the Nasdaq National Market under the Nasdaq market symbol "CAFC." On May 16, 1997, the closing bid price of the CFC common stock, as reported by Nasdaq, was $15.75 per share. There is no established public trading market for Lowcountry's common stock.

              THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              THE CFC SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

          The date of this Proxy Statement/Prospectus is May 27, 1997.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................4

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........................4

OTHER INFORMATION...........................................................5

SUMMARY  ...................................................................6
         Introduction.......................................................6
         Time, Place and Purpose of the Special Meeting.....................6
         Parties to the Merger..............................................6
         Terms of the Proposed Transaction..................................6
         Vote Required and Record Date......................................7
         Recommendation of Board of Directors...............................7
         Rights of Dissenting Shareholders..................................7
         Certain Differences in Shareholders' Rights........................7
         Conditions and Regulatory Approvals................................7
         Termination of the Merger..........................................7
         Effective Time of the Merger.......................................8
         Opinion of Financial Adviser.......................................8
         Certain Income Tax Consequences....................................8
         Restrictions on Resales by Affiliates..............................8
         Accounting Treatment...............................................8
         Market Prices and Dividends........................................8
         Selected Consolidated Financial Data..............................10
         Comparative Per Share Data........................................13

INFORMATION CONCERNING THE SPECIAL MEETING.................................14
         Purpose of the Special Meeting....................................14
         Record Date and Voting Rights.....................................14
         Proxies ..........................................................14
         Recommendation....................................................15

THE PROPOSED TRANSACTION...................................................16
         General Description of the Terms of the Merger....................16
         Background of and Reasons for the Merger..........................17
         Opinion of Financial Advisor......................................19
         Exchange of Lowcountry Stock Certificates.........................23
         Conditions to Consummation of the Merger..........................24
         Termination.......................................................25
         Amendment.........................................................25
         Conduct of Lowcountry's and Carolina First Corporation's
              Business Prior to the Effective Time.........................25
         Required Regulatory Approvals.....................................25
         Operations After the Merger.......................................26
         Interests of Certain Persons in the Merger........................26
         Accounting Treatment..............................................27
         Certain Federal Income Tax Consequences...........................27
         Restrictions on Resales by Affiliates.............................28
         Rights of Dissenting Shareholders of Lowcountry...................29
         Recommendation of Board of Directors..............................31

PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION.........................32

INFORMATION ABOUT CAROLINA FIRST CORPORATION...............................37

         In General........................................................37
         Market Prices of and Dividends Paid on CFC Common Stock...........38
         Risk Factors......................................................39
         Incorporation of Certain Information By Reference.................40
         Certain Regulatory Matters........................................40

INFORMATION ABOUT LOWCOUNTRY...............................................49
         General ..........................................................49
         Market Area and Competition.......................................49
         Employees.........................................................65
          Monetary Policies................................................66
         Legal Proceedings.................................................66
         Market for Common Stock and Dividends.............................66

MANAGEMENT INFORMATION.....................................................67
         Management and Principal Shareholders of Lowcountry...............67
         Certain Transactions..............................................68
         Management and Principal Shareholders of Carolina First
              Corporation..................................................68

COMPARATIVE RIGHTS OF SHAREHOLDERS.........................................68

CAROLINA FIRST CORPORATION CAPITAL STOCK...................................70
         Common Stock......................................................70
         Preferred Stock...................................................70
         Certain Matters...................................................71

LEGAL MATTERS..............................................................74

EXPERTS  ..................................................................75

OTHER MATTERS..............................................................75

INDEX TO FINANCIAL STATEMENTS OF LOWCOUNTRY SAVINGS BANK, INC. ...........F-1

EXHIBITS
 Merger Agreement...................................................Exhibit A
 Sections 33-13-101 et seq. of the SCBCA............................Exhibit B
 Opinion of Trident Financial Corporation...........................Exhibit C
 Certain Financial Statements of Carolina First Bank................Exhibit D

                              AVAILABLE INFORMATION

         Carolina First Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of fees at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (including Carolina First Corporation) that file electronically with the Commission.

         Carolina First Corporation has filed with the Commission a Registration Statement (which shall include any amendments thereto) on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the CFC Shares offered hereby. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and the exhibits and schedules thereto are available for inspection and copying as set forth in the preceding paragraph. For further information with respect to Carolina First Corporation, Lowcountry and the CFC Shares offered hereby, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         This Proxy Statement/Prospectus incorporates documents by reference with respect to Carolina First Corporation which are not presented herein or delivered herewith. Copies of any such documents (other than exhibits to such a document unless such exhibit is specifically incorporated by reference into such documents) are available without charge to any person to whom this Proxy Statement/Prospectus is delivered upon oral or written request to William S. Hummers III, Executive Vice President, Carolina First Corporation, 102 South Main Street, Greenville, SC 29601, telephone number 864-255-7900. In order to ensure timely delivery of the documents, any request should be made by June 10, 1997.

         The following documents filed with the Commission are incorporated herein by reference: Carolina First Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed with the Commission pursuant to
Section 13 of the Exchange Act; the description of the CFC common stock which is contained in Carolina First Corporation's Form 8-A filed with the Securities and Exchange Commission on or about October 20, 1986, including any amendment or report filed for the purpose of updating such description; and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1996.

         All documents filed by Carolina First Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


                                OTHER INFORMATION

         This Proxy Statement/Prospectus does not cover any resales of the CFC common stock offered hereby to be received by the shareholders deemed to be "affiliates" of Carolina First Corporation or Lowcountry upon consummation of the Merger. No person is authorized to make use of this Proxy Statement/Prospectus in connection with such resales, although such securities may be traded without the use of this Proxy Statement/Prospectus by those shareholders of Carolina First Corporation not deemed to be "affiliates" of Carolina First Corporation or Lowcountry.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANY ONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CAROLINA FIRST CORPORATION OR LOWCOUNTRY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                     SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This Summary is not intended to be a complete statement and is qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement/Prospectus, the accompanying exhibits, and the documents incorporated herein by reference.

         Introduction. This Proxy Statement/Prospectus is furnished in connection with the issuance by Carolina First Corporation of the CFC Shares and the solicitation of proxies by the Board of Directors of Lowcountry with respect to the Special Meeting to be held on June 17, 1997 and at any adjournment(s) thereof, for the purpose of considering and voting upon the Merger of Lowcountry with and into Carolina First Bank. This Proxy Statement/Prospectus is first being mailed to shareholders of Lowcountry on or about May 27, 1997.

         Time, Place and Purpose of the Special Meeting. The Special Meeting will be held on June 17, 1997 at 6:00 p.m. at Lowcountry's main office, 875 Lowcountry Boulevard, Mt. Pleasant, South Carolina. At the Special Meeting, shareholders of Lowcountry will consider and vote on the proposal to approve the Merger Agreement, which provides for the Merger of Lowcountry into Carolina First Bank and the exchange of Lowcountry common stock for CFC common stock and/or cash. See "INFORMATION CONCERNING THE SPECIAL MEETING."

         Parties to the Merger. Carolina First Corporation. Carolina First Corporation is a bank holding company headquartered in Greenville, South Carolina which engages in a general banking business through its three operating subsidiaries: (1) Carolina First Bank, a South Carolina-chartered commercial bank headquartered in Greenville, South Carolina, (2) Carolina First Mortgage Company, a mortgage loan origination and servicing company headquartered in Columbia, South Carolina and (3) Blue Ridge Finance Company, Inc., an automobile finance company headquartered in Greenville, South Carolina ("Blue Ridge"). Carolina First Corporation is a South Carolina corporation which was organized in 1986. At March 31, 1997, it had total assets of approximately $1.6 billion. Its principal executive offices are located are 102 South Main Street, Greenville, South Carolina 29601, and its telephone number is (864) 255-7900. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION."

         Carolina First Bank. Carolina First Bank is a South Carolina-chartered bank which is a wholly-owned subsidiary of Carolina First Corporation. It engages in a general banking business through 47 locations which are located throughout South Carolina. It began its operations in December 1986 and at March 31, 1997, had total assets of approximately $1.6 billion, total loans of approximately $1.2 billion and total deposits of approximately $1.3 billion. Carolina First Bank's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC"). See "INFORMATION ABOUT CAROLINA FIRST CORPORATION." The Merger will be effected through the merger of Lowcountry with and into Carolina First Bank.

         Lowcountry. Lowcountry is a South Carolina-chartered savings association, the deposit accounts of which are insured by the FDIC. Lowcountry's principal office is located at 875 Lowcountry Boulevard, Mt. Pleasant, South Carolina 29464, and its telephone number is (803) 881-0715. As of March 31, 1997, Lowcountry had total assets of approximately $77.7 million, total loans of approximately $70.9 million, and total deposits of approximately $63.8 million and operated through five locations. See "INFORMATION ABOUT LOWCOUNTRY."

         Terms of the Proposed Transaction. Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, holders of Lowcountry's common stock will be entitled to receive $14.75 per share for each share of Lowcountry common stock. This consideration will be payable in the form of cash and/or CFC common stock. Of the aggregate consideration paid by Carolina First Corporation, 40% will be payable in the form of cash and 60% will be payable in the form of CFC common stock. Lowcountry shareholders will have right to elect to receive their consideration in (1) all cash, (2) 50% cash and 50% stock or (3) all stock. However, due to the number of Lowcountry shareholders which may elect a particular option, the mix of the cash and stock actually paid to a particular shareholder may vary somewhat from the election selected by that shareholder. Cash will be paid in lieu of fractional shares to which a Lowcountry shareholder becomes entitled. For purposes of the consideration paid in the form of stock, the CFC common stock will be initially valued at $15.729 per share (resulting in an exchange ratio of .9377 shares of CFC common stock for each share of Lowcountry common stock) (the "Exchange Ratio"). However, in the event that the "fair market value" of the CFC common stock two business days before closing of the Merger is above
$17.29 or below $14.17, the Exchange Ratio shall be recalculated using such "fair market value", except that the CFC common stock shall never be valued at more than $19.67 or less than $12.58. Furthermore, in the event that the "fair market value" of the CFC common stock two business days before closing of the Merger is more than $19.67 or less than $12.58, either party can elect to terminate the proposed transaction. For purposes of the foregoing calculations, "fair market value" of the CFC common stock is defined as the average of the closing prices as quoted on the Nasdaq National Market for the day in question and the immediately preceding 29 trading days. See "THE PROPOSED TRANSACTION -- General Description of the Terms of the Merger."

         Vote Required and Record Date. Only Lowcountry shareholders of record at the close of business on May 15, 1997 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. The Merger must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Lowcountry common stock eligible to vote at the Special Meeting. As of the Record Date, there were 903,576 shares of Lowcountry's common stock entitled to vote. As of the date hereof, the directors and executive officers of Lowcountry and their affiliates beneficially owned 374,334 shares, or approximately 30.4%, of Lowcountry's common stock. Upon consummation of the transactions contemplated hereby, such persons will beneficially own 351,012 shares of CFC common stock, or 3.1% of the outstanding CFC common stock (assuming that such shares are exchanged solely for CFC common stock). CFC owns 39,600 shares, or approximately 4.4%, of Lowcountry's outstanding common stock. These shares will be voted in favor of the Merger.

         No shareholder vote is required on behalf of Carolina First Corporation. Carolina First Corporation will vote all shares of Carolina First Bank in favor of the Merger. See "THE PROPOSED TRANSACTION."

         Recommendation of Board of Directors. The Board of Directors of Lowcountry has approved the Merger Agreement and believes that the Merger is in the best interests of Lowcountry and its shareholders. It recommends that Lowcountry's shareholders vote FOR the Merger. See "THE PROPOSED TRANSACTION -- Recommendation of Board of Directors."

         Rights of Dissenting Shareholders. Shareholders of Lowcountry who give written notice at or prior to the Special Meeting that they dissent to the proposed Merger and who do not vote in favor of the proposed Merger, will be entitled to obtain payment of the value of their shares of Lowcountry common stock under South Carolina law. Failure to comply strictly with certain statutory procedures may result in the forfeiture of such rights. See "THE PROPOSED TRANSACTION -- Rights of Dissenting Shareholders of Lowcountry."

         Certain Differences in Shareholders' Rights. Upon effectiveness of the Merger, and to the extent that holders of Lowcountry common stock receive CFC common stock, the Lowcountry shareholders will become shareholders of Carolina First Corporation, and their rights as shareholders will be determined by Carolina First Corporation's Articles of Incorporation and Bylaws. The rights of shareholders of Carolina First Corporation differ from the rights of shareholders of Lowcountry in several important respects, including with respect to the right to remove directors and the required shareholder votes on certain matters, as well as differences resulting from Carolina First Corporation's implementation of a shareholders' rights plan. See "COMPARATIVE RIGHTS OF SHAREHOLDERS."

         Conditions and Regulatory Approvals. Consummation of the transactions contemplated by the Merger Agreement is subject to various conditions, including receipt of the approval by the FDIC and the South Carolina State Board of Financial Institutions (the "State Board"), and the shareholders of Lowcountry. Applications to the FDIC and the State Board seeking approval of the proposed transaction have been filed. The parties expect that such applications will be approved. Carolina First Corporation and Lowcountry may waive certain of the conditions to their respective obligations to consummate the Merger, other than conditions required by law. See "THE PROPOSED TRANSACTION -- Conditions to Consummation of the Merger" and "THE PROPOSED TRANSACTION -- Required Regulatory Approvals."

         Termination of the Merger. The Merger Agreement may be terminated at any time prior to the closing date
                                        7

(i) by mutual consent of Carolina First Corporation, Lowcountry and Carolina First Bank; (ii) by either Carolina First Corporation or Lowcountry if any order preventing consummation of the Merger is entered by any state or federal governmental or regulatory body; (iii) by either Carolina First Corporation or Lowcountry if the other party has failed to comply with the agreements or fulfill the conditions of the Merger Agreement in a way that is material to the consolidated businesses of either party and has not cured the failure to comply within a reasonable period of time after being given notice thereof; (iv) by either Carolina First Corporation or Lowcountry if the closing has not occurred by September 30, 1997 or (v) by either Carolina First Corporation or Lowcountry if the fair market value of the CFC common stock two business days prior to the Closing Date is less than $12.58 per share or greater than $19.67 per share. The "fair market value" of the CFC common stock means, with respect to a particular day in question, the average of the high and low sale prices as quoted on the Nasdaq National Market for that particular day and the immediately preceding 29 business days. The Merger Agreement may be amended by mutual written consent of all the parties.

         Effective Time of the Merger. The Effective Time of the Merger will be the time and date specified in the Articles of Merger that are delivered for filing to the Secretary of State of South Carolina. The Effective Time will occur as soon as practicable following the date that all conditions specified in the Merger Agreement have been satisfied or waived. The Effective Time currently is anticipated to be approximately June 17, 1997, although delays in the satisfaction of the conditions to consummation of the Merger could result in a later Effective Time. See "THE MERGER -- Conditions to Consummation of the Merger."

         Opinion of Financial Adviser. Trident Financial Corporation ("Trident") has served as financial adviser to Lowcountry in connection with the Merger and has rendered an opinion to the Lowcountry Board of Directors that the exchange ratio of CFC common stock for Lowcountry common stock is fair from a financial point of view to the Lowcountry shareholders. For additional information concerning Trident and its opinion, see "THE MERGER -- Opinion of Financial Adviser" and the opinion of Trident attached as Exhibit C to this Proxy Statement/Prospectus.

         Certain Income Tax Consequences. Lowcountry will receive an opinion of counsel to Carolina First Corporation stating that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), subject to certain conditions. However, this opinion of counsel is not binding on the Internal Revenue Service (the "IRS"). In such opinion, counsel will opine that if certain conditions are met, no taxable gain or loss for federal income tax purposes will be recognized by Lowcountry shareholders upon the exchange of Lowcountry common stock solely for CFC common stock. To the extent that shareholders receive cash consideration for whole or fractional shares, such shareholders will be taxed to the extent that the cash exceeds such shareholder's allocated basis in such Lowcountry common stock. See "THE PROPOSED TRANSACTION -- Certain Federal Income Tax Consequences." Because of the complexities of the federal income tax laws and because the tax consequences may vary depending upon a holder's individual circumstances or tax status, it is recommended that each shareholder of Lowcountry consult his or her tax advisor concerning the federal (and any applicable state, local or other) tax consequences of the Merger.

         Restrictions on Resales by Affiliates. Lowcountry has agreed that, prior to closing, it will use its best efforts to cause certain affiliates of Lowcountry to deliver written agreements to Carolina First Corporation that they will not dispose of any shares of CFC common stock received upon consummation of the Merger except in compliance with Rule 145 under the Securities Act or otherwise in compliance with the Securities Act and rules and regulations promulgated thereunder. See "THE MERGER -- Restrictions on Resales by Affiliates."

         Accounting Treatment. The Merger is expected to be accounted for as a "purchase" of Lowcountry by Carolina First Corporation under generally accepted accounting principles. See "THE PROPOSED TRANSACTION--Accounting Treatment."

         Market Prices and Dividends. CFC common stock is traded on the Nasdaq National Market. Carolina First Corporation currently pays a regular quarterly dividend of $.07 per share. Although Carolina First Corporation currently expects to continue payment of its regular cash dividend on the CFC common stock, there can be no assurance that Carolina First Corporation's current dividend policy will continue unchanged after consummation of the Merger. The declaration and payment of dividends on CFC common stock is subject to legal restrictions and further depends upon business conditions, operating results, capital and reserve requirements and the Carolina First Corporation Board of Directors' consideration of other relevant factors.

         Trading in Lowcountry common stock is limited. There are no market makers for the Lowcountry common stock, and it is not listed on any exchange or with the Nasdaq Stock Market. Management is aware of transactions in the Lowcountry common stock at prices ranging from $8.10 to $9.50 per share since June 17, 1996. These transactions occurred in connection with Lowcountry's stock offering in August 1996 in which shares were sold at $9.00 and $9.50, with a 10% discount being given to purchases of at least $100,000. Such trades may not be indicative of the market value of the Lowcountry common stock. The most recent trades of which Lowcountry management is aware were the sales of Lowcountry common stock in the August 1996 offering at the prices ranging from $8.10 to $9.50.

         The information presented in the following table reflects the last reported sales prices for CFC common stock on January 28, 1997, the last trading day prior to the public announcement of the proposed Merger, and the Lowcountry common stock on an equivalent per share basis, calculated by multiplying the closing price of the CFC common stock on such date by the .9377 Exchange Ratio. As noted above, the Exchange Ratio is subject to adjustment based on the "fair market value" of CFC common stock two business days prior to the closing of the Merger. For purposes of the foregoing calculations, "fair market value" of the CFC common stock is defined as the average of the closing prices as quoted on the Nasdaq National Market for the day in question and the immediately preceding 29 trading days. The table also reflects the last reported sales price for CFC common stock on May 16, 1997:

                                         Market Values Per Share
                            Carolina First Corporation     Lowcountry
                             Historical              Historical     Equivalent
       January 28, 1997         $17.25                   *               $16.18
       May 16, 1997             $15.50                   *               $14.77

       * Management is aware of transactions in the Lowcountry common stock at prices ranging from $8.10 to $9.50 per share since June 17, 1996. These transactions occurred in connection with Lowcountry's stock offering in August 1996 in which shares were sold at $9.00 and $9.50, with a 10% discount being given to purchases of at least $100,000. Such trades may not be indicative of the market value of the Lowcountry common stock.


         Lowcountry shareholders are advised to obtain current market quotations for the CFC common stock. The market price of CFC common stock at the Effective Time may be higher or lower than the market price at the time the Merger Agreement was executed, at the date of mailing this Proxy Statement/Prospectus, or at the time of the Special Meeting.

         Lowcountry paid cash dividends of $.044 per share in 1994 and $0.05 per share in each of 1995, 1996 and 1997. (All dividend information has been adjusted to reflect stock splits.) South Carolina and federal banking regulations restrict the amount of dividends that Lowcountry can pay to shareholders, and all of Lowcountry's dividends to shareholders are subject to the prior approval of the South Carolina Commissioner of Banking. See "INFORMATION ABOUT LOWCOUNTRY -- Market for Common Stock and Dividends."

                      Selected Consolidated Financial Data

          The following tables present selected unaudited historical financial information and selected unaudited combined pro forma financial information of Carolina First Corporation (consolidated) and Lowcountry. This information is derived from the historical financial statements of Carolina First Corporation (consolidated) and Lowcountry, and should be read in conjunction with such historical financial statements and the notes thereto either contained elsewhere in this Proxy Statement/Prospectus or incorporated herein by reference. The pro forma financial data is presented using the purchase method of accounting. The selected pro forma combined unaudited financial information showing the combined results of Carolina First Corporation (consolidated) and Lowcountry is provided for informational purposes only. It is not necessarily indicative of actual results that would have been achieved had the Merger been consummated on the dates or at the beginning of the periods presented, nor is it necessarily indicative of future results. For additional pro forma information, see "PRO FORMA COMBINED FINANCIAL INFORMATION."

                           Carolina First Corporation

                                                                                                  Three Months
                                                  Years Ended December 31,                       Ended March 31,
                                        1992          1993        1994        1995        1996       1996         1997
                                    --------      --------    --------    --------    --------    --------    --------
                                                   (dollars in thousands, except per share data and footnotes)
Statement of Income Data
Net interest income                 $ 20,749      $ 29,358    $ 43,260    $ 50,772    $ 57,070    $ 13,427    $ 15,452
Provision for loan losses              2,318         1,106       1,197       6,846      10,263       1,500       2,952
Noninterest income, excluding
   securities transactions             3,483         6,085       8,151      16,557      20,955       4,207       3,008
Securities transactions                  633           680          75         769         386          83          84
Noninterest income                     4,116         6,765       8,226      17,326      21,341       4,290       3,092
Noninterest expenses (1)              18,897        27,294      51,839      46,882      51,675      12,679      12,866
Net income (loss) (1)                  2,466         5,418      (1,740)      9,414      10,474       2,228       1,717

Dividends on preferred stock             625         1,930       2,433       2,752          63          16          --
Net income (loss) applicable
   to common shareholders (1)          1,841         3,488      (4,173)      6,662      10,411       2,212       1,717
Balance Sheet Data (Period End)
Total assets                        $616,288      $904,474  $1,204,350  $1,414,922  $1,574,204  $1,401,739  $1,613,906
Debt securities and temporary
      investments                    100,221       190,683     137,091     187,029     271,396     194,700     278,185
Loans, net of unearned income        455,650       623,646     923,068   1,062,660   1,124,775   1,029,602   1,183,443
Allowance for loan losses              5,276         6,679       6,002       8,661      11,290       9,093      12,039
Nonperforming assets                   5,631         5,366       4,722       4,868       5,880       4,819       5,109
Total earning assets                 555,871       814,579   1,059,455   1,249,689   1,396,171   1,224,302   1,461,628
Total deposits                       555,624       804,549   1,001,748   1,095,491   1,281,050   1,156,921   1,257,005
Borrowed funds                         2,591        16,779     106,074     186,789     145,189     108,525     171,379
Long-term debt                         1,492         1,274       1,162      26,347      26,442      26,355      26,476
Preferred stock                       10,319        15,662      37,014      32,909         943       1,002          --
Shareholders' equity                  51,288        70,415      86,482      94,967     104,964      96,564     105,339
Per Share Data (1)(2)
Net income (loss) per common share:
  Primary                            $  0.34      $   0.63   $   (0.59)   $   0.87    $   0.96    $   0.23     $  0.15
  Fully diluted                         0.34          0.63       (0.59)       0.85        0.92        0.20        0.15
Cash dividends declared                  --           0.04        0.14        0.21        0.25        0.06        0.07
Book value per common
 share (period end)                     7.27          7.70        6.61        7.61        9.26        8.63        9.28
Common shares outstanding:
   Weighted average - primary      5,453,681     5,505,461   7,004,214   7,676,206  10,839,708   9,540,718  11,443,468
   Weighted average - fully
     diluted                       6,401,692     8,208,935  10,114,812  11,129,623  11,371,547  11,323,128  11,478,383
  Period end                       5,472,979     6,969,484   7,079,866   7,820,839  11,225,568   9,224,149  11,355,443
Financial Ratios
Return on average assets                0.44  %       0.69%      (0.16)%      0.74%       0.71%       0.62%       0.44%
Return on average equity                5.22          8.27       (1.99)      10.43       10.56        9.29        6.50
Net interest margin                     4.01          4.16        4.65        4.54        4.35        4.26        4.52

---------------------------
(1) Includes fourth quarter 1994 restructuring charges of $12,214,000 (pre-tax).
(2) Adjusted for stock dividends and the six-for-five stock split declared December 18, 1996.
                                       10

                          Lowcountry Savings Bank, Inc.

                                                                                                          Six Months Ended
                                                       Years Ended September 30,                             March 31,
                                          -------------------------------------------------              ------------------
                                            1992        1993        1994       1995     1996             1996            1997
                                          ------     -------      -------    -------  -------          -------         -------
                                                              (dollars in thousands, except per share data)
Statement of Income Data
Net interest income                       $ 1,417     $ 1,916    $ 1,885    $ 1,801   $ 2,300          $  952         $ 1,515
Provision for loan losses                      96         130         40         88        47               0              43
Noninterest income                            380         758        647        567       956             515             382
Noninterest expenses                        1,238       1,660      1,614      2,016     2,833           1,150           1,375
Extraordinary item                             --          --        100         --        --              --              --
Net income                                    400         509        656        183       252             215             301
Dividends on common stock                      --          --         36         42        42              42              63

Balance Sheet Data (period end)
Total assets                              $46,372     $48,332    $56,374    $65,053   $75,361         $77,222         $77,659
Temporary investments                       2,029       2,926      1,568      1,322     1,576           5,659           2,227
Loans                                      42,223      43,702     51,868     58,915    68,616          65,186          71,387
Allowance for loan losses                     156         281        280        283       368             352             359
Total earning assets                       44,252      46,628     53,436     60,237    70,192          70,845          73,614
Total deposits                             42,351      42,476     43,791     54,748    61,606          64,108          63,751
Borrowed funds                                  0       1,000      7,000      4,500     5,500           7,000           6,250
Shareholders' equity                        3,323       3,833      4,755      4,896     6,009           5,069           6,247

Per Share Data
Net income per common share:

   Primary                                $  0.54     $  0.68    $  0.82    $  0.22   $  0.30         $  0.26         $  0.31
   Fully diluted                             0.54        0.68       0.82       0.22      0.29            0.26            0.31
   Book value per common share
      (period end)                           4.45        5.14       6.00       6.18      6.65            6.40            6.91
Common shares outstanding:
  Weighted average-primary                746,049     746,049    801,533    818,893   843,239         818,893         958,641
  Weighted average-fully
    diluted                               746,049     746,049    792,476    793,476   903,576         903,576         966,160
  Period end                              746,049     746,049    801,533    818,893   863,643         966,160         903,576

              Unaudited Pro Forma Combined Selected Financial Data of Carolina First Corporation and Lowcountry Savings Bank, Inc.


                                                    Years Ended         Three Months Ended
                                               December 31, 1996 and    March 31, 1997 and
                                                 September 30, 1996      December 31, 1996
                                                 ------------------     ------------------
                                                          (dollars in thousands,
                                                          except per share data)
Statement of Income Data
Net interest income                                 $     58,707           $     16,031
Provision for loan losses                                 10,310                  2,976
Noninterest income                                        22,297                  3,286
Noninterest expenses                                      54,763                 13,618
Net income                                                10,061                  1,694
Dividends on preferred stock                                  63                     --
Net income applicable to common shareholders               9,998                  1,694

Per Share Data (1)
Net income per common share:
  Primary                                          $        0.89          $        0.15
  Fully diluted                                             0.85                   0.15
Cash dividends declared                                     0.25                   0.07
Book value per common share (period end)                    9.55                   9.55
Common shares outstanding:
   Weighted average - primary                         11,291,851             11,960,539
   Weighted average - fully diluted                   11,835,171             11,995,454
   Period end                                         11,711,658             11,841,533


Balance Sheet Data                             December 31, 1996         March 31, 1997
                                               ----------------          --------------
Total assets                                          $1,652,939             $1,694,284
Debt securities and temporary investments                245,580                263,864
Loans, net of unearned income                          1,195,161              1,255,026
Allowance for loan losses                                 11,686                 12,398
Total earning assets                                   1,466,778              1,535,699
Total deposits                                         1,343,555              1,320,756
Borrowed funds                                           177,381                177,973
Long-term debt                                            26,442                 26,476
Preferred stock                                              943                      -
Shareholders' equity                                     112,744                113,117

-----------------
(1) Adjusted for stock dividends and stock splits.

                           Comparative Per Share Data

         The following tables present at the dates and for the periods indicated
(i) certain consolidated historical and pro forma combined per share data for the CFC common stock after giving effect to the Merger and (ii) certain historical and pro forma data for the Lowcountry common stock. The pro forma financial data is presented using the purchase method of accounting, and an exchange ratio of .9377 shares of CFC common stock for each share of Lowcountry common stock. The data presented should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere herein or incorporated herein by reference and in conjunction with the pro forma combined condensed financial information included elsewhere herein. The data are not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the periods presented and are not indicative of future results.


                               Carolina First Corporation     Lowcountry
                                       Year Ended             Year Ended       Pro Forma     Lowcountry
                                   December 31, 1996      September 30, 1996    Combined    Equivalent(1)
                                ------------------------  ------------------    --------     ----------
Fully diluted earnings per
       common share                        $0.92            $0.29                $0.85           $0.80
Cash dividends declared per
      common share                          0.25             0.05                 0.25            0.23
Book value per common
       share (year end)                     9.26             6.65                 9.55            8.96

------------------------
(1) Calculated by multiplying the Pro Forma Combined by the .9377 Exchange
    Ratio.



                              Carolina First Corporation      Lowcountry
                                   Three Months Ended       Three Months Ended    Pro Forma      Lowcountry
                                     March 31, 1997         December 31, 1996      Combined     Equivalent(1)
                              ---------------------------   ------------------    ----------    -------------
Fully diluted earnings per
       common share                         $0.15                   $0.15            $0.10             $0.09
Cash dividends declared per
      common share                           0.07                     --              0.07              0.07
Book value per common
       share (year end)                      9.28                    6.81             9.55              8.96

------------------------
(1)  Calculated by multiplying the Pro Forma Combined by the .9377 Exchange
     Ratio.

                   INFORMATION CONCERNING THE SPECIAL MEETING


         This Proxy Statement/Prospectus is being furnished to shareholders of Lowcountry as of the Record Date in connection with the solicitation of proxies by the Board of Directors of Lowcountry for use at the Special Meeting and at any adjournment thereof. The Special Meeting is to be held on June 17, 1997 at 6:00 p.m. at the main office of Lowcountry, 875 Lowcountry Boulevard, Mt. Pleasant, South Carolina. This Proxy Statement/Prospectus also serves as the Prospectus of Carolina First Corporation with regard to the offering of the CFC Shares to shareholders of Lowcountry.

         Holders of Lowcountry common stock are requested to complete, date and sign the accompanying Proxy and return it promptly to Lowcountry in the enclosed postage-paid envelope.


Purpose of the Special Meeting

         The purpose of the Special Meeting is to consider and take action with respect to approval of the Merger Agreement. As required by South Carolina law, approval of the Merger Agreement will require the affirmative vote of the holders of two-thirds of the outstanding shares of Lowcountry common stock entitled to vote on the Merger Agreement. See "Record Date and Voting Rights."

         This Proxy Statement/Prospectus, Notice of Special Meeting and the Proxy are first being mailed to shareholders of Lowcountry on or about May 27, 1997.


Record Date and Voting Rights

         Only the holders of Lowcountry common stock on the Record Date are entitled to receive notice of and to vote at the Special Meeting and at any adjournments thereof. On the Record Date, there were 903,576 shares of Lowcountry common stock outstanding, which were held by approximately 360 holders of record. Each share of Lowcountry common stock outstanding on the Record Date is entitled to one vote as to each of the matters submitted at the Special Meeting.

         A majority of the shares entitled to be voted at the Special Meeting constitutes a quorum. If a share is represented for any purpose at the Special Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" as to which no vote is marked, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of shares present or represented at the Special Meeting.

         Approval of the Merger Agreement requires the affirmative vote of two-thirds of the outstanding shares of Lowcountry common stock. Accordingly, proxies marked "Abstain" and shares that are not voted (including broker non-votes) will have the same effect as votes against the Merger Agreement.

         At May 15, 1997, the directors and executive officers of Lowcountry and their affiliates owned a total of 374,334 shares, or approximately 30.4% of Lowcountry common stock. At May 15, 1997, Carolina First Corporation owned 39,600 shares, or approximately 4.4% of Lowcountry common stock, all of which will be voted in favor of the Merger Agreement.


Proxies

         The accompanying Proxy is for use at the Special Meeting. A record shareholder may use this Proxy if he is unable to attend the Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the

Special Meeting. All shares represented by valid proxies received pursuant to this solicitation that are not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted FOR approval of the Merger Agreement. The Board of Directors of Lowcountry is not aware of any other matters that may be presented for action at the Special Meeting of Shareholders, but if other matters do properly come before the Special Meeting, it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the Proxy in accordance with their best judgment.

         If a quorum is not obtained, or if fewer shares of Lowcountry common stock are voted in favor of approval of the Merger than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked).

         The presence of a record shareholder at the Special Meeting will not automatically revoke such shareholder's proxy. The proxy may be revoked (1) by written notice to the Secretary of Lowcountry at any time before it is voted,
(2) by submitting a proxy having a later date, (3) by such person appearing at the Special Meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders, or (4) by giving notice of such revocation in the open meeting of the shareholders.

         Solicitation of proxies may be made in person or by mail, or by telephone or other electronic means by directors, officers and regular employees of Lowcountry, who will not be specially compensated in such regard. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners. Lowcountry will bear the costs associated with the solicitation of proxies and other expenses associated with the Special Meeting.

         No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Lowcountry, Carolina First Corporation or any other person. The delivery of this Proxy Statement/Prospectus will not, under any circumstances, create any implication that there has been no change in the affairs of Lowcountry or Carolina First Corporation since the date of this Proxy Statement/Prospectus.


RECOMMENDATION

         THE LOWCOUNTRY BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE PROPOSED TRANSACTION IS FAIR TO AND IN THE BEST INTERESTS OF LOWCOUNTRY AND ITS SHAREHOLDERS. THE LOWCOUNTRY BOARD OF DIRECTORS RECOMMENDS THAT LOWCOUNTRY'S SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                            THE PROPOSED TRANSACTION

         The following description of the terms and provisions of the Merger is qualified in its entirety by reference to the Merger Agreement, which is set forth in full as Exhibit A to this Proxy Statement/Prospectus and incorporated herein by reference.


General Description of the Terms of the Merger

         The Merger Agreement provides for the Merger of Lowcountry with and into Carolina First Bank. As a result of the Merger, the separate corporate existence of Lowcountry will cease and Carolina First Bank, as the surviving entity, will possess all rights, franchises and interests of Lowcountry. As of the Effective Time of the Merger, certificates of Lowcountry common stock will represent only the right to receive the requisite number of shares of CFC common stock and/or cash based on the shareholders' elections. At the Effective Time, all outstanding options and warrants to purchase Lowcountry common stock will be converted into the right to receive CFC common stock based on the Exchange Ratio.

         Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, holders of Lowcountry's common stock will be entitled to receive $14.75 per share for each share of Lowcountry common stock. This consideration will be payable in the form of cash and/or CFC common stock. Of the aggregate consideration paid by Carolina First Corporation to all Lowcountry shareholders, 40% will be payable in the form of cash ("Cash Consideration") and 60% will be payable in the form of CFC common stock ("Stock Consideration"). Lowcountry shareholders will have the right to elect to receive their consideration in (1) all cash, (2) 50% cash and 50% stock or (3) all stock. A holder of Lowcountry common stock may make only one election with respect to all their shares of Lowcountry common stock (although for purposes of this election, each separate account maintained on the stock transfer books of Lowcountry shall be deemed to be a separate holder).

         For purposes of the Stock Consideration, such CFC common stock will be initially valued at $15.729 per share (resulting in an initial Exchange Ratio of
 .9377 shares of CFC common stock for each share of Lowcountry common stock). However, in the event that the fair market value of CFC common stock two business days before closing of the Merger is above $17.29 or below $14.17, the Exchange Ratio shall be recalculated using such fair market value, except that the CFC common stock shall never be valued at more than $19.67 or less than $12.58. Furthermore, in the event that the fair market value of the CFC common stock two business days before closing of the Merger is more than $19.67 or less than $12.58, either party can elect to terminate the proposed transaction. For purposes of the foregoing calculations, "fair market value" of the CFC common stock is defined as the average of the closing prices as quoted on the Nasdaq National Market for the day in question and the immediately preceding 29 trading days.

         The priority of the Lowcountry shareholders with respect to the Cash Consideration will be as follows:

         (1) Lowcountry shareholders electing to receive all cash ("Cash Shareholders") will be paid in all cash to the extent of the aggregate Cash Consideration (as such aggregate Cash Consideration is subject to diminution by virtue of Lowcountry shareholders perfecting dissenters' rights as described below) or, if the Cash Consideration is over-subscribed, pro rata among the Cash Shareholders, with the balance of the Merger consideration payable to such Cash Shareholders being paid in the form of CFC common stock.

         (2) Any portion of the Cash Consideration remaining after payment of the Cash Shareholders shall be allocated pro rata to the Lowcountry shareholders electing to receive 50% cash and 50% stock ("Cash-Stock Shareholders") up to a maximum of 50% of the Merger consideration to be paid to the Cash-Stock Shareholders (with the balance of the Merger consideration owing to the Cash-Stock Shareholders being paid in the form of CFC common stock).


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



         (3) With respect to Lowcountry shareholders who elect all stock ("Stock Shareholders"), any portion of the Cash Consideration remaining after payment of all cash due the Cash Shareholders and the Cash-Stock Shareholders will be allocated pro rata among the Stock Shareholders, with the balance of the Merger consideration owing to the Stock Shareholders being paid in the form of CFC common stock.

         Carolina First Corporation shall be entitled to reduce the Cash Consideration by $14.75 for each share held by Lowcountry shareholders who perfect dissenters' rights. After determination of the Merger consideration payable to each Lowcountry shareholders as contemplated above, CFC may, at its sole election, elect to pay any Lowcountry shareholder who is only entitled to receive less than 10 shares of CFC common stock, cash equal to the fair market value of such shares, in lieu of such shares.

         The initial allocation of Cash Consideration and Stock Consideration will be made immediately following the close of business on the 15th business day after Closing based upon the elections received at that time. Thereafter, allocations will be made semi-monthly for six times based on elections received, after which time the remaining Cash Consideration and Stock Consideration will be allocated pro rata with respect to all shares of Lowcountry common stock for which no elections have been received.

         Consequently, depending upon the number of Lowcountry shareholders which elect each of the three options, the mix of the consideration actually paid to a particular shareholder may vary somewhat from the election selected by that shareholder. (For example, if a large number of Lowcountry shareholders elect all cash, then there may not be enough cash to fund the entire 50% cash portion of those shareholders who elected 50% cash-50% stock. Consequently, such shareholders would receive a greater proportion of their Merger consideration in the form of CFC common stock.)

         Cash will be paid to holders of Lowcountry common stock in lieu of any fractional share that would otherwise be issuable. The amount of such cash to be paid in lieu of fractional shares will be based on the fair market value of the CFC common stock on the last trading day immediately preceding the Effective Time. The "fair market value" of the CFC common stock means, with respect to a particular day in question, the average of the high and low sale prices as quoted on the Nasdaq National Market for that particular day and the immediately preceding 29 business days.

         The Merger Agreement provides that Carolina First Corporation and Lowcountry will each bear and pay their own costs and expenses incurred in connection with the transactions contemplated in the Merger Agreement, including fees of attorneys and accountants.

         The Merger will become effective at the Effective Time, which will be specified in the articles of merger to be filed with the South Carolina Secretary of State. At the Effective Time, by operation of law, Lowcountry shareholders will no longer be owners of Lowcountry common stock and (to the extent that they receive CFC common stock as consideration) will automatically become owners of CFC common stock. After the Effective Time, each outstanding certificate representing shares of Lowcountry common stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions by Lowcountry to which the former shareholders of Lowcountry common stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the consideration as provided in Merger Agreement.


Background of and Reasons for the Merger

         Since the passage of legislation in 1986 permitting bank holding companies in the Southeast to operate in more than one state, the banking industry in the Southeast has undergone a great deal of consolidation. This consolidation has resulted in the acquisition of substantially all of the large South Carolina banks by the larger out-of-state regional banking concerns. It was in this consolidating environment that both Carolina First Corporation and Lowcountry were created. Both institutions sought to target individuals and small to medium-sized businesses in South Carolina that were believed to be ignored by the larger regional banking concerns.

         Carolina First Corporation's objective is to become the leading South Carolina banking institution headquartered in the state. It believes that it can accomplish this goal by being a "super-community" bank which offers both the personalized service and "relationship" banking typically found in community banks, as well as the sophisticated banking products offered by the regional and super-regional institutions. Since its inception, it has pursued a strategy of growth both internally and through acquisitions. As a result of such strategy, Carolina First Corporation has engaged in numerous acquisitions of financial institutions, branch locations and other financial assets since 1990. To effect such strategy, Carolina First Corporation continually reviews potential acquisition candidates and markets.

         Over the years, the Lowcountry Board of Directors and/or its chief executive officer, have had informal discussions with various parties regarding possible acquisitions of Lowcountry. The Lowcountry Board of Directors has also monitored the merger activity of other financial institutions in South Carolina and the southeast. In the third quarter of 1994, Lowcountry had preliminary discussions with several financial institutions, including Carolina First Corporation, regarding the potential acquisition of Lowcountry. After these preliminary discussions, the Lowcountry Board of Directors determined that, based on the tentative terms that were discussed, it was not in the best interest of the Lowcountry shareholders to pursue a sale of the institution at that time. Nevertheless, Lowcountry continued to receive occasional expressions of interest by other financial institutions.

         In the fourth quarter of 1996, the Lowcountry Board of Directors retained T. Stephen Johnson & Associates ("Johnson & Associates"), a bank consulting firm in Atlanta, Georgia, to advise the Board with respect to strategic planning. As a part of that planning process, the Board reexamined the issue of remaining independent and decided to explore again the possibilities of being acquired by another institution. In November 1996, the Board retained Johnson & Associates to explore potential transactions. An informational memorandum regarding Lowcountry was prepared and provided to a number of financial institutions during December 1996. Lowcountry then solicited indications of interest, including contemplated acquisition terms, from these financial institutions. Based on responses to this solicitation, Lowcountry determined to engage in further discussions with Carolina First Corporation.

         After considering various relevant factors, including the amount and type of consideration to be paid (compared with the consideration proffered by other institutions), the post-merger prospects of the surviving entity, the level of services to be delivered post-merger, and the treatment of Lowcountry employees, the Board of Directors of Lowcountry determined that the Carolina First Corporation proposal could potentially result in the most favorable transaction from Lowcountry's point of view, from a monetary as well as a non-monetary perspective. These discussions between Lowcountry and Carolina First Corporation resulted in the execution of a letter of intent, which set forth the principal terms of this transaction. Following such letter of intent, Carolina First Corporation engaged in a preliminary due diligence review of Lowcountry in January 1997. The parties engaged in further negotiations during February and March 1997, which negotiations resulted in the execution of the definitive Merger Agreement on March 14, 1997, which had been approved in principle by the Lowcountry Board of Directors on February 18, 1997. A copy of the Merger Agreement is attached hereto as Exhibit A.

         The terms of the Merger Agreement, including the consideration to be paid to Lowcountry shareholders, were the result of arm's length negotiations between Carolina First Corporation and Lowcountry.

         Lowcountry Reasons. In reaching its determination that the Merger Agreement is fair to, and in the best interests of, Lowcountry and its shareholders, the Lowcountry Board of Directors consulted with its legal advisors, as well as with Lowcountry management and Johnson & Associates, and considered a number of factors, including the following:

             (i) Lowcountry's business, operations, earnings, managerial requirements and resources, prospects and financial condition;

             (ii) Carolina First Corporation's business, operations, earnings and financial condition, on both an historical and a prospective basis, the enhanced opportunities for operating efficiencies that could result from the Merger, the enhanced opportunities for growth in Lowcountry's market areas that the Merger would make possible, and the respective contributions the parties would bring to a combined institution;

             (iii) its belief that Carolina First Corporation will generally retain Lowcountry employees and make substantial contributions in the communities served by Lowcountry;

             (iv) the terms of the Merger Agreement, including that a portion of the Merger consideration was cash, that the Lowcountry shareholders could choose, within limits, the mixture of cash and stock each would receive and Johnson & Associates' assessment that, based on historical stock prices and the prevailing market price of the CFC common stock (approximately $15.00) during the week immediately preceding March 14, 1997 (the date of the signing of the Merger Agreement) and the conversion ratio of .9377, the consideration to be received by the Lowcountry shareholders was favorable to the Lowcountry shareholders;

             (v) Carolina First Corporation as an ongoing institution and its asset quality, reserve coverage, capital adequacy and profitability;

             (vi) the liquidity of the CFC common stock;

             (vii) alternatives to the Merger, including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling the bank, and remaining independent and growing through future acquisitions;

             (viii) possible affiliation partners for Lowcountry (other than Carolina First Corporation), the prospects of such other possible affiliation partners and the likelihood of any such affiliation;

             (ix) the expectation that the Merger (to the extent of stock consideration) will be a tax-free transaction to Lowcountry and its shareholders (see "--Certain Income Tax Consequences of the Merger");

             (x) the current and prospective economic environment, competitive constraints and regulatory burdens facing financial institutions, including Lowcountry; and

             (xi) the Lowcountry Board of Directors' appraisal of the benefits of the Merger to the employees of Lowcountry and the communities served by Lowcountry.

         The Lowcountry Board of Directors did not assign any specific or relative weight to the foregoing factors in their consideration.

         Subsequent to entering into the Merger Agreement and pursuant to the requirements of the Merger Agreement, Lowcountry obtained the financial opinion of Trident, dated April 25, 1997, to the effect that the consideration to be paid Lowcountry shareholders by Carolina First Corporation is fair, from a financial perspective, to the Lowcountry shareholders. A copy of this opinion is attached hereto as Exhibit C.

         After receiving the opinion of Trident, the Lowcountry Board of Directors met again, and after further considering the Merger and consulting with Trident, Lowcountry's Board of Directors reaffirmed its conclusion that the Merger and the Merger Agreement are in the best interests of Lowcountry and its shareholders and recommended that the Lowcountry shareholders vote for approval of the Merger Agreement.

         Carolina First Corporation Reasons. After consideration of relevant business, financial, and market factors, the Board of Directors of Carolina First Corporation believes that the Merger will provide it with a favorable means for strengthening its presence in the Charleston/Mt. Pleasant area. Carolina First Corporation's goal is to be the leading South Carolina-headquartered, state-wide financial institution, and having a strong market presence in Lowcountry's market areas is an important step in achieving this goal. Carolina First Corporation believes that acquiring an existing institution is a superior means of entry into a market, as compared to beginning operations de novo, primarily because of the acquisition of the established customer relationships. Carolina First Corporation believes that Lowcountry has valuable community relationships which it will be able to use to expand its banking operations in Lowcountry's market areas. Carolina First Corporation also believes that terms of the proposed Merger are fair from its point of view and from a financial perspective.


Opinion of Financial Advisor

         Lowcountry retained Trident to serve as its financial advisor and to render a fairness opinion in connection with the Merger. As part of its engagement, Trident performed a valuation analysis of Lowcountry in an acquisition context. On April 29, 1997, Trident delivered its valuation and due diligence report (the "Valuation and Due Diligence Report") to Lowcountry's Board of Directors. In its report Trident reviewed the terms of the Merger Agreement, provided market information with respect to thrift mergers and acquisitions, compared Carolina First Corporation's offer to its valuation of Lowcountry, and estimated the pro forma effect of the Merger. Trident further reported on its financial analysis and on-site due diligence examination of Carolina First Corporation. In addition, Trident rendered its written opinion to Lowcountry's Board of Directors to the effect that, as of that date, the consideration to be received by Lowcountry's stockholders pursuant to the Merger Agreement was fair from a financial point of view.

         Trident delivered its updated written opinion to Lowcountry's Board of Directors as of the date of this Proxy Statement/Prospectus stating that, as of such date, the consideration to be received by the stockholders of Lowcountry in the Merger is fair from a financial point of view. Trident has consented to the inclusion of such opinion and the related disclosure in this Proxy Statement/Prospectus.

         The consideration was determined pursuant to a competitive bidding process conducted by Lowcountry and its financial advisor, T. Stephen Johnson & Associates, and was approved by Lowcountry's Board of Directors. Trident did not advise Lowcountry during the bidding process.

         TRIDENT'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF LOWCOUNTRY AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY LOWCOUNTRY'S STOCKHOLDERS BASED ON CONDITIONS AS THEY EXISTED AND COULD BE EVALUATED AS OF THE DATE OF THE OPINION. TRIDENT'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY LOWCOUNTRY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING, NOR DOES TRIDENT'S OPINION ADDRESS THE UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER. THIS SUMMARY OF TRIDENT'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS EXHIBIT C. STOCKHOLDERS ARE URGED TO READ TRIDENT'S OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE AND MATTERS CONSIDERED AND THE LIMITS ON THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION.

         In connection with rendering its opinion, Trident reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) this Proxy Statement/Prospectus; (iii) certain publicly available information concerning Lowcountry, including its audited financial statements for each of the years in the three-year period ended September 30, 1996 and unaudited financial statements for the three months ended December 31, 1996; (iv) certain publicly available information concerning Carolina First Corporation, including its audited financial statements for each of the years in the three-year period ended December 31, 1996, and unaudited financial statements for the three months ended March 31, 1997; (v) certain other internal information, primarily financial in nature, concerning the business and operations of Lowcountry and Carolina First Corporation furnished to Trident by Lowcountry and Carolina First Corporation for purposes of Trident's analysis; (vi) certain information with respect to the limited trading market for Lowcountry common stock; (vii) certain information with respect to the pricing and trading of CFC common stock; (viii) certain publicly available information with respect to other companies that Trident believed to be comparable to Carolina First Corporation and the trading markets for such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of other transactions that Trident considered relevant to its inquiry. Trident also met with certain officers and employees of Lowcountry and Carolina First Corporation to discuss the foregoing, as well as other matters which it believed relevant to its inquiry.

         In its review and analysis, and in arriving at its opinion, Trident assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it, or that was publicly available, and did not attempt independently to verify any such information. Trident did not conduct a physical inspection of the properties or facilities of Lowcountry or Carolina First Corporation, nor did it make or obtain any independent valuations or appraisals of any of such properties or facilities.

         In conducting its analyses and arriving at its opinion, Trident considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial condition and results of operations of Lowcountry and Carolina First Corporation, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest expense, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for loan losses; (ii) the business prospects of Lowcountry and Carolina First Corporation; (iii) the economies in Lowcountry's and Carolina First Corporation's market areas; (iv) the historical and current market for Lowcountry common stock and CFC common stock and for the equity securities of certain other companies that Trident believed to be comparable to Lowcountry and Carolina First Corporation; and (v) the nature and terms of certain other acquisition transactions that Trident believed to be relevant. Trident also took into account its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, and its knowledge of securities valuation generally. Trident's opinion necessarily was based upon conditions in existence and subject to evaluation on the respective dates of its opinion. Trident's opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Lowcountry common stock in the Merger and does not address Lowcountry's underlying business decision to effect the Merger.

         The following is a brief summary of the Valuation and Due Diligence Report presented by Trident to the Lowcountry Board of Directors on April 29, 1997:

         Financial Analysis of Lowcountry. Trident examined Lowcountry's financial performance for the period September 30, 1993 through December 31, 1996 by analyzing the composition of its balance sheet, adjusting and normalizing its earnings, and calculating a variety of operating and financial ratios for Lowcountry.

         Peer Group Analysis. Trident evaluated Lowcountry's strengths and weaknesses by comparing its financial performance to that of the following groups of SAIF-insured, OTS-regulated thrift institutions: (i) all United States institutions; (ii) all institutions in the Southeast; (iii) all South Carolina institutions; (iv) all United States institutions with total assets between $50 million and $100 million; and (v) Southeast institutions with total assets between $50 million and $100 million (the "Aggregates"). This analysis compared a number of Lowcountry's historical financial ratios at December 31, 1996 to those of the Aggregates, including but not limited to: (i) the balance sheet composition as a percentage of total assets; (ii) the loan portfolio as a percentage of total assets; (iii) the investment portfolio as a percentage of total assets; and (iv) asset quality. Trident also compared Lowcountry's growth rates between December 31, 1993 and December 31, 1996, its yields on assets and costs of liabilities and its income and expense data for 1995 and 1996 to those of the Aggregates.

         Valuation of Lowcountry. Trident estimated the fair market value of Lowcountry in an acquisition context. In valuing Lowcountry, Trident considered three different approaches to value: the asset approach, the income approach and the market approach.

         The asset approach considers the market value of a company's assets and liabilities, as well as any intangible value the company may have. Trident estimated Lowcountry's net asset value by adjusting the carrying value of its assets and liabilities to reflect current market values (rather than liquidation values). In addition, the net asset value of Lowcountry was adjusted downward based on an estimate of transaction and other costs. Finally, Trident increased Lowcountry's net asset value for the proceeds and tax effect of exercising all outstanding options to purchase Lowcountry common stock. Based on the adjustments discussed above, Trident estimated Lowcountry's fully-diluted net asset value to be approximately $7.9 million or $7.21 per share. After determining Lowcountry's net asset value, Trident added an intangible premium to reflect the estimated value of its customer relationships. According to the asset approach, the total value of Lowcountry is the sum of its net asset value and its intangible value. Based on a branch purchase methodology and intangible ("core deposit") premiums observed in the market for thrift acquisitions, as well as Trident's knowledge of Lowcountry, Trident applied premiums equal to 7.5% and 13.5% of core deposits to Lowcountry's estimated fully-diluted net asset value. Using the asset approach, Trident established a reference range of $10.00 to $12.25 per share for Lowcountry common stock.

         Trident also used an income approach in its valuation of Lowcountry by capitalizing its previous twelve months earnings (adjusted to exclude non-recurring income and expense items) plus merger cost savings of 35% to 50% as a result of its assumed acquisition (the "Normalized Earnings"). The Normalized Earnings were capitalized at rates of 6% to 13%. The capitalization rates chosen were estimates of the required rates of return for holders or prospective holders of shares of financial institutions similar to Lowcountry, based on a number of factors including prevailing interest rates, the pricing ratios of publicly traded financial institutions, the financial condition and operating results of Lowcountry, as well as Trident's general knowledge of valuation, the securities markets, and acquisition values in other mergers of financial institutions. Trident adjusted the resulting values to reflect the exercise of stock options and certain merger-related expenses. Using the income approach, Trident established a reference range of $8.00 to $13.50 per share for Lowcountry common stock.

         In the market approach, Trident analyzed certain median pricing ratios (e.g., price to book value, price to tangible book value, price to reported earnings, price to assets, and the premium paid over tangible book value as a percentage of core deposits) resulting from selected completed thrift merger transactions, as well as recently announced pending transactions. In applying the market approach, Trident considered the pricing ratios for the following groups of thrift merger transactions: (i) all pending thrift merger transactions (42 transactions); (ii) all pending thrift mergers announced during the 90 days prior to April 14, 1997 (the date of the market data) (25 transactions); (iii) all pending thrift mergers involving Southeastern thrifts (5 transactions); (iv) all pending thrift mergers involving thrifts located in South Carolina, North Carolina and Georgia (4 transactions); (v) all pending thrift mergers in which the aggregate consideration was between $10 million and $25 million (5 transactions); (vi) all pending thrift mergers in which the target thrift had assets between $50 million and $100 million (5 transactions); (vii) all pending thrift mergers in which the target thrift had a return on assets of between 0.25% and 0.75% (20 transactions); (viii) all pending thrift mergers in which the target thrift had a return on equity of between 4% and 8% (13 transactions); and (ix) all pending thrift mergers in which the target thrift had a tangible equity ratio of between 6% and 10% of assets (19 transactions). Trident also considered the pricing ratios for six pending or completed thrift merger transactions in which the target thrift was of similar size and capital structure as Lowcountry, and in which the target thrift had similar profitability and asset quality. Trident then compared a number of financial ratios for Lowcountry to those of the target thrift institutions. Based on Lowcountry's financial condition and results of operations, as well as other factors relative to the groups of thrift mergers noted above, Trident chose ranges of pricing ratios to apply to Lowcountry. Trident chose price to book value ratios of 160% to 190%, resulting in per share values of $11.00 to $13.00; price to tangible book value ratios of 160% to 190%, resulting in per share values of $11.00 to $13.00; price to earnings multiples of 25 to 32 times earnings, resulting in per share values of $8.75 to $11.00; price to assets ratios of 12% to 18%, resulting in per share values of $10.00 to $15.00; and premiums over tangible book value as a percentage of core deposits of 7% to 10%, resulting in per share values of $10.00 to $11.50. Based on these derived ranges of value, Trident established a reference range of $10.00 to $13.00 per share using the market approach.

         Trident then reviewed the results from the three approaches, and after consideration of all relevant facts, reconciled the acquisition values generated by each approach and determined a final range of $11.00 to $13.00 per share for the acquisition value of Lowcountry. Trident did not apply specific weights to the three individual approaches, but rather applied its judgment and experience in determining the final range of value for Lowcountry. On April 23, 1997, the Merger Consideration ($14.69 per share of Lowcountry common stock) was in excess of Trident's valuation range for Lowcountry.

         Summary of Proposed Transaction. Trident presented a summary of the financial terms of the Merger. Trident also compared the pricing ratios for the Merger with the median pricing ratios for selected groups of pending thrift mergers and acquisitions.

         Review of Due Diligence Examination of Carolina First Corporation. Trident presented a summary of its on-site due diligence examination of Carolina First Corporation. Carolina First Corporation's historical balance sheets and income statements were presented, along with a variety of financial ratios that analyzed Carolina First Corporation's financial condition and operating results through March 31, 1997. Trident discussed Carolina First Corporation's current operating strategy, strengths and weaknesses, peer group comparisons, profitability, dividends, financial condition, loan portfolio composition, asset quality, loan loss reserve coverage, stock price, growth, previous mergers and acquisitions, recent regulatory examinations, recent analysts' reports, and other issues. Trident reported that during its investigation, no conditions were discovered that would prevent it from rendering its fairness opinion to Lowcountry's Board of Directors. As discussed above, Trident relied, without independent verification, upon the accuracy and completeness of all of the financial and other information provided by Carolina First Corporation.

         Carolina First Corporation's Stock Pricing. Trident examined the trading of activity of CFC common stock between April 23, 1996 and April 23, 1997, and compared its performance to the S&P 500 index and to an index of all actively-traded commercial banks published by SNL Securities, LP. Trident also compared Carolina First Corporation and the pricing of its common stock to median pricing ratios for nine actively-traded commercial banks with financial characteristics similar to Carolina First Corporation, other actively-traded Southeast and South Carolina commercial banks, actively-traded commercial banks with assets between $1 billion and $2 billion and all actively-traded commercial banks as of April 23, 1997. At that date, CFC common stock was generally trading at comparable book value measures to peers and an above-average reported earnings multiple. These pricing levels reflected its capital level and profitability during the last twelve months. However, after adjusting earnings to exclude non-recurring income, CFC common stock was trading at earnings multiples above peers. However, Carolina First Corporation possesses some unique opportunities due to its off-balance sheet investments which are reflected in the stock price.

         The summaries of Trident's Valuation and Due Diligence Report and opinion set forth above reflect all the material analysis, factors and assumptions considered by Trident and the material valuation methodologies used by Trident in arriving at its opinion as to fairness described above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Trident believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all of the analyses, or all of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in Trident's reports and its opinion. Therefore, the ranges of valuations resulting from any single analysis described above should not be taken to be Trident's view of the actual value of Lowcountry or the combined company. In performing its analyses, Trident made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Lowcountry or Carolina First Corporation. The results of the specific analyses performed by Trident may differ from Lowcountry's actual values or actual future results as a result of changing economic conditions, changes in company strategy and policies, as well as a number of other factors. Such individual analyses were prepared to provide valuation guidance solely as part of Trident's overall valuation analysis and the determination of the fairness of the consideration to be received by Lowcountry's stockholders, and were provided to Lowcountry's Board of Directors in connection with the delivery of Trident's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

         Trident, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, and valuations for corporate and other purposes. Trident has extensive experience with the valuation of financial institutions. Lowcountry's Board of Directors selected Trident to provide assistance in evaluating the Merger proposal and to render a fairness opinion because Lowcountry was familiar with Trident, and because Trident is a nationally recognized investment banking firm, specializing in financial institutions, with substantial experience in transactions similar to the Merger. Trident is not affiliated with either Lowcountry or Carolina First Corporation.

         For its services, Lowcountry paid Trident a retainer of $7,500, a fee of $7,500 upon delivery of its Valuation and Due Diligence Report and initial fairness opinion. Lowcountry is obligated to pay Trident an additional $10,000 upon consummation of the Merger. Lowcountry has also agreed to reimburse Trident for its reasonable out-of-pocket expenses and to indemnify Trident against certain liabilities, including certain liabilities under federal securities laws.


Exchange of Lowcountry Stock Certificates

         As soon as practicable after the Effective Time, Lowcountry shareholders will be sent transmittal forms for use in making their elections with respect to the Merger consideration.

         LOWCOUNTRY SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL FORMS.

         After the surrender of Lowcountry stock certificates by a Lowcountry shareholder, Reliance Trust Company, as transfer agent for Carolina First Corporation (the "Agent"), will deliver cash and/or CFC common stock certificates to such shareholder representing the aggregate consideration to which such shareholder is entitled under the Merger

Agreement. No fractional shares will be issued. In lieu of issuing fractional shares, Carolina First Corporation will pay cash based upon the fair market value of the CFC common stock (as defined in the Plan of Merger attached to the Merger Agreement). Merger consideration distributable to the former shareholders of Lowcountry shall not be delivered to any shareholder except upon surrender by such shareholder of the certificate or certificates for shares of Lowcountry common stock with respect to which such consideration is payable, or upon appropriate arrangements with respect to missing certificates, which may include the furnishing of a satisfactory indemnity bond. Any cash consideration, and any dividends or other distributions payable with respect to CFC common stock issuable with respect to certificates which have not been delivered, will be remitted by Carolina First Corporation to the Agent and held by the Agent until the expiration of one year after the Effective Time. During such one year period, upon the subsequent delivery by Lowcountry shareholders of certificates or the making of appropriate arrangements with respect to missing certificates, such cash consideration, dividends or other distributions shall be paid by the Agent to the former Lowcountry shareholders, without any interest thereon. After the expiration of such one-year period, any remaining funds deposited by Carolina First Corporation with the Agent shall be returned to Carolina
First Corporation and any former Lowcountry shareholder entitled thereto shall look only to Carolina First Corporation for payment.

         Because the initial allocation of the Merger consideration will be made at the close of business on the 15th business day following Closing, Lowcountry shareholders should return their Lowcountry certificates and election with respect to payment prior to that time. Allocations and payments will be made semi-monthly thereafter for three months, after which time, the remaining Cash Consideration and Stock Consideration will be allocated pro rata with respect to all Lowcountry shares for which elections have not been received.


Conditions to Consummation of the Merger

         The respective obligations of Carolina First Corporation, Carolina First Bank and Lowcountry to consummate the Merger are subject to the satisfaction of certain conditions, including, without limitation, the taking of all necessary corporate action with respect to the Merger Agreement, including the approval of the Merger Agreement by the shareholders of Lowcountry; the continuing effectiveness of the registration statement under the Securities Act and applicable state securities or "Blue Sky" laws or exemptions to those laws; the receipt of all necessary regulatory approvals for the Merger and expiration of all notice periods and waiting periods required after the granting of any such approvals; the receipt of an opinion from Wyche, Burgess, Freeman & Parham, P.A., in form and substance reasonably satisfactory to Lowcountry, substantially to the effect that the Merger will, upon compliance with reasonable conditions, qualify as a tax free reorganization under Section 368(a)(2)(D) of the Code and the receipt by Lowcountry of an acceptable fairness opinion from a reputable investment banking firm; the absence of any order, writ decree or injunction of a judicial authority or agency which enjoins or prohibits consummation of the transactions contemplated by the Merger Agreement; the receipt of all permits, consents or other authorizations necessary to the consummation of the Merger; the accuracy of the representations and warranties set forth in the Merger Agreement in all material respects as of the Effective Time as though made on and as of such date; the performance by Lowcountry and Carolina First Corporation in all material respects of all material obligations and compliance with all material covenants required by the Merger Agreement; the resignation of
L. Wayne Pearson as an officer of Lowcountry and the receipt by Carolina First Corporation and Lowcountry of a release from Mr. Pearson with respect to his employment at Lowcountry; and the receipt of certain opinions of counsel and certificates from officers of Carolina First Corporation and Lowcountry.

         Consummation of the Merger also is subject to the conditions that, from the date of the Merger Agreement through the Effective Time, the business of Lowcountry shall have been conducted in the usual and customary manner, and neither Carolina First Corporation nor Lowcountry shall have suffered a material casualty or a material adverse change in their business or financial condition.

        Carolina First Corporation and Lowcountry may waive certain of the conditions imposed with respect to their respective obligations to consummate the Merger.

Termination

         The Merger Agreement may be terminated at any time on or prior to the closing date by the mutual consent in writing of the parties. Either party may elect to terminate the Merger Agreement prior to the closing date (i) if a permanent injunction or other order shall have been issued by any state or federal court, or governmental or regulatory body preventing consummation of the transactions contemplated by the Merger Agreement; (ii) if the other party has failed to comply with the agreements or fulfill the conditions contained in the Merger Agreement if such failure of compliance or fulfillment is material to the consolidated businesses of either Carolina First Corporation or Lowcountry and the breaching party has been given notice of the failure to comply and a reasonable time to cure; (iii) if the Closing has not occurred by September 30, 1997; or (iv) if the fair market value of the CFC common stock two business days prior to the Closing Date is less than $12.58 per share or greater than $19.67 per share. The "fair market value" of the CFC common stock means, with respect to a particular day in question, the average of the high and low sale prices as quoted on the Nasdaq National Market for that particular day and the immediately preceding 29 business days.


Amendment

         The Merger Agreement may be amended or supplemented in writing by mutual agreement of Carolina First Corporation, Carolina First Bank and Lowcountry.


Conduct of Lowcountry's and Carolina First Corporation's Business Prior to the Effective Time

         Under the terms of the Merger Agreement, Lowcountry has agreed with respect to the conduct of its business pending closing, among other things: (a) to carry on its business only in the ordinary course; (b) not to amend its Articles of Incorporation or Bylaws; (c) except for the issuance of capital stock reflected in the Merger Agreement and other limited exceptions, not to issue or acquire any shares of its capital stock of any class or any securities convertible into its capital stock or declare or pay any dividends or distributions, or make any change in its capital structure; (d) to promptly advise Carolina First Corporation of any material adverse change in the business of Lowcountry; (e) not to breach the Merger Agreement or cause any of the representations of Lowcountry contained in the Merger Agreement to become untrue; (f) not to incur any indebtedness other than in the ordinary course of business; (g) except for Merger-related expenses and current contractual obligations, not to incur any expense in excess of $25,000; (h) not to grant any executive officers any increase in compensation (except in the ordinary course of business) or enter into any employment agreement; and (i) not to engage in acquisitions, mergers or other reorganizations.

         Under the terms of the Merger Agreement, Carolina First Corporation has agreed, with respect to the conduct of its business pending closing, among other things: (i) to carry on its business in substantially the same manner as heretofore conducted; (ii) not to amend its Articles of Incorporation or Bylaws in any manner that will adversely affect the Lowcountry shareholders in any material respect; (iii) to promptly advise Lowcountry of any material adverse change in its business; and (iv) not to take any action that would be contrary to or breach any of the terms or provisions of the Merger Agreement, or which would cause Carolina First Corporation's representations in the Merger Agreement to become untrue in any material respect.


Required Regulatory Approvals

         The Merger is subject to certain regulatory approvals as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to the particular statutes and regulations promulgated under such statutes.

         The Merger of Lowcountry with Carolina First Bank is subject to approval of the FDIC pursuant to the Bank Merger Act (12 U.S.C. 1828 et seq.). The Bank Merger Act requires that the FDIC take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Further, the FDIC may not approve the Merger if it would result in a monopoly or if it would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business
                                       25
of banking in any part of the United States, or if the effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if the Merger would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transactions in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institutions under the Community Reinvestment Act of 1977 ("CRA") in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions. Applicable regulations also require publication of notice of the application for approval of the Merger and provide an opportunity for the public to comment on the application in writing and to request a hearing. Subject to certain exceptions, the Bank Merger Act provides that no bank merger may be consummated until the 15th day after approval, during which time the United States Department of Justice (the "DOJ") may challenge the merger on antitrust grounds. Carolina First Corporation has submitted an application to the FDIC for approval to consummate the Merger.

         The Merger also is subject to approval by the State Board under Section 34-24-30 of the South Carolina Bank Holding Company Act ("SCBHCA"). Under
Section 34-24-50 of the SCBHCA, the State Board may approve the Merger only after determining that the Merger would not create anticompetitive or monopolistic effects on the South Carolina banking business. The State Board also must take into consideration the financial and managerial resources and future prospects of the companies and banks involved as well as the convenience and needs of the communities to be served. In making its determination, the State Board will wait until after the FDIC makes its determination and will deny the application only if the State Board finds that the FDIC's determination is not supported by evidence that is substantial when viewed in light of the whole record considered by the FDIC. Carolina First Corporation has submitted an application to the State Board for approval to consummate the Merger.

         Carolina First Corporation and Lowcountry are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, could be obtained or would not delay consummation of the Merger.


Operations After the Merger

         After consummation of the Merger, the former Lowcountry banking locations will be operated as branch locations of Carolina First Bank and such locations are expected to conduct their business in substantially the same manner as prior to the Merger. It is expected that most of the Lowcountry officers and employees will continue as officers and employees of Carolina First Bank in an at-will employment capacity. L. Wayne Pearson will not continue as an employee of Carolina First Bank. In connection with the Merger, Carolina First Corporation will pay all amounts owed to Mr. Pearson under his existing employment contract with Lowcountry, which amounts become payable as a result of the Merger. See "--Interests of Certain Persons in the Merger." Other Lowcountry officers and employees will continue at approximately their current levels of compensation and will be eligible for benefits available to other similarly situated officers and employees of Carolina First Bank. The former Lowcountry directors will constitute an Advisory Board for Carolina First Bank. After consummation of the Merger, it is anticipated that Carolina First Bank will continue to conduct its business in substantially the same manner in which it is now conducted.


Interests of Certain Persons in the Merger

         All directors of Lowcountry own options to purchase Lowcountry common stock granted in consideration of their service on the Lowcountry Board of Directors. At the Effective Time, such options to purchase Lowcountry common stock will be converted into the right to purchase CFC common stock at an equivalent price based on the Exchange Ratio. The expiration date of such options will be extended to 10 years from the Closing Date.

         L. Wayne Pearson, the chief executive officer of Lowcountry, has an employment contract with Lowcountry which provides for certain payments, among other things, in connection with the termination of his employment other than for cause. Carolina First Corporation expects to pay Mr. Pearson approximately $411,000 at closing in connection with his termination of employment.

Accounting Treatment

         Carolina First Corporation expects to account for the acquisition of Lowcountry as a "purchase" under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Lowcountry will be adjusted to their estimated market values and combined with the assets and liabilities of Carolina First Bank. Shareholders' equity and cash will be adjusted to reflect common stock and cash issued for the purchase price. The excess of the purchase price over the estimated market value of the net assets acquired will be recorded as intangible assets, which will be amortized over 10 to 25 years using the accelerated and straight-line methods. Prior period statements will not be restated.


Certain Federal Income Tax Consequences

         The following is a summary of certain material federal income tax consequences of the Merger, including certain consequences to holders of the Lowcountry common stock who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all tax consequences that may be relevant to Lowcountry shareholders subject to special federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons), or to Lowcountry shareholders who acquired their shares of Lowcountry's common stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of state, local and other tax laws. The summary does not address the state, local or foreign tax consequences of the Merger, if any.

         Pursuant to the terms of the Merger Agreement, Lowcountry will receive the opinion of Wyche, Burgess, Freeman & Parham, P.A., dated as of the Effective Time, to the effect that based upon the Code and regulations thereunder and rulings issued by the IRS in transactions similar to those contemplated by the Merger Agreement and assuming the Merger occurs in accordance with the Merger Agreement and conditioned on the accuracy of certain representations made by Lowcountry and Carolina First Corporation, for federal income tax purposes:

         1. The Merger will qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986 provided that substantially all of the assets of Lowcountry are acquired in such a Merger.

         2. No gain or loss will be recognized either to Carolina First Corporation or Lowcountry as a result of the Merger.

         3. No gain or loss will be recognized to the shareholders of Lowcountry upon their receipt of shares of CFC common stock in the Merger (disregarding for this purpose any cash received for whole or fractional shares or otherwise in connection with the Merger).

         4. The receipt of cash by Lowcountry shareholders in the Merger in exchange for all or a portion of their stock in Lowcountry will be treated as a distribution in exchange for all or a portion of such shareholders' stock. Gain or loss will be recognized measured by the difference between the amount of cash received and the basis of the Lowcountry stock surrendered therefor. A Lowcountry shareholder who receives both cash and CFC common stock in exchange for his Lowcountry common stock in the Merger will be required to allocate his basis in his Lowcountry common stock between the cash received and CFC common stock received in proportion to their relative values.

         5. The tax basis of the CFC common stock so received by Lowcountry shareholder in connection with the Merger will be the same as the basis in the Lowcountry common stock surrendered in exchange for such CFC common stock as set forth above. A Lowcountry shareholder who receives both cash and CFC common stock in exchange for his Lowcountry common stock in the Merger will be required to allocate his basis in his Lowcountry common stock between the cash received and CFC common stock received in proportion to their relative values.

         6. The holding period of the CFC common stock received by a Lowcountry shareholder will include the holding period of the shares of Lowcountry surrendered therefor provided that the Lowcountry shares are capital assets in the hand of the shareholder at the time of the Merger.

         Cash Received by Holders of Lowcountry Common Stock. A shareholder of Lowcountry who receives a portion of his Merger consideration in the form of cash will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of
Section 302 of the Code, including the attribution rules of Section 318 of the Code. In general, if the shares of Lowcountry common stock are held by the holder as a capital asset at the Effective Time, such holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares.

         Cash Received by Holders of Lowcountry Common Stock Who Dissent. A shareholder of Lowcountry who perfects his dissenter's rights under South Carolina law and who receives payment of the value of his shares of Lowcountry common stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of
Section 302 of the Code, including the attribution rules of Section 318 of the Code. In general, if the shares of Lowcountry common stock are held by the holder as a capital asset at the Effective Time, such holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares. Each holder of Lowcountry common stock who contemplates exercising his dissenter's rights should consult his own tax advisor as to the possibility that any payment to him will be treated as dividend income.

         Fractional Share Interests. A Lowcountry shareholder who receives cash in lieu of a fractional share interest in CFC common stock will be treated as having received the cash in redemption of the fractional share interest. The receipt of cash in lieu of a fractional share interest should generally result in capital gain or loss to the holder equal to the difference between the amount of cash received and the portion of the holder's federal income tax basis in the Lowcountry common stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period for the CFC common stock received, determined as set forth above, is longer than one year.

         THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE CODE (AND AUTHORITIES THEREUNDER) AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATIONS, AS WELL AS CONSEQUENCES UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.


Restrictions on Resales by Affiliates

         The issuance of the CFC Shares has been registered under the Securities Act. Accordingly, resales of the CFC Shares by non-affiliates of Lowcountry will not require registration. However, under existing law, any person who is an "affiliate" of Lowcountry (as defined below) at the time the proposed exchange is submitted to a vote of the Lowcountry shareholders who wishes to sell CFC Shares will be required to either (a) register the sale of the CFC Shares under the Securities Act, (b) sell in compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances), or (c) utilize an exemption (if any) from registration. Rule 145(d) requires that persons deemed to be Lowcountry affiliates resell their CFC Shares pursuant to certain of the requirements of Rule 144 under the Securities Act if such CFC Shares are sold within one year after receipt thereof. After one year, if such person is not an affiliate of Carolina First Corporation and Carolina First Corporation is current in the filing of its periodic securities law filings, a former Lowcountry affiliate may freely sell the CFC Shares without limitation. After two years from the issuance of the CFC Shares, if such person is not a Carolina First Corporation affiliate at the time of sale or for at least three months prior to such sale, such person may freely sell such CFC Shares without limitation, regardless of the status of Carolina First Corporation's periodic securities law filings. Lowcountry has agreed that it will use its best efforts to cause affiliates of Lowcountry to agree in writing that they will not sell the CFC common stock to be received by them except as provided above. Stop transfer instructions will be given by Carolina First Corporation to the Agent with respect to the CFC common stock to be received by persons subject to the restrictions described above, and the certificates for such stock may be appropriately legended. An "affiliate" of Lowcountry, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Lowcountry at the time of consummation of the Merger Agreement. In this context, an "affiliate" will generally include the following persons: directors or executive officers, and the holders of 10% or more of Lowcountry common stock (and any relative or spouse of any such person having the same home as such person and any trusts, estates, corporations, or other entities in which such persons have a 10% or greater beneficial or equity interest).


Rights of Dissenting Shareholders of Lowcountry

         The following discussion is merely a summary of rights of dissenting shareholders pursuant to South Carolina law and is qualified in its entirety by the provisions of Section 13-13-101 et seq. of the South Carolina Business Corporation Act of 1988, as amended (the "SCBCA"), a copy of which is included herewith as Exhibit B. Dissenting shareholders have only those rights provided by such law. Any shareholder wishing to exercise dissenters' rights is strongly advised to consult with an attorney.

         Any shareholder of Lowcountry entitled to vote on the Merger has the right to dissent from the Merger and receive payment of the fair value of his shares of Lowcountry common stock upon compliance with Sections 33-13-101 et seq. of the SCBCA. A shareholder may not dissent as to less than all of the shares that he beneficially owns, regardless of the number of accounts maintained for the benefit of such shareholder. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on his behalf must notify Lowcountry in writing of the names and addresses of the record holders of the shares, if known to him. Any Lowcountry shareholder intending to enforce this right may not vote in favor of the Merger and must file a written notice of intent to demand payment for his shares (the "Objection Notice") with the Corporate Secretary of Lowcountry either before the Special Meeting or before the vote is taken at the Special Meeting. The Objection Notice must state that the shareholder intends to demand payment for his shares of Lowcountry common stock if the Merger is effected. Although any Lowcountry shareholder who has filed an Objection Notice must not vote in favor of the Merger, a vote in favor of the Merger cast by the holder of a proxy appointment solicited by Lowcountry (whether pursuant to the instruction of the shareholder or otherwise) will not disqualify the shareholder from demanding payment for his shares under the SCBCA. A vote against approval of the Merger will not, in and of itself, constitute an Objection Notice satisfying the requirements of Section 33-13-210 of the SCBCA. If the Merger is approved by Lowcountry's shareholders at the Special Meeting, each shareholder who has filed an Objection Notice will be notified by Lowcountry of such approval within 10 days after the Special Meeting (the "Dissenters' Notice"). The Dissenters' Notice will (i) state where dissenting shareholders must (a) send the Payment Demand (as defined below) and
(b) deposit their Lowcountry common stock certificates (the "Certificates");
(ii) inform holders of uncertificated shares of Lowcountry common stock of the extent of any restrictions on the transferability of such shares; (iii) be accompanied by a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed Merger; (iv) set a date by which (x) Lowcountry must receive the Payment Demand, which may not be fewer that 30 or more than 60 days after the date the Dissenters' Notice is delivered and (y) the Certificates must be deposited as instructed in the Dissenters' Notice, which may not be earlier than 20 days after the date the Payment Demand is received by Lowcountry; and (v) be accompanied by a copy of Sections 33-13-101 through 33-13-310 of the SCBCA. Within the time prescribed in the Dissenters' Notice, a shareholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares of Lowcountry common stock before January 29, 1997 (the date of the first public announcement of the terms of the Merger) and deposit his Certificates in accordance with the terms of the Dissenter's Notice. Upon filing the Payment Demand and depositing the Certificates, the shareholder will retain all other rights of a shareholder until these rights are canceled or modified by consummation of the Merger. Failure to comply substantially with these procedures will cause the shareholder to lose his dissenters' rights to payment for the shares. Consequently, any Lowcountry shareholder who desires to exercise his rights to payment for his shares is urged to consult his legal advisor before attempting to exercise such rights.

         As soon as the Merger is consummated, or upon receipt of a Payment Demand, Carolina First Corporation shall, pursuant to Section 33-13-250 of the SCBCA, pay to each dissenting shareholder who has substantially complied with the requirements of Section 33-13-230 of the SCBCA, the amount that Carolina First Corporation estimates to be the fair value of the shares of Lowcountry common stock plus accrued interest. Section 33-13-250 of the SCBCA requires that payment to be accompanied by (i) certain of Lowcountry's financial statements,
(ii) a statement of Carolina First

Corporation's estimate of fair value of the shares and explanation of how Carolina First Corporation's estimate of fair value and the interest were calculated, (iii) notification of rights to demand additional payment, and (iv) a copy of Sections 33-13-101 through 33-13-310 of the SCBCA. As authorized by
Section 33-13-270, Carolina First Corporation intends to delay any payments with respect to any shares (the "After-acquired sales") held by a dissenting shareholder which were not held by such shareholder on January 29, 1997, the date of the first public announcement of the terms of the Merger, unless the beneficial ownership devolved upon him by operation of law from a person who was the beneficial owner on such date. Where payments are so withheld, Sections 33-13-270(b) and 33-13-280(a) of the SCBCA will require Carolina First Corporation, after the Merger, to send to the holder of the After-acquired shares an offer to pay the holder an amount equal to Carolina First Corporation's estimate of their fair value plus accrued interest, together with an explanation of the calculation of fair value and interest and a statement of the holder's right to demand additional payment under Section 33-13-280 of the SCBCA.

         If the Merger is not consummated within 60 days after the date set for demanding payment and depositing Certificates, Lowcountry, within the 60-day period, shall return the deposited Certificates and release the transfer restrictions imposed on the uncertificated shares. If, after returning deposited Certificates and releasing transfer restrictions, the Merger is consummated, Lowcountry must send a new Dissenters' Notice and repeat the payment demand procedure.

         If the dissenting shareholder believes that the amount paid by Carolina First Corporation pursuant to Section 33-13-250 of the SCBCA or offered under
Section 33-13-270 of the SCBCA is less than the fair value of his shares or that the interest due is calculated incorrectly, or if Carolina First Corporation fails to make payment or offer payment (or, if the Merger has not been consummated, Lowcountry does not return the deposited Certificates or release the transfer restrictions imposed on uncertificated shares), within 60 days after the date set in the Dissenters' Notice, then the dissenting shareholder may within 30 days after (i) Carolina First Corporation made or offered payment for the sales or failed to pay for the shares or (ii) Lowcountry failed to return deposited Certificates or release restrictions on uncertificated shares timely, notify Carolina First Corporation in writing of his own estimate of the fair market value of such shares (including interest due) and demand payment of such estimate (less any payment previously received). Failure to notify Carolina First Corporation in writing of any demand for additional payment within 30 days after Carolina First Corporation made payment for such shares will constitute a waiver of the right to demand additional payment.

         If Carolina First Corporation and the dissenting shareholder cannot agree on a fair price within 60 days after Lowcountry receives such a demand for additional payment, the statute provides that Carolina First Corporation will institute judicial proceedings in the South Carolina Court of Common Pleas in Charleston County (the "Court") to fix (i) the fair value of the shares immediately before consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable and (ii) the accrued interest. The "fair value" of the Lowcountry common stock could be more than, the same as, or less than that produced by the exchange ratio set by the Merger. Carolina First Corporation must make all dissenters whose demands for additional payment remain unsettled parties to the proceeding and all such parties must be served with a copy of the petition. The Court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The Court is required to issue a judgment for the amount, if any, by which the fair value of the shares, as determined by the Court, plus interest, exceeds the amount paid by Carolina First Corporation. If Carolina First Corporation does not institute such proceeding within such 60-day period, Carolina First Corporation shall pay each dissenting shareholder whose demand remains unsettled the respective amount demanded by each shareholder.

         The Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser but excluding fees and expenses of counsel and experts) against Carolina First Corporation, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable: (i) against Carolina First Corporation if the Court finds that Carolina First Corporation did not comply substantially with the relevant requirements of the SCBCA or (ii) against either Carolina First Corporation or any dissenting shareholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

The  foregoing  summary  of  the  applicable   provisions  of  Sections
33-13-101 through 33-13-310 of the SCBCA is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such sections, which are included as Exhibit B hereof.


Recommendation of Board of Directors

         The Board of Directors of Lowcountry has concluded that the Merger is in the best interests of Lowcountry and has authorized consummation thereof, subject to approval of the shareholders, receipt of all requisite regulatory approvals, and satisfaction of certain other conditions.

               PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION


         The unaudited Pro Forma Combined Condensed Balance Sheets are based on combining the historical consolidated balance sheet for Carolina First Corporation at March 31, 1997 with the balance sheet of Lowcountry at March 31, 1997, adjusting for the issuance of additional shares expected to be issued in the Merger. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION -- Recent Developments."

         The unaudited Pro Forma Combined Capitalization is based on combining the historical consolidated capitalization of Carolina First Corporation at March 31, 1997 with the capitalization of Lowcountry at March 31, 1997, adjusting for the issuance of additional shares expected to be issued in the Merger.

         The unaudited Pro Forma Combined Condensed Statement of Earnings combines the historical consolidated statements of income of Carolina First Corporation for the year ended December 31, 1996 with the statements of income of Lowcountry for the year ended September 30, 1996, and the historical consolidated statements of income of Carolina First Corporation for the three months ended March 31, 1997 with the statements of income of Lowcountry for the three months ended December 31, 1996.

         The Merger is expected to be accounted for under the purchase method of accounting, and pro forma data are derived in accordance with such method.

         Information set forth below should be read in conjunction with such historical and pro forma financial statements and the notes thereto. The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the period presented, nor is it necessarily indicative of future results.

                                   Unaudited Pro Forma Combined Condensed Balance Sheet
                                                                            Purchase
                                               March 31, 1997              Accounting       Pro Forma
                                              CFC         Lowcountry       Adjustments       Combined
                                          ---------      ----------       ---------        ----------
                                               (dollars in thousands, except share data and footnotes)
Assets:
    Cash and due from banks             $    78,920      $    1,002        $(5,232)(a)    $     74,690
    Investment securities                   261,376           2,740           (252)(b)         263,864
    Loans                                 1,198,332          71,827            709 (c)       1,270,868
      Less unearned income                  (14,889)           (440)            --             (15,329)
      Less allowance for loan losses        (12,039)           (359)            --             (12,398)
                                         ----------       ---------       ---------         ----------
      Net loans                           1,171,404          71,028            709           1,243,141
    Premises and equipment                   30,509           1,347            135 (d)          31,991
    Intangible assets                        16,014              --          7,359 (e)          23,373
    Other assets                             55,683           1,542           --                57,225
                                         ----------          ------       --------          ----------
        Total assets                     $1,613,906         $77,659         $2,719          $1,694,284
                                         ==========         =======         ======          ==========

Liabilities and Shareholders' equity:
    Liabilities
    Deposits
      Noninterest-bearing                $  210,350        $ 11,128       $     --          $  221,478
      Interest bearing                    1,046,655          52,623             --           1,099,278
                                          ---------          ------                          ---------
      Total deposits                      1,257,005          63,751             --           1,320,756
    Borrowed funds                          197,855           6,594             --             204,449
    Other liabilities                        53,707           1,067            777 (f)          55,962
                                                 --              --            411 (g)              --
                                        -----------       ---------            ---     ---------------
      Total liabilities                   1,508,567          71,412          1,188           1,581,167

Total shareholders' equity                  105,339           6,247          1,531 (h)         113,117
                                          ---------          ------          -----           ---------

Total liabilities and
    shareholders' equity                 $1,613,906         $77,659         $2,719          $1,694,284
                                         ==========         =======         ======          ==========



(a) To record the total cash price ($5,097,000), plus pay the 1% transaction fee ($135,000) payable to T. Stephen Johnson & Associates.
(b) To remove the carrying value of Carolina First Corporation's investment in Lowcountry.
(c)  To record the loans of Lowcountry at estimated market value.
(d)  To record the fixed assets of Lowcountry at estimated market value.
(e) To record the excess cost of acquisition over the estimated market value of the net assets acquired (goodwill of $6,159,000) and the core deposit premium ($1,200,000) associated with the merger.
(f) To adjust the deferred tax liabilities as a result of the purchase accounting adjustments using Carolina First Corporation's statutory tax rate of 38%.
(g)  To record the buyout of L. Wayne Pearson's employment contract.
(h) To give effect to the acquisition of Lowcountry, assuming the issuance of 486,090 shares of CFC common stock, based on an assumed market price of $16.00 per share of CFC common stock and an exchange ratio of 0.9377. The total value of CFC common stock exchanged would be $7,778,000.

                   Unaudited Pro Forma Combined Capitalization
                                At March 31, 1997


                                         March   31, 1997      Purchase
                                   ------------------------    Accounting      Pro Forma
                                     CFC       Lowcountry      Adjustments      Combined
                                                   (dollars in thousands)
Long-term debt:
    Subordinated notes............. $ 25,393   $     --     $     --           $ 25,393
    Mortgage debt..................    1,083         --           --              1,083
                                    --------                                   --------
       Total long-term debt........   26,476         --           --             26,476
                                    --------                                   --------
Shareholders' equity:
    Common stock...................   11,355       4,518       (4,032) (a)       11,841
    Surplus........................   84,721         347        6,945  (a)       92,013
    Retained earnings..............   10,337       1,382       (1,382) (a)       10,337
    Nonvested restricted stock and
      guarantee of ESOP debt.......     (697)         --           --              (697)
    Unrealized loss on securities
      available for sale...........     (377)         --           --              (377)
                                   ----------    -------     --------        -----------
      Total shareholders' equity...  105,339       6,247        1,531           113,117
                                    --------      ------       ------          --------
        Total capitalization....... $131,815      $6,247       $1,531          $139,593
                                    ========      ======       ======          ========

----------------------------------
(a) To reflect the effect of issuing 486,090 shares of CFC common stock based on an assumed market price of $16.00 per share of CFC common stock.

          Unaudited Pro Forma Combined Condensed Statement of Earnings

                                                    Twelve                Twelve
                                                 Months Ended          Months Ended         Purchase
                                             December 31, 1996      September 30, 1996     Accounting          Pro Forma
                                                       CFC              Lowcountry         Adjustments         Combined
                                                             (dollars in thousands, except share data)
Interest income                                       $116,872              $5,627           $ (347) (a)       $122,054
                                                                                                (98) (b)
Interest expense                                        59,802               3,327              218  (c)         63,347
                                                        ------               -----              ---              ------
       Net interest income                              57,070               2,300             (663)             58,707
Provision for loan losses                               10,263                  47               --              10,310
                                                        ------              ------           ------              ------
       Net interest income after
         provision for loan losses                      46,807               2,253             (663)             48,397
Noninterest income                                      21,341                 956               --              22,297
Noninterest expenses                                    51,675               2,833                4  (d)         54,763
                                                        ------               -----                               ------
                                                                                                251  (e)
                                                                                             ------
       Income before income taxes                       16,473                 376             (918)             15,931
Income taxes                                            5,999                  124             (253) (f)          5,870
                                                        -----                  ---             -----              -----
       Net income                                       10,474                 252             (665)             10,061
Dividends on preferred stock                                63                  --               --                  63
                                                        ----------        --------        ---------          ----------
       Net income applicable to
         common shareholders                            $10,411               $252            ($665)             $9,998
                                                        =======               ====            ======             ======
       Net income per common share
         Primary                                        $0.96                $0.30          $    --               $0.89
         Fully diluted                                   0.92                 0.29               --                0.85
       Average shares outstanding
         Primary                                        10,839,708         843,239               --          11,291,851
         Fully diluted                                  11,371,547         863,645               --          11,835,171

------------------------
(a) To reflect reduced earnings on investment securities for cash portion of purchase price at an assumed rate of 6.36%.

(b) To amortize the loan market-to-market adjustment over a period of seven years.

(c) To amortize the core deposit premium on a sum-of-the-year's digits method over 10 years.

(d) Increased depreciation expense arising from the mark-up of Lowcountry premises and equipment to an estimated market value.

(e) Amortization of excess cost over fair value of assets acquired (goodwill) of Lowcountry over a 25-year period using the straight-line method.

(f) To show impact of taxes at 38% tax rate.

          Unaudited Pro Forma Combined Condensed Statement of Earnings


                                                      Three               Three
                                                 Months Ended          Months Ended         Purchase
                                                March 31, 1997        December 31, 1996      Accounting       Pro Forma
                                                       CFC              Lowcountry          Adjustments       Combined
                                                             (dollars in thousands, except share data)

Interest income                                      $30,392                $1,591            $ (83) (a)       $ 31,875
                                                                                                (25) (b)
Interest expense                                      14,940                   849               55  (c)         15,844
                                                      ------                  ----              ---              ------
       Net interest income                            15,452                   742             (163)             16,031
Provision for loan losses                              2,952                    24               --               2,976
                                                       -----                  ----            -----              ------
       Net interest income after
         provision for loan losses                    12,500                   718             (163)             13,055
Noninterest income                                     3,092                   194              ---               3,286
Noninterest expenses                                  12,866                   689                1  (d)         13,618
                                                      ------                  ----                               ------
                                                                                                 62  (e)
                                                                                             ------
       Income before income taxes                      2,726                   223             (226)              2,723
Income taxes                                           1,009                    82              (62) (f)          1,029
                                                      ------                   ---            ------             ------
       Net income                                      1,717                   141             (164)              1,694
Dividends on preferred stock                              --                    --               --                  --
                                                  ----------              --------        ---------           ---------
       Net income applicable to
         common shareholders                         $ 1,717                  $141            $(164)             $1,694
                                                     =======                  ====            ======             ======
       Net income per common share
         Primary                                       $0.15                 $0.15           $   --               $0.14
         Fully diluted                                  0.15                  0.15               --                0.14
       Average shares outstanding
         Primary                                  11,443,468               958,641               --          11,960,539
         Fully diluted                            11,478,383               958,641               --          11,995,454

------------------------

(a) To reflect reduced earnings on investment securities for cash portion of purchase price at an assumed rate of 6.36%.

(b) To amortize the loan market-to-market adjustment over a period of seven years.

(c) To amortize the core deposit premium on a sum-of-the-year's digits method over 10 years.

(d) Increase depreciation expense arising from the mark-up of Lowcountry premises and equipment to an estimated market value.

(e) Amortization of excess cost over fair value of assets acquired (goodwill) of Lowcountry over a 25-year period using the straight-line method.

(f)    To show impact of taxes at 38% tax rate.

                  INFORMATION ABOUT CAROLINA FIRST CORPORATION

In General

       Carolina First Corporation. Carolina First Corporation is a bank holding company headquartered in Greenville, South Carolina which engages in a general banking business through its three operating subsidiaries: (1) Carolina First Bank, a South Carolina-chartered bank headquartered in Greenville, South Carolina, (2) Carolina First Mortgage Company, a mortgage loan origination and servicing company headquartered in Columbia, South Carolina, and (3) Blue Ridge Finance Company, Inc., an automobile finance company headquartered in Greenville, South Carolina. Through its subsidiaries, Carolina First Corporation provides a full range of banking services, including mortgage, trust and investment services, designed to meet substantially all of the financial needs of its customers. Carolina First Corporation, which commenced operations in December 1986, currently conducts business in 50 locations in South Carolina and is one of the largest independent South Carolina-headquartered financial institution. At March 31, 1997, it had total assets of approximately $1.6 billion, total loans of approximately $1.2 billion, total deposits of approximately $1.3 billion and approximately $105 million in shareholders' equity.

       Carolina First Corporation was formed principally in response to opportunities resulting from the takeovers of several South Carolina-based banks by large southeastern regional bank holding companies. A significant number of Carolina First Corporation's executive officers and management personnel were previously employed by certain of the larger South Carolina-based banks that were acquired by these southeastern regional institutions. Consequently, these officers and management personnel have significant customer relationships and commercial banking experience that have contributed to Carolina First Corporation's loan and deposit growth. Carolina First Corporation targets individuals and small- to medium-sized businesses in South Carolina that require a full range of quality banking services typically provided by larger regional banking concerns, but that prefer the personalized service afforded by a South Carolina-based institution.

       Carolina First Corporation's objective is to become the leading South Carolina-based banking institution headquartered in the state. It believes that it can accomplish this goal by being a "super-community" bank which offers both the personalized service and "relationship" banking typically found in community banks, as well as the sophisticated banking products offered by the regional and super-regional institutions. Carolina First Corporation currently serves four principal market areas: the Greenville metropolitan area and surrounding counties (located in the Upstate region of South Carolina); the Columbia metropolitan area and surrounding counties (located in the Midlands region of South Carolina); Georgetown and Horry counties (located in the northern Coastal region of South Carolina); and the Charleston metropolitan area (located in the central Coastal region of South Carolina). Carolina First Corporation's market areas are located in the four largest Metropolitan Statistical Areas of the state. Carolina First Corporation also has branch locations in other counties in South Carolina.

       Carolina First Corporation began its operations with the de novo opening of Carolina First Bank in Greenville and has pursued a strategy of growth through internal expansion and through the acquisition of branch locations and financial institutions in selected market areas. Its more significant acquisitions include the acquisition in August 1990 of First Federal Savings and Loan Association of Georgetown (subsequently renamed Carolina First Savings Bank, which was subsequently merged into Carolina First Bank on February 3,
1995) and the acquisition of 12 branch locations of Republic National Bank in March 1993, in which deposits of approximately $190 million were assumed. Approximately half of Carolina First Corporation's total deposits have been generated through acquisitions. Carolina First Corporation anticipates that it will continue to expand in the future and is frequently in discussions regarding possible acquisitions. See "--Recent Developments."

       Carolina First Corporation is a legal entity separate and distinct from its subsidiary bank and non-banking subsidiary. Accordingly, the right of Carolina First Corporation, and thus the right of Carolina First Corporation's creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Carolina First Corporation in its capacity as a creditor may be recognized. The principal source of Carolina First Corporation's revenues is dividends from its subsidiaries. See "--Certain Regulatory Matters" for a discussion of regulatory restrictions on the ability of certain subsidiaries to pay dividends to Carolina First Corporation.

       Carolina First Bank. Carolina First Bank is a South Carolina-chartered, non-member bank and a wholly-owned subsidiary of Carolina First Corporation. It currently engages in a general banking business through 47 locations, which are located throughout South Carolina. It began its operations in December 1986 and at March 31, 1997, had total assets of approximately $1.6 billion, total loans of approximately $1.2 billion and total deposits of approximately $1.3 billion. Its deposits are insured by the FDIC.

       Carolina First Mortgage Company. Carolina First Mortgage Company is a South Carolina corporation which principally originates and services one-to-four family mortgage loans through its six offices located in South Carolina. It is headquartered in Columbia, South Carolina. At March 31, 1997, Carolina First Mortgage Company was servicing or subservicing approximately 15,000 loans having an aggregate principal balance of approximately $1.3 billion.

       Blue Ridge Finance Company. On December 29, 1995, Carolina First Corporation acquired Blue Ridge, an automobile finance company headquartered in Greenville, South Carolina. Blue Ridge operates from one location and, at March 31, 1997, had approximately $15 million in total assets. Blue Ridge is engaged primarily in indirect automobile lending.


       Other Acquisitions. Carolina First Corporation continues to explore opportunities to acquire banks and other companies engaging in financial institutions-related activities. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. Carolina First Corporation's acquisition strategy is flexible in that it does not require
Carolina First Corporation to effect specific acquisitions so as to enter certain markets or to attain specified growth levels. Rather than being market driven or size motivated, Carolina First Corporation's acquisition strategy reflects its willingness to consider potential acquisitions wherever and whenever such opportunities arise based on the then-existing market conditions and other circumstances. Carolina First Corporation's acquisitions may be made by the exchange of stock, through cash purchases, or with other consideration. Other than as described above, Carolina First Corporation does not currently have any definitive understandings or agreements for any acquisitions material to Carolina First Corporation. However, Carolina First Corporation anticipates that it will continue to expand by acquisition in the future.


Market Prices of and Dividends Paid on CFC Common Stock

       The CFC common stock is, and the CFC Shares offered hereby will be, traded on the Nasdaq National Market. The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of CFC common stock as reported by the Nasdaq Stock Market and the cash dividends per share of the CFC common stock. The dividend and stock price information has been adjusted to reflect stock dividends.

                       Price Range of CFC Common Stock (1)

                                    High            Low        Dividends (1)
          1994
     First Quarter...............  $ 10.21        $ 9.08          $ 0.04
     Second Quarter..............    11.91          9.08            0.04
     Third Quarter...............    12.50         11.11            0.04
     Fourth Quarter..............    11.11         10.52            0.05

          1995
     First Quarter................  $ 12.10            $ 10.91     $ 0.05
     Second Quarter...............    12.10              10.12       0.05
     Third Quarter................    13.96              11.71       0.05
     Fourth Quarter...............    16.15              11.25       0.06

          1996
     First Quarter................  $ 20.52            $ 13.54     $ 0.06
     Second Quarter...............    19.58              13.96       0.06
     Third Quarter................    17.08              12.92       0.06
     Fourth Quarter...............    16.67              14.38       0.07

          1997
     First Quarter................  $ 18.00            $ 15.50     $ 0.07
     Second Quarter (through
          May 16, 1997)...........  $ 16.00            $ 15.25         (2)


(1) Share data have been restated to reflect stock dividends and the six-for-five stock split declared December 18, 1996.

(2) Dividends have historically been declared during the third month of the quarter.



       Carolina First Corporation intends to continue its present policy of paying quarterly cash dividends to its shareholders. However, the timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of Carolina First Corporation and its subsidiaries, applicable government regulations and other factors deemed relevant by Carolina First Corporation management. As described under "--Certain Regulatory Matters," various state and federal laws limit the ability of Carolina First Bank to pay dividends to Carolina First Corporation.


Risk Factors

       In  addition   to  the  other   information   contained   in  this  Proxy
Statement/Prospectus, the following factors should be considered carefully when evaluating Carolina First Corporation and the CFC common stock.

       Dependence on Senior Management. Carolina First Corporation is dependent upon the services of certain of the senior executive officers of Carolina First Corporation and its subsidiaries. The loss of the services of one or more of such individuals could have an adverse effect on Carolina First Corporation. No assurance can be given that replacements for any of these officers could be employed if their services were no longer available. Carolina First Corporation maintains key employee insurance on Mack I. Whittle, Jr., Carolina First Corporation's Chief Executive Officer.

       Growth Through Acquisitions. Carolina First Corporation has experienced significant growth in assets as a result of acquisitions. Moreover, Carolina First Corporation anticipates engaging in selected acquisitions of financial institutions and branch locations in the future. There are certain risks associated with Carolina First Corporation's acquisition strategy that could adversely impact net income. Such risks include, among others, incorrectly assessing the asset quality of a particular institution being acquired, encountering greater than anticipated costs of incorporating acquired businesses into Carolina First Corporation and being unable to profitably deploy funds acquired in an acquisition. Furthermore, there can be no assurance as to the extent that Carolina First Corporation can continue to grow through acquisitions. In the past, Carolina First Corporation has engaged in acquisitions accounted for by the purchase method of accounting. Acquisitions accounted for by the purchase method of accounting may lower the capital ratios of the entities involved. Consequently, in the event that Carolina First Corporation engages in significant acquisitions accounted for by the purchase method of accounting in the future, Carolina First Corporation may be required to raise additional capital in order to maintain capital levels required by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). In the future, Carolina First Corporation may issue capital stock in connection with additional acquisitions accounted for as a pooling of interests. Such acquisitions and related issuances of stock may have a dilutive effect on earnings per share and ownership.

       Anti-takeover Measures. Carolina First Corporation has certain anti-takeover measures in place. These include (i) a Shareholders' Rights Plan which, among other things, provides for the dilution of the CFC common stock holdings of certain shareholders who acquire 20% or more of the CFC common stock and attempt to acquire Carolina First Corporation without the consent of management, (ii) certain management contracts which provide for additional management compensation in the event that executive officers who are a party thereto are terminated after a change in control of Carolina First Corporation, and (iii) various charter provisions providing for, among other things, a "staggered" board of directors and supermajority voting requirements in connection with the removal of directors without cause and certain business combinations involving Carolina First Corporation. Any one or more of these measures may impede the takeover of Carolina First Corporation without the approval of Carolina First Corporation's Board of Directors. See "CAROLINA FIRST CORPORATION CAPITAL STOCK."


Incorporation of Certain Information By Reference

       The following documents are hereby incorporated by reference:

              Carolina First Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

              Carolina First Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

              the description of the CFC common stock which is contained in Carolina First Corporation's Form 8-A filed with the Securities and Exchange Commission on or about October 20, 1986, including any amendment or report filed for the purpose of updating such description.

       All documents filed by Carolina First Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the respective dates of filing of such documents.

       Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


Certain Regulatory Matters

General

       Carolina First Corporation and its subsidiaries are extensively regulated under federal and state law. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws may have a material effect on the business and prospects of Carolina First Corporation. The operations of Carolina First Corporation may be affected by possible legislative and regulatory changes and by the monetary policies of the United States.

       Carolina First Corporation. As a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), Carolina First Corporation is subject to regulation and supervision by the Federal Reserve. Under the BHCA, Carolina First Corporation's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. The BHCA prohibits Carolina First Corporation from acquiring direct or indirect control of more than 5% of any class of outstanding voting stock, or substantially all of the assets of any bank, or merging or consolidating with another bank holding company without prior approval of the Federal Reserve. The BHCA also prohibited Carolina First Corporation from acquiring control of any bank operating outside the State of South Carolina until September 29, 1995 unless such action was specifically authorized by the statutes of the state where the bank to be acquired was located. See " -- Certain Regulatory Matters -- Interstate Banking."

       Additionally, the BHCA prohibits Carolina First Corporation from engaging in or from acquiring ownership or control of more than 5% of the outstanding voting stock of any company engaged in a nonbanking business unless such business is determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be properly incident thereto. The BHCA generally does not place territorial restrictions on the activities of such nonbanking-related entities.

       Further, the Federal Deposit Insurance Act, as amended ("FDIA"), authorizes the merger or consolidation of any Bank Insurance Fund ("BIF") member with any Savings Association Insurance Fund ("SAIF") member, the assumption of any liability by any BIF member to pay any deposits of any SAIF member or vice versa, or the transfer of any assets of any BIF member to any SAIF member in consideration for the assumption of liabilities of such BIF member or vice versa, provided that certain conditions are met and, in the case of any acquiring, assuming or resulting depository institution which is a BIF member, that such institution continues to make payment of SAIF assessments on the portion of liabilities attributable to any acquired, assumed or merged SAIF-insured institution (or, in the case of any acquiring, assuming or resulting depository institution which is a SAIF member, that such institution continues to make payment of BIF assessments on the portion of liabilities attributable to any acquired, assumed or merged BIF-insured institution).

       There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by law and regulatory policy that are designed to minimize potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event the depository institution becomes in danger of defaulting or in default under its obligations to repay deposits. For example, under current federal law, to reduce the likelihood of receivership of an insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized, or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan. Under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The Federal Reserve also has the authority under the BHCA to require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal law grants federal bank regulatory authorities additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

       In addition, the "cross-guarantee" provisions of the FDIA require insured depository institutions under common control to reimburse the FDIC for any loss suffered by either the SAIF or the BIF as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF, or both. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

       Carolina First Corporation is subject to the obligations and restrictions described above. However, management currently does not expect that any of these provisions will have any material impact on its operations.

       As a bank holding company registered under the South Carolina Bank Holding Company Act, Carolina First Corporation also is subject to regulation by the State Board. Consequently, Carolina First Corporation must receive the approval of the State Board prior to engaging in the acquisitions of banking or nonbanking institutions or assets. Carolina First Corporation must also file with the State Board periodic reports with respect to its financial condition and operations, management, and intercompany relationships between Carolina First Corporation and its subsidiaries.

       Carolina First Bank. Carolina First Bank is an FDIC-insured, South Carolina-chartered banking corporation and is subject to various statutory requirements and rules and regulations promulgated and enforced primarily by the State Board and the FDIC. These statutes, rules and regulations relate to insurance of deposits, required reserves, allowable investments, loans, mergers, consolidations, issuance of securities, payment of dividends, establishment of branches and other aspects of the business of Carolina First Bank. The FDIC has broad authority to prohibit Carolina First Bank from engaging in what it determines to be unsafe or unsound banking practices. In addition, federal law imposes a number of restrictions on state-chartered, FDIC-insured banks and their subsidiaries. These restrictions range from prohibitions against engaging as a principal in certain activities to the requirement of prior notification of branch closings. Carolina First Bank also is subject to various other state and federal laws and regulations, including state usury laws, laws relating to fiduciaries, consumer credit and equal credit and fair credit reporting laws. Carolina First Bank is not a member of the Federal Reserve System.

       Dividends. The holders of CFC common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Carolina First Corporation is a legal entity separate and distinct from its subsidiaries and depends for its revenues on the payment of dividends from its subsidiaries. Current federal law would prohibit, except under certain circumstances and with prior regulatory approval, an insured depository institution, such as Carolina First Bank, from paying dividends or making any other capital distribution if, after making the payment or distribution, the institution would be considered "undercapitalized," as that term is defined in applicable regulations. In addition, as a South Carolina-chartered bank, Carolina First Bank is subject to legal limitations on the amount of dividends it is permitted to pay. In particular, Carolina First Bank must receive the approval of the South Carolina Commissioner of Banking prior to paying dividends to Carolina First Corporation.


Capital Adequacy

       Carolina First Corporation. The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. Under these guidelines, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier 1 capital," principally consisting of common stockholders' equity, noncumulative preferred stock, a limited amount of cumulative perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, less certain goodwill items. The remainder (Tier 2 capital) may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier 1 (leverage) capital ratio under which a bank holding company must maintain a minimum level of Tier 1 capital (as determined under applicable rules) to average total consolidated assets of at least 3% in the case of bank holding companies which have the highest regulatory examination ratios and are not contemplating significant growth or expansion. All other bank holding companies are required to maintain a ratio of at least 100 to 200 basis points above the stated minimum. At March 31, 1997, Carolina First Corporation was in compliance with both the risk-based capital guidelines and the minimum leverage capital ratio.

       Carolina First Bank. As a state-chartered, FDIC-insured institution which is not a member of the Federal Reserve System, Carolina First Bank is subject to capital requirements imposed by the FDIC. The FDIC requires state-chartered nonmember banks to comply with risk-based capital standards substantially similar to those required by the Federal Reserve, as described above. The FDIC also requires state-chartered nonmember banks to maintain a minimum leverage ratio similar to that adopted by the Federal Reserve. Under the FDIC's leverage capital requirement, state nonmember banks that (a) receive the highest rating during the examination process and (b) are not anticipating or experiencing any significant growth are required to maintain a minimum leverage ratio of 3% of Tier 1 capital to total assets; all other banks are required to maintain a minimum ratio of 100 to 200 basis points above the stated minimum, with an absolute minimum leverage ratio of not less than 4%. At March 31, 1997, Carolina First Corporation and Carolina First Bank were both in compliance with each of the applicable regulatory capital requirements.

       Pro Forma Regulatory Capital. The following tables sets forth Carolina First Bank's and Carolina First Corporation's regulatory capital position at March 31, 1997, on a historical basis as well as a pro forma basis assuming consummation of the merger. See "PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."


Carolina First Bank                                                  At March 31, 1997
                                                        ------------------------------------------------
                                                       Historical                   Pro Forma
                                                                 (dollars in thousands)

       Shareholders' Equity..........    $  123,183               7.74%   $ 136,193         8.12%
                                            =======                 ==     ========          ====
       REGULATORY CAPITAL
       Tier I risk-based:
               Actual................    $  109,822               8.85%   $ 115,473        8.90%
               Required*.............        49,609               4.00       51,913        4.00
                                            -------               --         -------       ----
               Excess................    $   60,213               4.85%   $  63,560        4.90%
                                             ------               --          ------       ----
       Total risk-based:
               Actual................    $  120,859               9.74%   $  126,869       9.78%
               Required*.............        99,218               8.00       103,826       8.00
                                            -------               --         -------       ----
               Excess................    $   21,641               1.74%   $  123,043       1.78%
                                             ------               --          ------       ----
       Leverage:
               Actual................    $  109,822               6.96%   $  115,473       6.97%
               Required*.............        63,101               4.00        66,231       4.00
                                            -------               --          -------       ----
               Excess................    $   46,721               2.96%   $   49,242       2.97%
                                             ------               --           ------      ----
       Total risk-based assets.......    $1,240,277                       $1,297,819
                                         ==========                        =========
               Total assets..........    $1,591,135                       $1,676,745
                                          =========                        =========

----------------------------------
       * For capital adequacy purposes.

Carolina First Corporation                   At March 31, 1997
                                   -----------------------------------------
                                     Historical                Pro Forma
Shareholders' Equity............   $  105,339      6.53%   $  113,117    6.68%
                                      =======      ====       =======    ====
REGULATORY CAPITAL
Tier I risk-based:
       Actual...................   $   89,204      7.07%   $   87,589    6.65%
       Required*................       50,439      4.00        52,701    4.00
                                      -------      ----        -------  ----
       Excess...................   $   38,765      3.07%   $    34,888   2.65%
                                       ------      ----         ------- ------
Total risk-based:
       Actual...................   $  126,636     10.04%   $   125,380   9.52%
       Required*................      100,878      8.00        105,403   8.00
                                      -------     -----       -------     ----
       Excess...................  $    25,758      2.04%   $    19,977   1.52%
                                       ------     -----     ----------    ----
Leverage:
       Actual...................  $    89,204      5.58%   $    87,589   5.24%
       Required*................       63,916      4.00         66,836   4.00
                                      -------      ----        -------   ----
       Excess...................  $    25,288      1.58%   $    20,753   1.24%
                                       ------      ----     -----------  ----
Total risk-based assets.........   $1,260,970              $ 1,317,532
                                    =========                =========
       Total assets.............   $1,613,906              $ 1,694,284
                                    =========                =========
---------------------------------
* For capital adequacy purposes.


Federal Deposit Insurance Corporation Improvement Act of 1991

       The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risk of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. The Federal Reserve, the FDIC and the OCC have issued a joint rule amending the capital standards to specify that the banking agencies will include in their evaluations of a bank's capital adequacy an assessment of the exposure to declines in the economic value of the bank's capital due to changes in interest rates. The agencies have also issued a joint policy statement that provides bankers guidance on sound practices for managing interest rate risk. The policy statement identifies the key elements of sound interest rate risk management and describes prudent principles and practices for each element, emphasizing the importance of adequate oversight by a bank's board of directors and senior management and of a comprehensive risk management process.

       As an FDIC-insured institution, Carolina First Bank is subject to insurance assessments imposed by the FDIC. Under current law, the insurance assessment to be paid by insured institutions shall be as specified in a schedule required to be issued by the FDIC that specifies, at semiannual intervals, target reserve ratios designed to maintain the FDIC insurance fund's reserve ratio at 1.25% of estimated insured deposits (or such higher ratio as the FDIC may determine in accordance with the statute) in 15 years. Further, the FDIC is authorized to impose one or more special assessments in any amount deemed necessary to enable repayment of amounts borrowed by the FDIC from the United States Department of the Treasury (the "Treasury Department").

       Effective December 11, 1996, the FDIC implemented a risk-based assessment schedule imposing assessments ranging from 0.00% to 0.27% of an institution's average assessment base. The actual assessment to be paid by each FDIC-insured institution is based on the institution's assessment risk classification. This classification is determined based on whether the institution is considered "well capitalized," "adequately capitalized" or "undercapitalized," as such terms have been defined in applicable federal regulations adopted to implement the prompt corrective action provisions of FDICIA (see "--Certain Regulatory Matters--Other Safety and Soundness Regulations"), and whether such institution is considered by its supervisory agency to be financially sound or to have supervisory concerns. The FDIC insurance assessment reduction applies only to BIF-insured deposits and does not include deposits insured by the Savings Association Insurance Fund ("SAIF").

       As a result of the assumption of SAIF-insured deposits in connection with various acquisitions, Carolina First Bank has deposits subject to SAIF insurance assessments imposed by the FDIC. On September 30, 1996, the President signed into law legislation requiring a special assessment to recapitalize the SAIF. This assessment was applied at a rate of 0.657% of SAIF-insured deposits as of March 31, 1995. Banks that have acquired "Oakar" deposits before March 31, 1995 were allowed a 20% reduction to the assessment base. The result for Carolina First Bank was a charge of $1.2 million pre-tax ($746,000 after-tax) based on approximately $223 million of SAIF deposits. The legislation also changed future annual assessment rates for both BIF-insured deposits and SAIF-insured deposits. For 1997 through 1999, the annual assessment rates will be 0.0129% for BIF-insured deposits and 0.0644% for SAIF-insured deposits.


Other Safety and Soundness Regulations

       Prompt Corrective Action. Current law provides the federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Under uniform regulations defining such capital levels issued by each of the federal banking agencies, a bank is considered "well capitalized" if it has (i) a total risk-based capital ratio of 10% or greater, (ii) a Tier 1 risk-based capital ratio of 6% or greater, (iii) a leverage ratio of 5% or greater, and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" bank is defined as one that has (i) a total risk-based capital ratio of 8% or greater, (ii) a Tier 1 risk-based capital ratio of 4% or greater, and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of a bank with a composite CAMEL rating of 1). A bank is considered (A) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier 1 risk-based capital ratio of less than 4%, or
(iii) a leverage ratio of less than 4% ( or 3% in the case of a bank with a composite CAMEL rating of 1); (B) "significantly undercapitalized" if the bank has (i) a total risk-based capital ratio of less than 6%, or (ii) a Tier 1 risk-based capital ratio of less than 3%, or (iii) a leverage ratio of less than 3%; and (C) "critically undercapitalized" if the bank has a ratio of tangible equity to total assets equal to or less than 2%. Carolina First Corporation and Carolina First Bank each currently meet the definition of well capitalized.

       Brokered Deposits. Current federal law also regulates the acceptance of brokered deposits by insured depository institutions to permit only a "well capitalized" depository institution to accept brokered deposits without prior regulatory approval. Under FDIC regulations, "well capitalized" insured depository institutions may accept brokered deposits without restriction, "adequately capitalized" insured depository institutions may accept brokered deposits with a waiver from the FDIC (subject to certain restrictions on payments of interest rates), while "undercapitalized" insured depository institutions may not accept brokered deposits. The regulations provide that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" are the same as the definitions adopted by the agencies to implement the prompt corrective action provisions of FDICIA (as described in the previous paragraph). Carolina First Corporation does not believe that these regulations will have a material adverse effect on its current operations.

       Other FDICIA Regulations. To facilitate the early identification of problems, FDICIA required the federal banking agencies to review and, under certain circumstances, prescribe more stringent accounting and reporting requirements than those required by generally accepted accounting principles. The FDIC has issued final regulations implementing those provisions. The rule, among other things, requires that management report on the institution's responsibility for preparing financial reporting and compliance with designated laws and regulations concerning safety and soundness, and that independent auditors attest to and report separately on assertions in management's reports concerning internal controls over financial reporting.

       FDICIA  required  each  of  the  federal  banking   agencies  to  develop
regulations addressing certain safety and soundness standards for insured depository institutions (such as Carolina First Bank) and depository institution holding companies (such as Carolina First Corporation), including operational and managerial standards, asset quality, earnings and stock valuation standards, as well as compensation standards (but not dollar levels of compensation). On September 23, 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 amended the 1991 Banking Law to authorize the agencies to establish safety and soundness standards by regulation or by guideline. Accordingly, the federal banking agencies have issued Interagency Guidelines Establishing Standards for Safety and Soundness, which set forth general operational and managerial standards in the areas of internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. The Guidelines also prohibit payment of excessive compensation as an unsafe and unsound practice. Compensation is defined as excessive if it is unreasonable or disproportionate to the services actually performed. Bank holding companies are not subject to the Guidelines. The Guidelines contemplate that each federal agency will determine compliance with these standards through the examination process, and if necessary to correct weaknesses, require an institution to file a written safety and soundness compliance plan.


Community Reinvestment Act

       Carolina First Bank is subject to the requirements of the Community Reinvestment Act ("CRA"). The CRA requires that financial institutions have an affirmative and ongoing obligation to meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's efforts in meeting community credit needs are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered in evaluating mergers, acquisitions and applications to open a branch or facility. Carolina First Bank received an "outstanding" rating in its most recent evaluation.

       The federal banking agencies, including the FDIC, have recently issued a joint rule that changes the method of evaluating an institution's CRA performance. The new rule evaluates institutions based on their actual performance (rather than efforts) in meeting community credit needs. Subject to certain exceptions, the FDIC assesses the CRA performance of a bank by applying lending, investment and service tests. The lending test evaluates a bank's record of helping to meet the credit needs of its assessment area through its lending activities by considering a bank's home mortgage, small business, small farm, community development, and consumer lending. The investment test evaluates a bank's record of helping to meet the credit needs of its assessment area through qualified investments that benefit its assessment area or a broader statewide or regional area that includes the bank's assessment area. The service test evaluates a bank's record of helping to meet the credit needs of its assessment area by analyzing both the availability and effectiveness of a bank's systems for delivering retail banking services and the extent and innovativeness of its community development services. The FDIC assigns a rating to a bank of "outstanding," "satisfactory," "needs to improve," or "substantial noncompliance" based on the bank's performance under the lending, investment and service tests. To evaluate compliance with the tests, subject to certain exceptions, banks will be required to collect and report to the FDIC extensive demographic and loan data.

       For banks with total assets of less than $250 million that are affiliates of a holding company with banking and thrift assets of less than $1 billion, the FDIC evaluates the bank's record of helping to meet the credit needs of its assessment area pursuant to the following criteria: (1) the bank's loan-to-deposit ratio, adjusted for seasonal variation and, as appropriate, other lending-related activities, such as loan originations for sale to the secondary markets, community development loans, or qualified investments; (2) the percentage of loans and, as appropriate, the other lending-related activities located in the bank's assessment area; (3) the bank's record of lending to and, as appropriate, engaging in other lending related activities for borrowers of different income levels and businesses and farms of different sizes; (4) the geographic distribution of the bank's loans; and (5) the bank's record of taking action, if warranted, in response to written complaints about its performance in helping to meet credit needs in its assessment area. Small banks may also elect to be assessed under the generally applicable standards of the rule, but to do so a small bank must collect and report extensive data.

       A bank may also submit a strategic plan to the FDIC and be evaluated on its performance under the plan.

Transactions Between Carolina First Corporation, Its Subsidiaries and Affiliates

       Carolina First Corporation's subsidiaries are subject to certain restrictions on extensions of credit to executive officers, directors, principal stockholders or any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons; and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. Aggregate limitations on extensions of credit also may apply. Carolina First Corporation's subsidiaries also are subject to certain lending limits and restrictions on overdrafts to such persons.

       Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to the bank holding company or its nonbank subsidiary, on investments in their securities and on the use of their securities as collateral for loans to any borrower. Such restrictions may limit Carolina First Corporation's ability to obtain funds from its bank subsidiary for its cash needs, including funds for acquisitions, interest and operating expenses. Certain of these restrictions are not applicable to transactions between a bank and a savings association owned by the same bank holding company, provided that every bank and savings association controlled by such bank holding company complies with all applicable capital requirements without relying on goodwill.

       In addition, under the BHCA and certain regulations of the Federal Reserve, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, a subsidiary may not generally require a customer to obtain other services from any other subsidiary or Carolina First Corporation, and may not require the customer to promise not to obtain other services from a competitor, as a condition to an extension of credit to the customer.


Interstate Banking

       In 1986, South Carolina adopted legislation which permitted banks and bank holding companies in certain southern states to acquire banks in South Carolina to the extent that such other states had reciprocal legislation which was applicable to South Carolina banks and bank holding companies. The legislation resulted in a number of South Carolina banks being acquired by large out-of-state bank holding companies.

       In July 1994, South Carolina enacted legislation which effectively provides that, after September 30, 1996, out-of-state bank holding companies (including bank holding companies in the Southern Region, as defined under the statute) may acquire other banks or bank holding companies having offices in South Carolina upon the approval of the South Carolina State Board of Financial Institutions and assuming compliance with certain other conditions, including that the effect of the transaction not lessen competition and that the laws of the state in which the out-of-state bank holding company filing the applications has its principal place of business permit South Carolina bank holding companies to acquire banks and bank holding companies in that state. Although such legislation may increase takeover activity in South Carolina, Carolina First Corporation does not believe that such legislation will have a material impact on its competitive position. However, no assurance of such fact may be given.

       In  1994,  Congress  enacted  the  Riegle-Neal   Interstate  Banking  and
Branching Efficiency Act of 1994 ("Riegle-Neal Act"), which increased the ability of bank holding companies and banks to operate across state lines. Under the Riegle-Neal Act, the existing restrictions on interstate acquisitions of banks by bank holding companies will be repealed one year following enactment, such that Carolina First Corporation and any other bank holding company located in South Carolina would be able to acquire a bank located in any other state, and a bank holding company located outside South Carolina could acquire any South Carolina-based bank, in either case subject to certain deposit percentage and other restrictions. The legislation also provides that, unless an individual state elects beforehand either (i) to accelerate the effective date or (ii) to prohibit out-of-state banks from operating interstate branches within its territory, on or after June 1, 1997, adequately capitalized and managed bank holding companies will be able to consolidate their multistate bank operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws. Carolina First Corporation believes that this legislation may result in increased takeover activity of South Carolina financial institutions by out-of-state financial institutions. However, Carolina First Corporation does not presently anticipate that such legislation will have a material impact on its operations or future plans.

       The General Assembly of the State of South Carolina has adopted legislation designed to implement the Riegle-Neal Act.


Other Regulations

       Interest and certain other charges collected or contracted for by Carolina First Bank and Carolina First Mortgage Company are subject to state usury laws and certain federal laws concerning interest rates. Carolina First Bank's and Carolina First Mortgage Company's loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers, CRA requiring financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low- and moderate-income borrowers, the Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves, the Equal Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit, the Fair Credit Reporting Act of 1978 governing the use and provision of information to credit reporting agencies, the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of Carolina First Bank also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic services.

                          INFORMATION ABOUT LOWCOUNTRY
General

        Lowcountry conducts a general savings association business under a state charter approved by the South Carolina State Board of Financial Institutions (the "State Board") and granted by the Secretary of State of South Carolina on August 25, 1987. Its business primarily consists of accepting savings deposits and originating first mortgage loans on single-family residential properties. Lowcountry conducts its activities from its main office located in Mt. Pleasant, South Carolina and four branches located in Moncks Corner, Isle of Palms, Summerville, and Charleston, South Carolina.

        Lowcountry seeks savings deposits and transaction accounts from households and businesses in its primary market area by offering a full range of savings accounts, retirement accounts (including Individual Retirement Accounts and Keogh plans), checking accounts, money market accounts, and time certificates of deposit. It also originates mortgage loans and, to a lesser extent, commercial and consumer loans, primarily on a secured basis, and makes other authorized investments. Mortgage loans are primarily made for resale in the secondary market and most are at variable rates. As of March 31, 1997, Lowcountry employed 38 persons.


Market Area and Competition

        Competition between commercial banks and thrift institutions (savings and loan associations) and credit unions has intensified significantly as a result of the elimination of many previous distinctions between the various types of financial institutions, and the expanded powers and increased activity of thrift institutions in areas of banking that previously had been the sole domain of commercial banks. Recent legislation, together with other regulatory changes by the primary regulators of the various financial institutions, has resulted in the elimination of many distinctions between a commercial bank and thrift institution. Consequently, competition among financial institutions of all types is virtually unlimited with respect to legal authority to provide most financial services.

         Lowcountry competes in the South Carolina Counties of Berkeley, Charleston, and Dorchester, for which the most recent market share data available is as of June 1996. At that time, in Berkeley County, 12 banks, savings and loans, credit unions, and savings banks with 16 branch locations competed for aggregate deposits of approximately $286 million. Lowcountry has one branch in Berkeley County, its Moncks Corner office, which had approximately $15 million in deposits, for a county-wide deposit market share of 5.31% and a market share rank of seventh out of the 12 competitors. In Charleston County, 24 banks, savings and loans, credit unions, and savings banks with 116 branch locations competed for aggregate deposits of approximately $3.4 billion. Lowcountry had two offices in Charleston County, its Mount Pleasant Office and its West Ashley Office, with approximately $42 million in deposits, for a county-wide deposit market share of 1.24% and a market share rank of fourteenth out of the 24 competitors. Since this data was compiled, Lowcountry has opened another office in Charleston County, its Isle of Palms Office, in December 1996. In Dorchester County, 12 banks, savings and loans, credit unions, and savings banks with 25 branch locations competed for aggregate deposits of approximately $443 million. Lowcountry had one office in Dorchester County, its Summerville Office, with approximately $7 million in deposits, for a county-wide deposit market share of 1.58%, and a market share rank of eleventh out of the 12 competitors.

        Savings associations generally compete with other financial institutions through the savings products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and personal concern with which services are offered. In the conduct of certain areas of its business, Lowcountry competes with commercial banks, credit unions, consumer finance companies, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation and restriction imposed upon Lowcountry. Many of these competitors have substantially greater resources and lending limits than Lowcountry and offer certain services, such as international banking services and trust services, that Lowcountry does not provide. Moreover, most of these competitors have more numerous branch offices located throughout their market areas, a competitive advantage that Lowcountry does not have to the same degree.

        The savings and loan industry is significantly affected by prevailing economic conditions as well as by government policies and regulations concerning, among other things, monetary and fiscal affairs, the housing industry and financial institutions. Deposits at savings institutions are influenced by a number of economic factors, including interest rates, competing instruments, levels of personal income and savings, and the extent to which interest on retirement savings accounts is tax deferred. Lending activities are also influenced by a number of economic factors, including demand for and supply of housing, conditions in the construction industry, and availability of funds. Primary sources of funds for lending activities include savings deposits, income from investments, loan principal repayments, proceeds from sales of loans to conventional participating lenders, and the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.


Management's Discussion and Analysis of Financial Condition and Results of Operations

        This discussion is intended to assist in understanding the financial condition and results of operations of Lowcountry, and should be read in conjunction with the financial statements and related notes contained elsewhere herein. All per share data has been retroactively restated to reflect a 4 for 3 stock split effective March 5, 1996.


Earnings Performance

Six Months Ended March 31, 1997 Compared with Six Months Ended March 31, 1996

        Net income for the six months ended March 31, 1997 was $301,174 or $.31 per share, compared with net income of $214,529 or $.26 per share for the same period ended March 31, 1996. This was an increase of $86,645 or $.09 per share, a 40% increase.

        The increase in earnings reflects a rise in net interest income of $562,860 or 59.1%, generated by increased average earning assets of $71,767,417 and a net interest margin of 4.22% up from 3.07% at March 31, 1996. Offsetting this increase in net interest income was a decrease in other income of $133,112 and increased operating expenses of $224,103.


1996 Compared With 1995

        Net income for the year ended September 30, 1996 was $251,858 or $.30 per share, compared with net income of $182,892 or $.22 per share for the year ended September 30, 1995. This was an increase of $68,966 or $.08 per share, a 37% increase.

        The increase in earnings was mainly generated by an increase in net interest income of $498,560. The increase in average interest earning assets to $65,246,258, coupled with an increase in the net yield on these assets to 3.53%, accounts for the increase in net interest income.

        Other income increased $388,926, generated mainly by increases in service charges on deposits of $153,245 and the gain on sale of loans of $162,834. Offsetting the additional income was an increase in operating expenses of $816,943 caused by the move into a permanent facility in Moncks Corner, the acquisition and opening of the Summerville and West Ashley branch offices and the one time assessment of $322,025 by the FDIC to recapitalize the Savings Association Insurance Fund.

1995 Compared with 1994

        Net income for the year ended September 30, 1995 was $182,892 or $.22 per share, compared with net income of $655,727 or $.82 per share for the year ended September 30, 1994. This was a decline of $472,835, or $.60 per share, both representing a 72% drop from 1994. Lowcountry's earnings in 1994 were enhanced by a change in accounting for income taxes with a cumulative positive effect in 1994 of $100,000 or $.13 per share.

        In 1995 net interest income declined $83,968 to $1,801,439, a 4% decrease from 1994. This decrease in net interest income resulted primarily from a reduced interest rate spread. Lowcountry's earnings from its loan portfolio for 1995 were further negatively affected by a $48,000 or 120% increase in the provision for loan losses compared with 1994. Lowcountry increased the provision for loan losses to cover increased charge-offs. Net loan charge-offs for 1995 were $85,861 compared to $40,369 in 1994.

        Other income decreased $80,355 or 12% in 1995 compared with 1994, primarily due to a decline in gains on sale of loans. This overall decline in non-interest income for 1995 was despite a $52,491 or 30% increase in service fees on deposits attributable to an increased number of accounts as well as an increase in various charges for services.

        General and administrative expenses for 1995 increased $401,512 or 25% over the 1994 period, primarily because of the move into a permanent facility in Moncks Corner and the acquisition and opening of the Summerville branch office.

        As a result of the 70% decline in operating earnings, Lowcountry recorded $81,000 for income taxes, a $241,000 or 75% reduction in the year ended September 30, 1995 from the prior year.


Net Interest Income

        Net interest income is the amount of interest earned on interest earning assets (loans, investment securities, time deposits in other banks and federal funds sold), less the interest expense incurred on interest bearing liabilities (interest bearing deposits and FHLB advances), and is the principal source of Lowcountry's earnings. Net interest income is affected by the level of interest rates, volume and mix of interest earning assets and interest bearing liabilities and the relative funding of these assets.

        For the year ended  September 30, 1996,  net interest  income  increased
$498,560  or  27.7%  to  $2,299,999.   Average  earning  assets  grew  10.5%  to
$65,246,258, while the net rate of return on average earning assets grew to 8.62% from 7.87% for September 30, 1995. Total cost of funds increased by only
 .25% to 5.49%. This increase only partially offset the increased rate of return on earning assets and resulted in a net interest margin of 3.53%, up from 3.05% for year ended September 30, 1995.

        Net interest income was $1,801,439 and $1,885,407 for the years ended September 30, 1995 and 1994, respectively. The $83,968 or 4% decrease in 1995 from 1994 was primarily attributable to a rising interest rate environment. The average rate paid on interest bearing liabilities increased 146 basis points to 5.24%. The average yield on interest earning assets also increased during 1995 by 63 basis points to 7.87%. Increases in the volumes of both interest earning assets and interest bearing liabilities also affected net interest income. Average interest earning assets increased $10,386,536 or 21%, and average interest bearing liabilities increased $11,107,783 or 26% for 1995 compared to 1994. Net yield on interest earning assets decreased 82 basis points to 3.05% in 1995. The primary reason for this change was that interest bearing liabilities increased in the high yielding deposits resulting in a change of mix and higher cost of funds. The overall cost of funds rose to 5.24% from 3.78% in 1994. The overall growth is a continuation of management's controlled plans.

         For the six months ended March 31, 1997, net interest income increased $562,860 or 59% to

$1,515,167 from the six months ended March 31, 1996. Average interest earning assets increased to $71,767,417 with an average yield of 8.91%. Average interest bearing liabilities were $65,041,233 at an average cost of 5.18%. The net yield on average earning assets at March 31, 1997 was 4.22%.

        The table "Average Balances, Yields and Rates" provides a detailed analysis of the effective yields and rates on the categories of interest earning assets and interest bearing liabilities for the years ended September 30, 1994, 1995 and 1996 and the six months ended March 31, 1997.




                       Average Balances, Yields and Rates
                             (dollars in thousands)
                           Year Ended September 30, 1994      Year Ended September 30, 1995          Year Ended September 30, 1996
                           -----------------------------      -----------------------------          -----------------------------
                                      Interest                          Interest                               Interest
                           Average    Income/  Yields/     Average      Income/    Yields/       Average       Income/   Yields/
                         Balances(1)  Expense   Rates    Balances(1)    Expense     Rates      Balances(1)     Expense    Rates

Assets
Time deposits in other banks $ 1,102     $   39      3.55%       $  1,111    $    65   5.85%     $   953      $    56     5.90%
Federal funds sold               876         48       5.51          1,244         68    5.53       1,518           90      5.49
Loans (2)                     46,695      3,434       7.35         56,704      4,516    7.96      62,775        5,481      9.02
  Total interest earning
   assets                     48,673      3,521       7.24         59,060      4,649    7.87      65,246        5,627      8.91
Cash and due from banks          483                                  762                          1,893
Allowance for loan losses      (285)                                (251)                          (268)
REO and Other                      0                                  145                            208
Repossessions
Premises and equipment           763                                1,216                          1,347
Other assets                     580                                1,109                          1,962
  Total assets                50,214                               62,231                         70,388
Liabilities and
Shareholders'
 equity
  Interest bearing
    transaction accounts       4,523         87       2.05          4,805        108    2.50       5,478          126      2.30

  Savings                      2,509         55       2.20          2,317         68    2.92       4,431          172      3.89
  Wholesale Certificates      18,616        824       4.40         22,353      1,315    5.83      20,846        1,274      6.11
  Retail Certificates         16,113        598       3.71         17,592        899    5.11      26,700        1,571      5.88
    Total interest bearing
    deposits                  41,761      1,564       3.75         47,067      2,390    5.08      57,455        3,143      5.47
FHLB advances                  1,525         72       4.72          7,328        458    6.25       3,090          184      5.99
  Total interest bearing      43,287      1,636       3.78         54,395      2,848    5.24      60,545        3,327      5.49
     liabilities
Noninterest bearing demand     1,494                                1,988                          3,114
 deposits
Other liabilities              1,085                                1,007                          1,443
Shareholders' equity           4,348                                4,840                          5,286
  Total liabilities and
      shareholders' equity    50,214                               62,231                         70,388
Interest rate spread (3)                              3.46                              2.63                               3.13
Net interest income and net   48,673      1,885       3.87         59,060      1,801    3.05      65,246        2,300      3.53
 yield on earning assets (4)
Interest free funds supporting 5,387                                4,665                          4,701
  earning assets (5)



                            Average Balances, Yields and Rates
                                  (dollars in thousands)
                              Six Months Ended March 31, 1997
                              -------------------------------
                                          Interest
                              Average     Income/     Yields/
                           Balances(1)    Expense     Rates
Assets
Time deposits in other banks      $895     $    24     5.37%
Federal funds sold               1,237          34      5.49
Loans (2)                       69,635       3,140      9.02
  Total interest earning
   assets                       71,767       3,198      8.91
Cash and due from banks          2,219
Allowance for loan losses        (387)
REO and Other                        0
Repossessions
Premises and equipment           1,346
Other assets                     1,991
  Total assets                  76,936
Liabilities and
Shareholders'
 equity
  Interest bearing
    transaction accounts         6,010          55      1.83

  Savings                        3,832          58      3.03
  Wholesale Certificates        15,171         462      6.09
  Retail Certificates           34,269         959      5.60
    Total interest bearing
    deposits                    59,282       1,534      5.18
FHLB advances                    5,759         149      5.18
  Total interest bearing        65,041       1,683      5.18
     liabilities
Noninterest bearing demand       3,798
 deposits
Other liabilities                1,809
Shareholders' equity             6,288
  Total liabilities and
      shareholders' equity      76,936
Interest rate spread (3)                                3.73
Net interest income and net     71,767       1,515      4.22
 yield on earning assets (4)
Interest free funds supporting   6,726
  earning assets (5)




(1)  Average balances are computed on a daily basis.
(2) Nonaccruing loans are included in the average loan balances and income on such loans is recognized on a cash basis.
(3) Total interest earning assets yield less the total interest bearing liabilities rate.
(4)  Net interest income divided by total interest earning assets.
(5)  Total interest earning assets less total interest bearing liabilities.

         The table "Volume and Rate Variance Analysis" provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities, and the rates earned and paid on such assets and liabilities.

                        Volume and Rate Variance Analysis


                                            1995 compared to 1994             1996 compared to 1995
                                       ---------------------------        -----------------------
                                       Volume      Rate     Total         Volume      Rate      Total
                                                    (dollars in thousands)

Time deposits in other banks           $   0    $   26    $   26         $   (9)    $   0     $   (9)

Federal funds sold                        39       (19)       20             15         7         22
Loans                                    478       604     1,082            483       481        964

     Total interest income               517       611     1,128            489       488        977

Interest bearing deposits
     Interest bearing
      transaction accounts                 7        21        28             17       (11)         6
     Savings                              (6)       19        13             62        42        104
     Wholesale                           218       266       484            (88)       59        (29)
     Retail                               76       225       301            465       207        672
     FHLB advances                       118       268       386           (265)      (10)      (275)

     Total interest expense              413       799     1,212            191       287        478

     Net interest income                 104      (188)      (84)           298       201        499


    The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances except in categories having balances in only one period. In such cases, the entire variance is attributed to volume differences.

         During the remainder of 1997, management expects that interest rates will not radically change. Therefore, any improvements in net interest income for 1997 are expected to be largely the result of increases in the volume and changes in the mix of interest earning assets and liabilities.


Interest Rate Sensitivity

         Interest rate sensitivity management is concerned with the timing and magnitude of repricing assets compared to liabilities and is an important part of asset/liability management. It is the objective of interest rate sensitivity management to generate stable growth in net interest income, and to control the risks associated with interest rate movement. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made.

         The table "Interest Sensitivity Analysis" indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at September 30, 1996 of $1,308,000 for a cumulative ratio of interest earning assets to interest bearing liabilities of 98%.

When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon", a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 1996 with respect to the one year time horizon. For a bank with a negative gap, falling interest rates would be expected to have a positive effect on net interest income and rising rates would be expected to have the opposite effect.

         The table below reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Scheduled payment amounts of amortizing fixed rate loans are reflected at each scheduled payment date. Variable rate amortizing loans reflect scheduled payments at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Deposits in other banks and debt securities are reflected at each instrument's ultimate maturity date. Overnight federal funds sold are reflected in the earliest repricing interval due to the immediately available nature of these funds. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty-day or shorter period. However, Lowcountry is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Variable rate time deposits, principally individual retirement accounts, are reflected at the earlier of their next repricing or maturity dates.


                          Interest Sensitivity Analysis


                                                                                September 30, 1996
                                             Within         4-12         1-5         Over 5
                                            3 Months       Months       Years        Years          Total

                                                             (dollars in thousands)

Interest earning assets
   Time deposits in other banks           $    500     $    400      $     0       $    0       $   900
   Federal funds sold                          676            0            0            0           676
   Loans (1)
      Fixed rate
        Single family                          714          335        2,138          485         3,672
        Construction and land                  575          925          359            0         1,859
        Second mortgage                          3            9           49           46           107
        Commercial mortgage                      6           18          491          725         1,240
        Commercial other                       130          190          418            0           738
        Construction other                     740        1,940        1,168          160         4,008

      Variable rate
        Single family                        9,927       31,263        4,688          268        46,146
        Construction and land                  435          850          714            0         1,999
        Second mortgage                         15          446            0            0           461
        Commercial mortgage                    279        3,000        1,250            0         4,529
        Commercial other                     1,931            0            0            0         1,931
        Construction other                   1,056            0            0            0         1,056

        Total interest earning assets       16,987       39,376       11,275        1,684        69,322

Interest bearing liabilities


                                       55




      Interest bearing transaction accounts              5,580            0            0            0         5,580
      Savings                                            4,279            0            0            0         4,279
      Certificates                                      16,807       25,505        5,877            0        48,189
   Obligations under capital leases                      5,500            0            0            0         5,500

        Total interest bearing liabilities              32,166       25,505        5,877            0        63,548

Interest sensitivity gap                               (15,179)      13,871        5,398        1,684         5,774
Cumulative interest sensitivity gap                    (15,179)      (1,308)       4,090        5,774
Cumulative ratio of interest-sensitive assets
      to interest-sensitive liabilities                    .53x         .98x        1.06x        1.09x

(1)  There were $499,000 of nonaccruing loans at September 30, 1996.


Provision for Loan Losses

      The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. Provisions for loan losses were $40,000, $88,000 and $47,000 for the years ended September 30, 1994, 1995, and 1996, respectively. The larger provision in 1995 was due to increased charge-offs. Lowcountry, during 1996, added $80,826 to the reserve for loan losses in conjunction with the purchase of mortgage loans at a discount.

      Net loan charge-offs for 1996 totaled $41,744, compared with $85,861 in 1995, and $40,369 in 1994. Management is not aware of any trend toward significantly higher charge-offs in any particular loan category in 1997. See "Nonperforming Loans; Other Problem Assets" and "Allowance for Loan Losses" for a discussion of the factors management considers in its review of the adequacy of the allowance and provisions for loan losses.

      For the six months ended March 31, 1997, the provision for loan losses was $43,000 and for the same period, net charge-offs were $52,128.


Other Income

      For the year ended September 30, 1996, other income increased $388,926 or 68% from the 1995 period. This increase primarily resulted from an increase in gains on the sale of loans of $162,834 or 97%, a $153,245 or 64% increase in service fees on deposits and a $63,618 or 70% increase in other fees.

      For the year ended September 30, 1995, other income decreased $80,355 or 12% from the comparable period in 1994, primarily resulting from a decline in gains on the sale of loans. Gains on the sale of loans for 1995 decreased $122,615 or 42% from 1994, more than offsetting an increase of $61,000 or 30% in service fees on deposits.

      For the six months ended March, 31, 1997 other income decreased $133,112 or 26% over the corresponding period in 1996. This change resulted from lower gains on the sale of loans of $93,612 or 55% and reduced service charges on deposits of $21,360 or 12%.

General and Administrative Expenses

      For the year ended September 30, 1996, general and administrative expenses grew $816,943 or 40.5% to $2,833,389. The increased expenses reflect the salaries, occupancy and operating cost of the West Ashley branch opened in February 1996 and the Summerville branch opened in May 1995. Lowcountry also incurred a charge of $322,025 associated with a one-time assessment of the Savings Association Insurance Fund. In exchange for this one-time assessment, qualifying members of the SAIF will receive a reduction in their annual assessment in future years starting in 1997.

      General and administrative expenses for the year ended September 30, 1995 increased $401,512 or 25% over the 1994 period. Compensation and benefits increased $120,420 or 13% for 1995 due to the opening of the Summerville Branch facility. Occupancy expense increased $68,219 or 21% due to the same facility. Data processing costs rose $35,220 or 33% due to higher volumes of accounts processed. Marketing costs rose $11,214 or 33% on higher outlays for advertising. Professional fees rose $36,433 or 145%, and office supplies, telephone, and postage rose $44,583 or 58% due to the increased level of business and branch facilities. Other operating expenses rose 78,423 or 342% due to higher levels of business and various consulting fees related to branch acquisitions and financial strategies.

      For the six months ended March 31, 1997, general and administrative expenses increased $224,103 or 19% compared with the same period in 1996. Salaries and employee benefits rose $125,076 or 20%, occupancy expense rose $37,874 or 17% and data processing expenses increased $26,090 or 30%, all due to opening of the West Ashley Branch facility in February 1996 and the Isle of Palms branch in December 1996.


Income Taxes

      For 1996, federal and state income tax expense increased $43,000 or 53% from the 1995 period due to the decrease in operating earnings. Income taxes for 1996 were charged to expense at the regular income tax rates. Management estimates that the effective combined federal and state income tax rates on income before income taxes will be approximately 38% for 1997.

      Lowcountry adopted Statement of Financial Accounting Standards (SFAS) No. 109 as of October 1, 1993. The cumulative effect of the adoption of SFAS 109 was an increase of $100,000 in net income for 1994, and a corresponding decrease in the net deferred tax liability.


Investment Portfolio

      At September 30, 1995 and 1996 and March 31, 1997, Lowcountry did not hold any investment securities.


Loan Portfolio

         Management believes the loan portfolio is adequately diversified within the parameters of the qualified thrift lender test. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries, and there are no foreign loans.

         The amount of loans outstanding at September 30, 1995 and 1996 are shown in the following table according to type of loan:

                                         Loan Portfolio Composition

                                  September 30,             September 30,
                                   1995           %       1996           %
                                             (dollars in thousands)

Residential real estate          $50,228       85.66%    $53,465       78.34%
Residential construction           2,284        3.90       2,922        4.28
Commercial real estate             2,635        4.49       6,375        9.34
   Less loans in process           1,501        2.56       2,121        3.11
   Less deferred fees                107        0.18         447        0.65
                                  -------                 ------
Total mortgage loans              53,539       91.31      60,194       88.20
                                 -------                  ------
Other loans
   Consumer loans                  3,038        5.18       4,689        6.87
   Commercial loans                2,229        3.80       3,593        5.26
   Loans of savings accounts         109        0.19         140        0.21
                                  -------                 ------
Total other loans                  5,376        9.17       8,422       12.34
                                 -------                  ------

Loans receivable                  58,915      100.48      68,616      100.54

Less allowance for loan losses       283        0.48         368        0.54
                                 -------                  ------

Loans receivable, net            $58,632      100.00%    $68,248      100.00%
                                 =======                  ======


         A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

         Lowcountry's general policy is to review individually and on its own merits each request for credit. Credit decisions are based on an assessment of the capacity of the borrower to repay the debt and the value of the security in relation to the amount of debt for which the application is made. Lowcountry has a loan committee that meets weekly to review all loan requests. Lowcountry's general policy is to require that property and/or title insurance be obtained with respect to secured loans. Although loans may be granted with loan-to-value ratios of up to 95%, Lowcountry's policy is to require private mortgage insurance for mortgage loans with loan-to-value ratios in excess of 80%.

         Loans are originated primarily through Lowcountry's in-house loan originators and solicited through advertisements in local newspapers.

         Lowcountry's long-range investment strategy is to fund for its own portfolio only those mortgages that are floating rate investments with an annual cap of 2% and a lifetime cap of 6%. The normal maturities of these loans are either 15 or 30 years. Lowcountry reviews its interest sensitivity gap (the difference between interest sensitive assets and interest sensitive liabilities) on a quarterly basis and funds only those loans that meet the guidelines established by the Asset Liability Committee. The loans that Lowcountry places that do not meet its investment criteria are sold in the secondary market to purchasers such as FHLMC, FNMA or private investors. Lowcountry has no plans to change this strategy in the future.

         Commercial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt to worth ratios. During 1996, total commercial and industrial loans increased $1,364,000 or 61%. Also, loans for business purposes that are secured by real estate (nonfarm, nonresidential) increased by $3,740,000 or 141% during 1996. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, sophisticated initial and continuing financial analysis of a borrower's financial information is required.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan to cost ratios are limited to 75% and permanent financing commitments are required prior to the advancement of loan proceeds.

         Loans secured by real estate mortgages comprised over 90% of Lowcountry's loan portfolio at the end of both 1995 and 1996. Real estate mortgage loans of all types grew $7,615,000 during 1996. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily loans. Loan-to-value ratios for these instruments are generally limited to 95%. Nonfarm, nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 80%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.


Nonperforming Loans; Other Problem Assets

                                      Nonaccrual and Past Due Loans
                                          (dollars in thousands)

                                               September 30,
                                                1995    1996
Nonaccrual loans                                $348    $499
Accruing loans 90 days or more past due          --      --
                                                ----    ----
   Total                                        $348    $499
                                                ====    ====

Percent of total loans                            .6%     .7%

         When a loan is 90 days past due as to interest or principal or there is serious doubt as to collectibility, the accrual of interest income is generally discontinued unless the estimated net realizable value of collateral is sufficient to assure collection of the principal balance and accrued interest. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized when received. When the collectibility of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated fair value of collateral by charge-off to the allowance for loan losses and any subsequent collections are credited first to the remaining principal balance and then to the allowance for loan losses as a recovery of the amount charged off. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.


Potential Problem Loans

         Management has identified and maintains a list of potential problem loans. These are loans that are not included in the nonaccrual or the past due 90 days or more and still accruing categories. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrow ers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms. The total amount of loans determined by management to be potential problem loans was $834,357 at September 30, 1995 and $936,134 at September 30, 1996. These amounts do not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral.

         The following table presents information about the categories and types of collateral with respect to potential problem loans as of September 30, 1995 and September 30, 1996.

                                      September 30, 1995    September 30, 1996
                                    ---------------------    -----------------
                                       Amount    %        Amount        %
                                      --------    ------   ---------    -----
                                                   (dollars in thousands)
Commercial and industrial               $  51     *         $ 48        *

Equipment, inventory and vehicles          49     *            0        *
Real estate - mortgage
    1-4 family residential                683     1.2%       853        1.2%
Consumer installment                       40      *          35         *
Unsecured                                  11      *           0         *
                                       ------  ------      -----       -----
    Total                               $ 834     1.4%      $936        1.3%
                                        =====     ====      ====        ====
----------------
*Less than .1%.


Real Estate Owned

         Real estate owned consists of foreclosed and in-substance foreclosed properties and was $516,794 at September 30, 1995 and $0 at September 30, 1996 and March 31, 1997. Real estate owned is located in the Charleston County area, where sales of the property are expected to be moderate to quick. Real estate owned is initially recorded at the lower of net loan principal balance or its estimated fair market value less estimated selling costs. The estimated fair value is determined by appraisal at the time of acquisition.


Allowance for Loan Losses

         The allowance for loan losses is increased by direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management has determined that it is more likely than not such loans have become uncollectible. Recoveries of previously charged off loans are credited to the allowance. The table "Summary of Loan Loss Experience" summarizes loan balances at the end of each period indicated, averages for each period, changes in the allowance arising from charge-offs and recoveries by loan category, and additions to the allowance which have been charged to expense.

         In reviewing the adequacy of the allowance for loan losses at each year end, management took into consideration the historical loan losses experienced by Lowcountry, current economic conditions affecting the borrowers' ability to repay, the volume of loans, the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of possible future loan losses inherent in the loan portfolio as of September 30, 1996 and at March 31, 1997.

         In calculating the amount required in the allowance for loan losses, management applies a consistent methodology that is updated monthly. The methodology utilizes a loan risk grading system, detailed loan reviews to assess credit risks, mix of the loan portfolio and the overall quality of the loan portfolio, as well as other off-balance-sheet credit risks such as loan commitments and standby letters of credit. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio. Regulators review the adequacy of the allowance for loan losses as part of their examination of Lowcountry and may require adjustments to the allowance based upon information available to them at the time of the examination. Although management's calculation of the allowance for loan losses does not provide an allocation by individual loan categories, the various categories have differing degrees of risk.

         Commercial lending generally has the highest degree of risk among the loan categories because repayment usually depends on cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of internal problems with a particular business or because of downturns in national and local economic conditions. Real estate lending generally has a significantly lower degree of risk than commercial lending. The degree of risk in a real estate loan depends primarily on the loan-to-value ratio, the interest rate and, to a lesser extent, the borrower's ability to repay in an orderly fashion. Real estate construction loans may involve a somewhat higher degree of risk than other real estate mortgage loans because of the necessity of completing projects within specified time and cost limits. This risk can, however, be reduced by limiting the type and extent of Lowcountry's involvement. Home equity lending generally is considered to be relatively low-risk because these loans are secured by housing assets, the value of which has historically performed well. Installment lending to individuals generally carries a moderate risk, which is to some degree offset by higher rates of interest charged and the relatively small amount of such loans.

         Charge-offs for fiscal 1997 are expected to be approximately the same amounts as in prior years. See "Allocation of Allowance By Loan Type" and "Summary of Loan Loss Experience" below.

                                          Allocation of Allowance By Loan Type
                                        September 30, 1995   September 30, 1996
                                              (dollars in thousands)
         Commercial and industrial          $   123        $   150
         Real estate - construction               8              8
         Real estate - mortgage                  49            134
         Installment and other loans to
          individuals                            30             46
         Unassigned portion                      73             30
                                              -----         ------
                  Total                      $  283        $   368
                                              =====         ======

                         Summary of Loan Loss Experience


                                                               Year Ended September 30,         Six Months Ended
                                                              1995                  1996           March 31, 1997
                                                              ----                  ----        -----------------
                                                                     (dollars in thousands)

Total loans outstanding at end of period                      $58,915            $68,616         $   71,387
Average amount of loans outstanding                            56,704             62,775             69,635
Balance of allowance for loan losses - beginning                  281                283                368

Loans charged off
     Commercial and industrial                                     72                 35                 54
     Real estate - mortgage                                        --                 --                 --
     Consumer installment                                          14                  9                  2

        Total charge-offs                                          86                 44                 56

Recoveries of loans previously charged-off                         --                  2                  4
     Commercial and industrial
Net charge-offs                                                    86                 42                 52
Additions to allowance charged to expense                          88                 47                 43
Allowance of acquired loans                                        --                 80                --
Balance of allowance for loan losses - ending                 $   283            $   368              $ 359

Ratios
     Net charge-offs during period to average
        loans outstanding during period                           .1%                .1%                .1%
     Net charge-offs to loans at end of period                    .1%                .1%                .1%
     Allowance for loan losses to average loans                   .5%                .6%                .5%
     Allowance for loan losses to loans at end of period          .5%                .5%                .5%
     Allowance for loan losses to nonperforming loans
        at end of period                                        81.3%              73.7%             101.4%
     Net charge-offs to allowance for loan losses                 30%                11%                14%
     Net charge-offs to provision for loan losses                 98%                89%               121%


Deposits

         The average amounts and percentage composition of deposits held by Lowcountry for the years ended September 30, 1995 and 1996 are summarized below:

                                                          Average Deposits

                                                           September 30,
                                                    1995                     1996
                                                Amount       %           Amount      %
                                                        (dollars in thousands)

Noninterest bearing demand                    $ 1,988       4.1%       $ 3,114      5.1%
Interest bearing transaction accounts           4,805       9.8          5,478      9.1
Savings                                         2,317       4.7          4,431      7.3
Time deposits - wholesale                      22,353      45.6         20,846     34.4
Other time deposits                            17,592      35.8         26,700     44.1
                                              -------     -----        -------    -----

     Total deposits                           $49,055     100.0%       $60,569    100.0%
                                              =======     ======       =======    ======



         The following table sets forth the amounts of time deposit accounts by categories of interest rates as of September 30, 1995 and 1996.

                                                       Time Deposits

                                       September 30, 1995 September 30, 1996
                                                 (dollars in thousands)
Categories of rates
2.00-3.99%                            $      193                  $      307
4.00-4.99%                                 1,665                          32
5.00-5.99%                                16,024                      29,419
6.00-6.99%                                19,984                      15,674
7.00-8.99%                                 6,608                       2,757
                                        --------                    --------
      Total Time Deposits               $ 44,385                   $  48,189
                                        ========                   =========

Maturities
Within one year                                                    $  42,312
After one but within two years                                         3,853
After two but within three years                                         493
After three years                                                      1,531
                                                                    --------
      Total Time Deposits                                          $  48,189
                                                                   =========


         As of September 30, 1996, Lowcountry held $3,095,000 in time deposits of $100,000 or more. Average wholesale time deposits (certificates generated through corporations, banks, credit unions, etc., on a national level) were $18,616,256 in 1994, $22,352,902 in 1995, and $20,846,107 in 1996. This
fluctuation in wholesale time deposits, as well as other deposits, can be attributed to a planned strategy by management. It is a common industry practice not to consider these types of deposits as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore they have the characteristics of shorter-term purchased funds. Wholesale time deposits involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources to achieve an appropriate level of liquidity. Such deposits are generally more volatile and interest rate sensitive than other deposits.


Return on Equity and Assets

         The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.


                                              Period Ended September 30,
                                                 1995         1996

Return on average assets                          .29%         .36%
Return on average equity                         3.78%        4.76%
Dividend payout ratio                           22.75%       16.52%
Average equity to average assets ratio           7.78%        7.51%


Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within Lowcountry's service area. Core deposits (total deposits less wholesale time deposits) provide a relatively stable funding base, and were equal to 79.7% of total assets at September 30, 1996 compared with 52.6% at the end of fiscal 1995. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold, and funds from maturing loans. Lowcountry also has a $10.5 million line of credit with the FHLB of Atlanta as an additional source of liquidity funding. Management believes that Lowcountry's overall liquidity sources are adequate to meet its operating needs.


Capital Resources

         The equity capital of Lowcountry increased by $141,289 and $1,112,636 during 1995 and 1996, respectively, as the result of net income minus dividends paid. During the 1996 fiscal year, Lowcountry also increased equity capital $902,380 from the sale of common stock.

         Lowcountry is subject to regulatory capital adequacy standards. Under these standards, financial institutions are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of the FDICIA, federal financial institution regulatory authorities are required to implement prescribed "prompt corrective actions" upon the deterioration of the capital position of a bank. If the capital position of an affected institution were to fall below certain levels, increasingly stringent regulatory corrective actions are mandated.

         Lowcountry's September 30, 1996 and March 31, 1997 capital ratios are presented in the following table, compared with the "well capitalized" and minimum ratios under the FDIC regulatory definitions and guidelines:


                                   As a Percentage of     As a Percentage of
                                  Adjusted Total Assets   Risk Weighted Assets
                                  Core      Tangible      Adjusted       Core
Lowcountry:
    September 30, 1996             7.9%      7.9%             13.5%       12.8%
    March 31, 1997                 8.0%      8.0%             13.3%       12.6%
"Well Capitalized" requirement     5.0%       n/a             10.0%        6.0%
Minimum requirement                3.0%      1.5%              8.0%         n/a


Inflation

        Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

        While the effect of inflation on banks is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.

Properties

        Lowcountry leases the real property at 875 Lowcountry Boulevard, Mt. Pleasant, South Carolina, where its main offices are located, and at 1202-A, Palm Boulevard, Isle of Palms, South Carolina where a branch is located. Both leases expire October 1998, and are expected to be renewed. Lowcountry opened a branch at 601 E. Main Street, Moncks Corner, South Carolina in June 1993, a branch at 1900 Trolley Road, Summerville, South Carolina in March 1995, and a branch at 1645 Sam Rittenburg Boulevard, Charleston, South Carolina in January 1996. Lowcountry owns the properties on which each of these branches is located. The net book values of the branch properties are as follow: Moncks Corner - $541,662; Summerville - $345,552; and Charleston - $273,340. Management of Lowcountry believes that all of Lowcountry's offices are suitable and adequate for the business of Lowcountry.


Employees

        At March 31, 1997, Lowcountry employed 38 persons on a full-time basis.

Monetary Policies

        The results of operations of Lowcountry are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time, and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Lowcountry.


Legal Proceedings

        Lowcountry is from time to time engaged in routine litigation in the ordinary course of its business, but is not engaged in any litigation that is expected to have a material adverse effect on Lowcountry's business or results of operations. There are no material proceedings known to Lowcountry, pending or contemplated, in which any director, officer or affiliate of Lowcountry or any holder of 5% or more of Lowcountry's outstanding stock, or any associate of any of the foregoing, is a party or has an interest adverse to Lowcountry.


Market for Common Stock and Dividends

        Although the Lowcountry common stock is traded from time to time on an individual basis, no established trading market has developed and none is expected to develop in the foreseeable future. The common stock is not a NASDAQ quoted stock, nor is it quoted by the National Quotation Bureau, Inc., nor are there any market makers known to Lowcountry management.

        Management is aware of transactions in the Lowcountry common stock at prices ranging from $8.10 to $9.50 per share to date since June 30, 1996 (although there have been no transactions during 1997 of which management is aware). These transactions occurred in connection with Lowcountry's stock offering in August 1996 in which shares were sold at $9.00 and $9.50, with a 10% discount being given to purchasers of at least $100,000. (The most recent trades of which Lowcountry management were aware were the sales of Lowcountry common stock in the August 1996 offering at prices ranging from $8.10 to $9.50.) Such trades may not be indicative of the market value of the Lowcountry common stock.

        On the Record Date, there were approximately 360 holders of record of Lowcountry's common stock, excluding individual participants in security position listings. There are outstanding options to purchase a total of 197,911 shares of Lowcountry's common stock.

        Lowcountry paid cash dividends totaling $35,659 ($.044 per share) in 1994 and $41,603 ($.05 per share) in 1995 and 1996 and $63,250 ($0.07 per share)
in 1997. In July 1993, Lowcountry effected a 3 for 2 stock split, and in March 1996, Lowcountry effected a 4 for 3 stock split (dividends per share have been adjusted to reflect these stock splits). South Carolina and federal banking regulations restrict the amount of dividends that Lowcountry can pay to shareholders, and all of Lowcountry's dividends to shareholders are subject to the prior approval of the South Carolina Commissioner of Banking.

                             MANAGEMENT INFORMATION

Management and Principal Shareholders of Lowcountry

     The following table sets forth (i) as of May 15, 1997, the number and percent of total outstanding shares of Lowcountry common stock beneficially owned by all directors and executive officers of Lowcountry individually and by all directors and executive officers of Lowcountry as a group, and (ii) pro forma upon consummation of the Merger, the number and percent of total outstanding shares of CFC common stock beneficially owned by such persons individually and as a group. The pro forma calculation assumes that all shares of Lowcountry common stock held by such persons are converted solely into CFC common stock.

                                                                                         Pro Forma After Merger
                                      Number of Shares          Percent              Number of Shares       Percent
Name of Beneficial Owner              Beneficially Owned        of Class           Beneficially Owned       of Class
------------------------             ------------------        --------           ------------------        --------
        Directors

Henry W. Hoseberg (1)                        50,575              5.1%                 47,424                  *
P. O. Box 5397
Greenville, SC 29615

John W. Kornahrens (2)                       39,365              4.0%                 36,912                  *

Gordon L. McCay (3)                          43,310              4.4%                 40,611                  *

Dewey B. Nettles, Jr. (4)                    42,603              4.3%                 39,948                  *

Robert A. Patterson (5)                      31,992              3.2%                 29,998                  *

Robert B. Webb (6)                           28,926              2.9%                 27,123                  *

Gary R. Lamberson (7)                        84,584              8.5%                 79,314                  *
2121 Cosgrove Avenue
Charleston Heights, SC 29405

L. Wayne Pearson (8)                         69,949              7.0%                 65,591                  *
P. O. Box 1544
Mount Pleasant, SC 29465

Michael C. Robinson (9)                      80,941              8.2%                 75,898                  *
25 Cumberland Street, Suite 100
Charleston, SC 29401

All Executive Officers and Directors
  as a group  (11 persons)  (10)            472,245             43.0%                442,819              3.78%

------------------------------------
* Less than 1%.

(1)   Includes presently exercisable options to purchase 15,275 shares.
(2)   Includes presently exercisable options to purchase 22,632 shares.
(3)   Includes presently exercisable options to purchase 22,631 shares.
(4)   Includes presently exercisable options to purchase 22,183 shares.
(5)   Includes presently exercisable options to purchase 19,313 shares.
(6)   Includes presently exercisable options to purchase 13,126 shares.
(7)   Includes presently exercisable options to purchase 29,490 shares.
(8) Includes presently exercisable options to purchase 25,057 shares; 16,333 shares owned jointly with Mr. Pearson's


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



      wife; 7,898 shares held in Mr. Pearson's IRA; and an aggregate of 8,985 shares owned by Mr. Pearson's wife and his children.
(9) Includes presently exercisable options to purchase 28,204 shares; 15,934 shares owned by a trust of which Mr. Robinson is a beneficiary; 2,500 shares held in Mr. Robinson's IRA; and an aggregate of 6,156 shares owned by Mr. Robinson's wife and his children.
(10)      Includes presently exercisable options to purchase 197,911 shares.


Certain Transactions

     Lowcountry had outstanding loans to certain of Lowcountry's directors, executive officers, their associates and members of the immediate families of such directors and executive officers. None of these loans are nonaccrual, past due, restructured, or potential problems. These loans were all made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with Lowcountry and did not involve more than the normal risk of collectibility or present other unfavorable features.


Management and Principal Shareholders of Carolina First Corporation

     Information concerning the directors and executive officers of Carolina First Corporation, compensation of directors and executive officers of Carolina First Corporation and any related transactions in which they have an interest, together with information related to principal shareholders of Carolina First Corporation, is set forth in the Carolina First Corporation Proxy Statement filed with the Commission and dated March 21, 1997, which Proxy Statement is incorporated herein by reference. See "INCORPORATION BY REFERENCE."


                       COMPARATIVE RIGHTS OF SHAREHOLDERS

      At the Effective Time, the shares of Lowcountry common stock not exchanged for cash will be converted into CFC common stock. Accordingly, certain shareholders of Lowcountry will become shareholders of Carolina First Corporation, and certain of their rights as Carolina First Corporation shareholders will be determined by Carolina First Corporation's Articles of Incorporation and Bylaws. The rights of Carolina First Corporation shareholders differ from the rights of Lowcountry's shareholders with respect to certain matters, including the required shareholder votes as to mergers, consolidations, exchanges, sales of assets or dissolution, removal of directors and amendments to the articles of incorporation, nomination of directors, and statutory and other restrictions on certain business combinations and control share acquisitions.

      A comparison of the respective rights of Lowcountry's shareholders and Carolina First Corporation's shareholders with respect to these matters is set forth immediately below. A description of the CFC common stock is set forth below under "CAROLINA FIRST CORPORATION CAPITAL STOCK."


Comparison of CFC Common Stock and Lowcountry Common Stock

      The rights of Carolina First Corporation shareholders are governed by Carolina First Corporation's Articles of Incorporation and Bylaws. By contrast, the rights of Lowcountry shareholders are governed by Lowcountry's Articles of Incorporation and Bylaws. Both entities are governed by South Carolina law. If the holders of Lowcountry common stock approve the Merger Agreement and the Merger is subsequently consummated, holders of Lowcountry common stock (to the extent that they do not receive cash in exchange for their Lowcountry shares) will become holders of CFC common stock. Although it is impracticable to note all the differences between the applicable governing documents of Carolina First Corporation and Lowcountry, the following is intended to be a summary of certain significant differences between the rights of holders of

CFC common stock and Lowcountry common stock. This comparison of the rights of holders of Lowcountry common stock and CFC common stock is based on the current terms of the governing documents of the respective companies and is qualified in its entirety thereby.

      Capitalization. Lowcountry is authorized to issue (i) 50,000,000 shares of common stock ($5.00 par value), of which 903,576 shares are issued and outstanding, (ii) 50,000,000 shares of preferred stock, none of which is outstanding, and (iii) 50,000,000 shares of special stock, none of which is outstanding. Carolina First Corporation has (i) 100,000,000 shares of $1 par value common stock authorized, of which 11,372,228 shares of CFC common stock were outstanding as of May 15, 1997, and (ii) 10,000,000 shares of "blank check" preferred stock authorized, none of which is outstanding.

      Voting in General. In general, holders of both Lowcountry common stock and CFC common stock are entitled to one vote per share and to the same and identical voting rights as other holders of such common stock.

      Mergers, Consolidations, Exchanges, Sales of Assets or Dissolution. A vote of two-thirds of the outstanding shares of Lowcountry is required to approve any merger, consolidation, exchange, sale of substantially all of the assets of, or dissolution of Lowcountry. Carolina First Corporation's Articles of Incorporation require the affirmative vote of holders of at least 80% of the outstanding stock of Carolina First Corporation entitled to vote for approval before Carolina First Corporation may (a) merge or consolidate with any other corporation, (b) sell or exchange all or a substantial part of its assets to or with any other corporation, or (c) issue or deliver any stock or other securities in exchange or payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of Carolina First Corporation with or into any other corporation (the foregoing being hereinafter referred to as a "business combination"). This 80% supermajority is reduced to the percentage required by applicable law if such business combination was approved and recommended without condition by the affirmative vote of at least 80% of the directors.

      Directors. The bylaws of Lowcountry provide for a Board of Directors having not less than five or more than fifteen as determined from time to time by vote of a majority of the members of the Board of Directors or by resolution of the shareholders of Lowcountry. Carolina First Corporation's Articles of Incorporation provide that the number of directors shall be set by the Board of Directors or the shareholders. The Carolina First Corporation Board of Directors currently has ten members. The Boards of Directors of both Carolina First
Corporation and Lowcountry are divided into three classes of directors (with each class having as close to an equal number as possible). The members of each class are elected for staggered three-year terms. The Board of Directors of Carolina First Corporation may be removed other than for cause only upon the vote of holders of at least 80% of the outstanding voting stock. The Lowcountry Board of Directors may be removed with or without cause upon the vote of holders of a majority of the outstanding shares of voting stock.

      Nomination of Directors. The Bylaws of Lowcountry provide that nominations for election to the board of directors must be in writing and delivered to the Secretary of Lowcountry at least five days prior to the date of the annual meeting. Carolina First Corporation's Articles of Incorporation provide that, in addition to the Board of Directors, any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of Carolina First Corporation at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the Board of Directors.

      Indemnification of Officers and Directors. The governing documents of both Carolina First Corporation and Lowcountry generally provide that the parties have the power to indemnify any director, officer or employee, his or her heirs, executors or administrators, and agents for expenses, judgments, decrees and any liability incurred in actions to which the director, officer or employee is a party, or potential party, by reason of the performance of his official duties, assuming he conducted himself in good faith and reasonably believed his conduct in his official capacity to be in the parties' best interest. Such indemnification provisions do not apply in instances where such person acted in bad faith or engaged in conduct against the interest of Lowcountry or Carolina First Corporation.

         Conversion; Redemption; Sinking Fund. Neither CFC common stock nor Lowcountry common stock is convertible, redeemable nor entitled to any sinking fund.

      Liquidation Rights. In the event of the liquidation, dissolution or winding-up of the affairs of Lowcountry, holders of outstanding shares of Lowcountry common stock are entitled to share, in proportion to their respective interests, in Lowcountry's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of Lowcountry. In the event of the liquidation, dissolution or winding-up of the affairs of Carolina First Corporation, holders of CFC common stock are entitled to share, pro rata, in Carolina First Corporation's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of Carolina First Corporation, and after payment of all amounts due upon liquidation to holders of any security which is senior to the CFC common stock.

      Dividends. Holders of Lowcountry common stock and CFC common stock are entitled to receive such dividends as the respective Board of Directors may declare out of funds legally available therefor.

      Amendment. Lowcountry's Articles of Incorporation provide that they may be amended by the affirmative vote of a majority of Lowcountry's shareholders, unless a greater vote is required by law. Carolina First Corporation's Articles of Incorporation generally may be amended only upon the approval of holders of two-thirds of the outstanding shares entitled to vote, and in certain circumstances, such two-thirds requirement is increased to 80%.

      Anti-takeover Measures. Lowcountry has not implemented any material anti-takeover measures. By contrast, Carolina First Corporation has implemented a number of provisions, including a rights plan, which have the effect of impeding a takeover of Carolina First Corporation that is not favored by Carolina First Corporation management.

      Redemption of Shares. Generally, Lowcountry is prohibited from purchasing its own shares. Carolina First Corporation, however, may purchase, hold and dispose of its own shares subject only to restrictions on distributions by a corporation which prohibit any distribution which would render a company insolvent.



                    CAROLINA FIRST CORPORATION CAPITAL STOCK

Common Stock

      Carolina First Corporation has 100,000,000 shares of common stock authorized, of which 11,372,228 shares were outstanding as of May 15, 1997. The holders of the CFC common stock are entitled to dividends when, as and if declared by the Board of Directors in their discretion out of funds legally available therefor. The principal source of funds for Carolina First Corporation is dividends from its subsidiaries. Carolina First Corporation's subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION - Certain Regulatory Matters." All outstanding shares of CFC common stock are fully paid and nonassessable. No holder of CFC common stock has any redemption or sinking fund privileges, any preemptive or other rights to subscribe for any other shares or securities, or any conversion rights. In the event of liquidation, the holders of CFC common stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them, subject to the rights of any senior stock which may be issued in the future. Holders of the CFC common stock are entitled to one vote per share.


Preferred Stock

         Carolina First Corporation has 10,000,000 shares of "blank check" preferred stock authorized (the "Preferred Stock"), none of which is outstanding. Carolina First Corporation's Board of Directors has the sole


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



authority, without shareholder vote, to issue shares of authorized but unissued Preferred Stock to whomever and for whatever purposes it, in its sole discretion, deems appropriate. The relative rights, preferences and limitations of the Preferred Stock are determined by Carolina First Corporation's Board of Directors in its sole discretion. Among other things, the Board may designate with respect to the Preferred Stock, without further action of the shareholders of Carolina First Corporation, the dividend rate and whether dividends shall be cumulative or participating or possess other special rights, the voting rights, Carolina First Corporation's rights and terms of redemption, the liquidation preferences, any rights of conversion and any terms related thereto, and the price or other consideration for which the Preferred Stock shall be issued. The Preferred Stock could be utilized by Carolina First Corporation to impede the ability of third parties who attempt to acquire control of Carolina First Corporation without the cooperation of Carolina First Corporation's Board of Directors.


Certain Matters

      Shareholders' Rights Agreement

      In 1993, the Carolina First Corporation Board of Directors adopted a Shareholders' Rights Agreement, which was subsequently amended and restated in December 1996 (the "Rights Agreement"). Under the Rights Agreement, the Board of Directors declared a distribution of one common stock purchase right (a "Right") for each outstanding share of CFC common stock outstanding on November 23, 1993 and each share to be issued by Carolina First Corporation thereafter. Each Right entitles the registered holder to purchase from Carolina First Corporation one-half share of CFC common stock at a cash exercise price of $30.00, subject to adjustment.

      Initially,   the  Rights  are  not   exercisable  and  no  separate  right
certificates are distributed. However, the Rights will separate from the CFC common stock and a "Distribution Date" will occur upon the earlier of (i) the close of business on the 10th calendar day after the Share Acquisition Date (as defined below), or (ii) the close of business on the 10th business day after the date of (x) the commencement, by any person, other than an "exempt person", of, or (y) the first public announcement of the intention of any person (other than an exempt person) to commence, a tender or exchange offer if, upon consummation thereof, such person would be an Acquiring Person (defined as a person or group which has acquired beneficial ownership of 20% or more of the outstanding shares of the CFC common stock) (the date of said announcement being referred to as the "Share Acquisition Date"). Until the Distribution Date, (i) the Rights will be evidenced by the CFC common stock certificates and will be transferred with and only with such certificates, and (ii) the surrender for transfer of any certificates for CFC common stock will also constitute the transfer of the Rights associated with the CFC common stock represented by such certificate. The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 18, 2006, unless previously redeemed by Carolina First Corporation as described below. As soon as practicable after the Distribution Date, right certificates will be mailed to holders of record of CFC common stock as of the close of business on the Distribution Date and, thereafter, the separate right certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of CFC common stock issued prior to the Distribution Date will be issued with Rights.

      In the event that (i) a person acquires beneficial ownership of 20% or more of the CFC common stock, (ii) Carolina First Corporation is the surviving corporation in a merger with an Acquiring Person or any Affiliate or Associate (as defined in the Rights Agreement) and the CFC common stock is not changed or exchanged, (iii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, or (iv) an event occurs which results in an Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), proper provision will be made so that each holder of a Right will thereafter have the right to receive upon exercise thereof at the then current exercise price, that number of shares of CFC common stock (or in certain circumstances, cash, property, or other securities of Carolina First Corporation) having a market value of two times such exercise price. However, the Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable as set forth below. Notwithstanding any of the foregoing, Rights that are or were beneficially owned by an Acquiring Person shall become null and void. In the event that following the Share Acquisition Date, (i) Carolina First Corporation is acquired in a merger or other business combination transaction, or (ii) 50% or more of Carolina First Corporation's assets or earning power is sold, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right. At any time after any person becomes an Acquiring Person and prior to such time such Acquiring Person, together with its Affiliates and Associates, becomes the Beneficial Owner of 50% or more of the outstanding CFC common stock, the Board of Directors may exchange the Rights (other than Rights which have become void), in whole or in part, at the exchange rate of one share of CFC common stock per Right, subject to adjustment as provided in the Rights Agreement.

      The exercise price payable, and the number of shares of CFC common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the CFC common stock, (ii) if holders of the CFC common stock are granted certain rights or warrants to subscribe for CFC common stock or securities convertible into CFC common stock at less than the current market price of the CFC common stock, or (iii) upon the distribution to holders of the CFC common stock of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

      The Rights may be redeemed in whole, but not in part, at a price of $.001 per Right (payable in cash, CFC common stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors at any time prior to a Share Acquisition Date or the final expiration Date of the Rights (whichever is earlier); provided that under certain circumstances, the Rights may not be redeemed unless there are Disinterested Directors (as defined in the Rights Agreement) in office and such redemption is approved by a majority of such Disinterested Directors. After the redemption period has expired, Carolina First Corporation's right of redemption may be reinstated upon the approval of the Board of Directors if an Acquiring Person reduces his beneficial ownership to 15% or less of the outstanding shares of CFC common stock in transaction or series of transactions not involving Carolina First Corporation and there are no other Acquiring Persons. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

      Any of the provisions of the Rights Agreement may be amended by the Board of Directors of Carolina First Corporation prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement, other than those relating to the principal economic terms of the Rights, may be amended by the Board to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement. Amendments adjusting time periods may, under certain circumstances, require the approval of a majority of Disinterested Directors, or otherwise be limited. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Shareholder Rights Agreement, a copy of which has been included in Carolina First Corporation's public filings with the Securities and Exchange Commission.


      Management Contracts

         Carolina First Corporation has entered into Noncompetition, Severance and Employment Agreements with Mack I. Whittle, Jr., William S. Hummers III, James W. Terry, Jr. and David L. Morrow. These agreements set forth general provisions regarding compensation, confidentiality, termination and noncompetition. However, they also provide that in the event that the named executive's employment with Carolina First Corporation is voluntarily or involuntarily terminated after a "change in control" (as defined in such agreement), then, except in very limited instances, the named executive becomes entitled to receive immediately amounts substantially equal to three years' compensation (including bonus compensation).

      Board of Directors

      Classification of Board of Directors. Carolina First Corporation's Board of Directors currently consists of ten persons. In accordance with the Articles of Incorporation, whenever the Board consists of nine or more persons, the Board shall be divided into three classes of directors (with each class having as close to an equal number as possible). The members of each class are elected for staggered three-year terms. The staggering of Board terms has the effect of making it more difficult to replace current Directors than would otherwise be the case. Accordingly, unless the shareholders vote to remove one or more
Directors as described below, it would take three annual meetings for shareholders to change the members of the entire Board of Directors. Carolina First Corporation's Articles of Incorporation also provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of Carolina First Corporation at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the Board of Directors.

      Removal of Directors. Carolina First Corporation's Articles of Incorporation require the affirmative vote of the holders of not less than 80% of the outstanding voting securities of Carolina First Corporation to remove any Director or the entire Board of Directors without cause. Directors may be removed for cause as provided in the SCBCA.

      Limitation of Director Liability. The members of the Board of Directors of Carolina First Corporation are exempt under Carolina First Corporation's
Articles of Incorporation from personal monetary liability to the extent permitted by Section 33-2-102(e) of the SCBCA. This statutory provision provides that a director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under Section 33-8-330 of the SCBCA (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit.

      Evaluation of Proposed Business Combinations. Carolina First Corporation's Articles of Incorporation provide that the Board of Directors, when evaluating any proposed business combination with Carolina First Corporation, shall give due consideration to (i) all relevant factors, including without limitation, the social, legal, environmental and economic effects on the employees, customers, suppliers and other constituencies of Carolina First Corporation, and on its subsidiaries, the communities and geographical areas in which Carolina First Corporation and its subsidiaries operate or are located, and on any of the businesses and properties of Carolina First Corporation or any of its subsidiaries, as well as such other factors as the directors deem relevant, and
(ii) not only the consideration being offered in relation to the then current market price for Carolina First Corporation's outstanding shares, but also in relation to the then current value of Carolina First Corporation in a freely-negotiated transaction and in relation to the Board of Directors' estimate of the future value of Carolina First Corporation (including the unrealized value of its properties and assets) as an independent going concern.


      Voting

      Voting For Directors. Carolina First Corporation's Articles of Incorporation provide that shareholders may not cumulate votes for the election of directors. Accordingly, holders of more than 50% of the shares voting at the election of directors can elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares (less than 50%) voting are not able to elect any board members. In cases where there are more nominees for Directors than positions available, the nominees receiving the largest number of votes are elected.

      Supermajority Voting Requirements. Carolina First Corporation's Articles of Incorporation require the affirmative vote of holders of at least 80% of the outstanding stock of Carolina First Corporation entitled to vote for approval before Carolina First Corporation may (i) merge or consolidate with any other corporation, (ii) sell or exchange all or a substantial part of its assets to or with any other corporation, or (iii) issue or deliver any stock or other securities of its issue in exchange or payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of Carolina First Corporation with or into any other corporation (the foregoing being hereinafter referred to as a "business combination"). This 80% supermajority is reduced to the percentage required by applicable law if such business combination was approved (or adopted) and recommended without condition by the affirmative vote of at least 80% of the directors. The Articles of Incorporation expressly permit the Board of Directors to condition its approval (or adoption) of any business combination upon the approval of holders of 80% of the outstanding stock of Carolina First Corporation entitled to vote on such business combination. The 80% supermajority provision is not applicable to any transaction solely between Carolina First Corporation and another corporation, 50% or more of the voting stock of which is owned by Carolina First Corporation. Under present South Carolina law, a merger or the sale of substantially all the assets requires the approval of holders of two-thirds of the outstanding shares entitled to vote. The amendment of the foregoing business combination provisions requires the approval of holders of 80% of the outstanding shares entitled to vote. The foregoing supermajority voting provision could impede the ability of third parties who attempt to acquire control of Carolina First Corporation without the cooperation of Carolina First Corporation's Board of Directors.


      Control Share Acquisition / Business Combination Statutes

      The SCBCA has business combination and control share acquisition statutes which may serve to impede takeovers not favored by management.


      Transfer Agent

      The transfer agent for the CFC common stock is Reliance Trust Company.


      Dividend Reinvestment Plan

      Carolina First Corporation has in place a dividend reinvestment plan with respect to the CFC common stock. As set forth in the plan, holders of such shares may elect to receive CFC common stock in lieu of receiving the cash dividends to which such holder may otherwise be entitled. The plan also provides for purchases of CFC common stock through optional cash payments.


                                  LEGAL MATTERS

      Certain legal matters in connection with the Merger, including the validity of the CFC Shares offered hereby, will be passed upon for Carolina First Corporation by Wyche, Burgess, Freeman & Parham, P.A., Greenville, South Carolina. Wyche, Burgess, Freeman & Parham, P.A. is also rendering a tax opinion to Lowcountry regarding the Merger. As of May 15, 1997, members and attorneys of Wyche, Burgess Freeman & Parham, P.A. beneficially owned a total of 17,668 shares of CFC common stock.

      Certain legal matters in connection with the Merger will be passed upon for Lowcountry by Sinkler & Boyd, P.A., Columbia, South Carolina.

                                     EXPERTS

      The financial statements of Lowcountry as of September 30, 1995 and 1996, and for each of the years in the three-year period ended September 30, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG Peat Marwick LLP's report refers to the fact that Lowcountry changed its method of accounting for income taxes in 1994 to adopt the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

      The consolidated financial statements of Carolina First Corporation as of December 31, 1996 and 1995, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Carolina First Corporation as of and for the year ended December 31, 1994, have been incorporated by reference herein and in the registration statement in reliance upon the report of Elliott, Davis & Company, L.L.P., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.



                                  OTHER MATTERS

      The Board of Directors of Lowcountry is not aware of any other matters which may be presented for action at the Special Meeting, but if other matters do properly come before the meeting, it is intended that the shares of Lowcountry common stock represented by proxies in the accompanying form will be voted by the persons named in the proxies in accordance with their best judgment.





Index to Financial Statements of Lowcountry Savings Bank                              F-1
Independent Auditors' Report                                                          F-2
Balance Sheets as of September 30, 1996 and 1995                                      F-3
Statements of Operations for the years ended September 30, 1996, 1995 and 1994        F-4
Statements of Stockholders' Equity for the years ended
         September 30, 1996, 1995 and 1994                                            F-5
Statements of Cash Flows for the years ended September 30, 1996, 1995 and 1994        F-6
Notes to Financial Statements                                                         F-7
Balance Sheets as of March 31, 1997(unaudited) and September 30, 1996                 F-22
Statements of Operations for the three and six months ended
         March 31, 1997 and 1996 (unaudited)                                          F-23
Statements of Changes in Stockholders' Equity for the six months ended
         March 31, 1997 and 1996 (unaudited)                                          F-24
Statements of Cash Flows for the six months ended
         March 31, 1997 and 1996 (unaudited)                                          F-25
Notes to Interim Financial Statements (unaudited)                                     F-26

                                      F-1






                          Independent Auditors' Report


The Board of Directors
Lowcountry Savings Bank, Inc.:

We have audited the balance sheets of Lowcountry Savings Bank, Inc. (the "Bank") as of September 30, 1996 and 1995 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank at September 30, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 1996 in conformity with generally accepted accounting principles.

As discussed in notes 1 and 8, the Bank changed its method of accounting for income taxes in 1994 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."




Greenville, South Carolina
November 8, 1996

                          LOWCOUNTRY SAVINGS BANK, INC.

                                 Balance Sheets

                           September 30, 1996 and 1995
              (Dollars in thousands, except per share information)

               Assets                                         1996       1995

Cash and cash equivalents (including interest-bearing
  deposits of $676 and $322, respectively)                  $ 2,880   $ 2,577

Certificates of deposit in other depository
  institutions                                                  900     1,000

Loans receivable (net of the allowance for loan losses of
  $368 and $283, respectively)                               68,248    58,632
Federal Home Loan Bank stock, at cost                           472       459
Real estate owned                                              --         516
Premises and equipment, net                                   1,321     1,317
Accrued interest receivable                                     473       390
Other  assets                                                 1,067       162
                                                            -------   -------
                                                            $75,361   $65,053
                                                            =======   =======


     Liabilities and Stockholders' Equity

Liabilities:
 Deposits                                                   $61,606    54,748
  Advances from Federal Home Loan Bank                        5,500     4,500
  Advance payments by borrowers for taxes
    and insurance                                               659       698
  Accrued interest payable                                        8         7
  Other liabilities                                           1,579       204
                                                             ------    ------
       Total liabilities                                     69,352    60,157
                                                             ------    ------

Stockholders' equity:
  Preferred stock no par value, 50,000,000 shares
     authorized, none issued                                   --        --
  Special stock no par value, 50,000,000 shares
    authorized, none issued                                    --        --
  Common stock $5 par value, 50,000,000 shares
    authorized, 903,576 and 792,424  shares
    issued and outstanding, respectively                      4,518     2,971
  Additional paid-in capital                                    347       877
  Retained earnings                                           1,144     1,048
                                                             ------    ------
       Total stockholders' equity                             6,009     4,896
                                                             ------    ------

Commitments and contingencies
                                                            $75,361    $65,053
                                                             =======   =======



                See accompanying notes to financial statements.

                          LOWCOUNTRY SAVINGS BANK, INC.

                            Statements of Operations

       For the years ended September 30, 1996, 1995 and 1994 (Dollars in thousands, except per share information)

                                                     1996       1995       1994
Interest income:
  Loans                                          $  5,480    $ 4,516    $ 3,434
  Interest and dividends on investments
    and deposits                                      147        133         87
                                                    -----      -----      -----
                                                    5,627      4,649      3,521
                                                    -----      -----      -----
Interest expense:
  Deposits                                          3,143      2,390      1,564
  Borrowings                                          184        458         72
                                                    -----      -----      -----
                                                    3,327      2,848      1,636
                                                    -----      -----      -----
Net interest income                                 2,300      1,801      1,885
Provision for loan losses                              47         88         40
                                                    -----      -----      -----
Net interest income after provision
   for loan losses                                  2,253      1,713      1,845
                                                    -----      -----      -----
Other income:
  Gain on sale of loans                               331        168        290
  Loan brokerage fees                                  81         71        103
  Service fees on deposits                            391        238        177
  Other                                               153         90         77
                                                    -----      -----      -----
                                                      956        567        647
                                                    -----      -----      -----
General and administrative expenses:
  Salaries and employee benefits                    1,305      1,052        932
  Occupancy                                           478        392        324
  Data processing                                     181        141        105
  Marketing                                            31         45         34
  Professional fees                                   104         61         25
  Deposit insurance premium                           456        103         96
  Office supplies, telephone and postage              128        121         76
  Other                                               150        101         22
                                                    -----      -----      -----
                                                    2,833      2,016      1,614
                                                    -----      -----      -----

Income before income taxes                            376        264        878
Income taxes                                          124         81        322
                                                    -----      -----      -----
Net income before cumulative effect
  of change in accounting for income
  taxes                                               252        183        556
Cumulative effect of change in
  accounting for income taxes                        --         --          100
                                                    -----      -----      -----

Net income                                       $    252      $ 183      $ 656
                                                    =====      =====      =====
Earnings per share:
  Primary:
     Before cumulative effect of change in
       accounting for income taxes               $    .30       $.22       $.69
     Cumulative effect of change in accounting
       for income taxes                               --         --         .13
                                                    -----      -----      -----
                                                 $    .30       $.22       $.82
                                                    =====      =====      =====
  Fully diluted:
     Before cumulative effect of change in
       accounting for income taxes               $    .29       $.22       $.69
     Cumulative effect of change in accounting
       for income taxes                              --         --          .13
                                                    -----      -----      -----
                                                 $    .29       $.22       $.82
                                                    =====      =====      =====
Weighted average shares outstanding:
  Primary                                         843,239    818,893    801,533
                                                  =======    =======    =======
  Fully diluted                                   863,645    818,893    801,533
                                                  =======    =======    =======


                See accompanying notes to financial statements.

                          LOWCOUNTRY SAVINGS BANK, INC.

                       Statements of Stockholders' Equity

        For the years ended September 30, 1996, 1995 and 1994 (Dollars in thousands, except per share information)





                                      Additional            Total
                              Common   Paid-in   Retained   Stockholders
'                              Stock    Capital   Earnings   Equity



Balance at September 30, 1993      $2,797     $749      $287    $3,833

Sale of common stock                  174      128      --         302

Cash dividends ($.044 per share)     --       --         (36)      (36)

Net income                           --       --         656       656
                                   ------   ------    ------    ------

Balance at September 30, 1994      $2,971     $877      $907    $4,755

Cash dividends ($.05 per share)      --       --         (42)      (42)

Net income                           --       --         183       183
                                   ------   ------    ------    ------

Balance at September 30, 1995      $2,971     $877    $1,048    $4,896

Stock split (4/3 shares)              991     (877)     (114)     --

Sale of common stock                  556      347      --         903

Cash dividends ($.05 per share)      --       --         (42)      (42)

Net  income                          --       --         252       252
                                   ------   ------    ------    ------

Balance at September 30, 1996      $4,518   $  347   $ 1,144   $ 6,009
                                   ======   ======    ======    ======

                See accompanying notes to financial statements.
                                      F-5

                          LOWCOUNTRY SAVINGS BANK, INC.

                            Statements of Cash Flows

              For the years ended September 30, 1996, 1995 and 1994
                             (Dollars in Thousands)

                                                            1996       1995      1994

Cash flows from operating activities:
  Net income                                               $    252       $ 183        $656
  Adjustments to reconcile net income
   to net cash provided by (used in)
     operating activities:
       Gain on sale of loans                                   (331)       (168)       --
       Proceeds from the sale of loans                       18,708       9,774      12,489
       Originations of loans held for sale                  (17,574)    (10,676)    (12,489)
       Increase (decrease) in net deferred
        loan fees                                               340        (106)        (18)
       Provision for loan losses                                 47          88          40
       Federal Home Loan Bank stock dividends                  --          --            (5)
       Gain on sale of real estate owned                         (2)       --          --
       Depreciation and amortization                            192         138          91
       Increase in accrued interest receivable                  (83)        (96)        (89)
       Increase in other assets                                (906)        (16)        (92)
       Increase (decrease) in accrued interest payable            2          (2)          2
       Increase (decrease) in other liabilities               1,375          70         (36)
       Decrease in income taxes payable                        --          --          (281)
                                                              -----       ------     -------
          Net cash provided by (used in) operating
           activities                                         2,020        (811)        268
                                                              -----       ------     -------
Cash flows from investing activities:
  Proceeds from matured certificates of
     deposit at other depository institutions                 1,000       1,100         400
  Purchase of certificates of deposit at
    other depository institutions                              (900)     (1,000)     (1,100)
  Loan disbursements                                        (30,458)    (23,933)    (24,526)
  Principal collected on loans                               24,747      17,461      16,338
  Loans purchased                                            (5,308)       --          --
  Purchase of furniture, fixtures and equipment                (196)       (700)       (631)
  Purchase of FHLB stock                                        (14)        (89)       --
  Proceeds from sales of other real estate                      733        --          --
                                                             -----       ------     -------
          Net cash used in investing activities             (10,396)     (7,161)     (9,519)
                                                             -----       ------     -------
Cash flows from financing activities:
  Net increase in deposits                                    6,857      10,957       1,315
  Increase (decrease) in Federal Home Loan Bank advances      1,000      (2,500)      6,000
  Increase (decrease) in advance payments by
     borrowers for taxes and insurance                          (39)         13         120
  Cash dividends on common stock                                (42)        (42)        (36)
  Proceeds from common stock offering, net                      903        --           302
                                                             -----       ------     -------
          Net cash provided by financing activities           8,679       8,428       7,701
                                                            -------       ------     -------
Net increase (decrease) in cash and cash equivalents            303         456      (1,550)

Cash and cash equivalents - beginning of year                 2,577       2,121       3,671
                                                           --------      ------     -------
Cash and cash equivalents - end of year                    $  2,880     $ 2,577      $2,121
                                                           ========     =======    ========
Supplemental information:
  Interest paid on deposits and borrowings                 $  3,325      $2,850      $1,883
                                                           ========      ======    ========

  Income taxes paid                                        $     38       $ 140       $ 603
                                                           ========       =====       =====
Supplemental disclosure of noncash investing activities:
  Real estate acquired in settlement of loans              $    221       $ 517      $  --
                                                           ========       =====       =====

                See accompanying notes to financial statements.

                       LOWCOUNTRY SAVINGS BANK, INC.

                       Notes to Financial Statements

(1)  Summary of Significant Accounting Policies

   The following is a summary of the significant accounting and reporting policies used in the preparation and presentation of the accompanying financial statements.

   (a)Cash and Cash Equivalents
      Cash and cash equivalents include cash and overnight deposits.

   (b)Interest Income
      Interest on loans is accrued monthly based on the principal outstanding. The Bank generally provides an allowance for possible uncollectible accrued interest on loans which are delinquent for 90 days or more. For financial statement reporting this allowance is included as a reduction of accrued interest receivable.

   (c)Loan Fees and Costs
      The Bank defers all loan origination fees, as well as certain direct loan origination costs incurred in the origination of loans. Such costs and fees are amortized to interest income over the contractual life of the related loans using a method approximating the interest method.

   (d)Loan Sales
      The Bank originates certain loans for sale to other financial institutions. Sales are completed at or near the loan origination date. All fees and other income from these activities are recognized in income when loan sales are completed. The Bank's loans held for sale are carried at the lower of cost or market.

   (e)Provision for Loan Losses
      The Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" on October 1, 1995. This standard requires that all creditors value loans at the loan's fair value if it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate. SFAS No. 114 was amended by SFAS No. 118 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and require additional disclosures about how a creditor recognizes interest income on an impaired loan. The adoption of the standards required no increase in the allowance for loan losses and had no impact on net income for the year ended September 30, 1996.

      When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement first to principal then to interest income. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries of any amounts previously charged off.

      A loan is also considered impaired if its terms are modified in a troubled debt restructuring after October 1, 1995. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting. As of September 30, 1996, the Bank had no impaired loans.
                                      F-7

                       LOWCOUNTRY SAVINGS BANK, INC.

                       Notes to Financial Statements

(1)  Summary of Significant Accounting Policies, Continued

   (e)Provision for Loan Losses, Continued

      The Bank provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to the allowance for loan losses. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating possible losses. Such factors considered by management include the market value of the underlying collateral, stated guarantees by the borrower if applicable, the borrowers ability to repay from other economic resources, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, industry loss experience for similar lending categories, actual loss experience, delinquency trends, and general economic conditions. While management uses the best information available to make evaluations, future adjustment to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. Allowances for loan losses are subject to periodic evaluations by various regulatory authorities and may be subject to adjustments based upon information available to them at the time of their examinations.

   (f)Real Estate Owned
      Real estate owned represents real estate acquired through foreclosure and is initially recorded at the lower of cost or fair value. Subsequent improvements are capitalized. Costs of holding real estate, such as property taxes, insurance, general maintenance and interest expense, are expensed as incurred. Fair values are reviewed regularly and allowances for possible losses are established when the cost of the real estate owned exceeds the fair value less estimated costs to sell.

   (g)Premises and Equipment
      Premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided principally on a straight-line method over the estimated useful lives (5-40 years) of the assets.

   (h)Income Taxes
      On February 10, 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 109, entitled Accounting for Income Taxes ("SFAS 109"), which superseded Statement of Financial Accounting Standards No. 96 ("SFAS 96"). Under SFAS 109, deferred tax liabilities are recognized on all taxable temporary differences (reversing differences where tax deductions initially exceed financial statement expense, or income is reported for financial statement purposes prior to being reported for tax purposes). In addition, deferred tax assets are recognized on all deductible temporary differences (reversing differences where financial expense initially exceeds tax deductions, or income is reported for tax purposes prior to being reported for financial statement purposes) and operating loss and tax credit carryforwards. Valuation allowances are established to reduce deferred tax assets if it is determined to be "more likely than not" that all or some portion of the potential deferred tax assets will not be realized. Other significant changes made by SFAS 109 include: (1) the complex scheduling of temporary differences required by SFAS 96 is generally not required,
      (2) a deferred tax asset may be recognized for the financial statement general valuation allowance for loans and REO, while a deferred tax liability must be recognized for that portion of the tax bad debt reserve exceeding the "base year" reserves, and (3) current tax benefits based upon the future implementation of tax planning strategies should be net of any expense or losses, and the underlying strategy must be prudent and feasible.

                       LOWCOUNTRY SAVINGS BANK, INC.

                       Notes to Financial Statements

(1)  Summary of Significant Accounting Policies, Continued

      The Company adopted SFAS 109 as of October 1, 1993. The cumulative effect of the adoption of SFAS 109 was an increase of $100,000 in net income for 1994, and a corresponding decrease in the net deferred tax liability. Prior year's financial statements have not been restated in connection with the adoption of SFAS 109.

   (i)Earnings Per Share
      Earnings per share is computed by dividing net earnings by the weighted average number of shares and share equivalents outstanding during the year. Share equivalents include dilutive stock option share equivalents determined using the modified treasury stock method. For the years ended September 30, 1996, 1995 and 1994, the stock options were considered to be dilutive.

   (j)Mortgage Servicing Rights
      SFAS No. 122, "Accounting for Mortgage Servicing Rights", was issued in May 1995. This Statement requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values.

      SFAS No. 122 also requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. Impairment should be recognized through a valuation allowance for each impaired stratum. This statement applies prospectively in fiscal years beginning after December 15, 1995 with earlier application encouraged. Management does not expect that the adoption of SFAS No. 122 will have a material effect on the financial statements.

      The FASB has also issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Those standards are based on consistent application of financial components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. The statement supersedes SFAS No. 122 and management does not expect that its adoption will have a material effect on the financial statements.

   (k)Accounting for Stock-Based Compensation
      The FASB has issued SFAS No. 123 "Accounting for Stock-Based Compensation" which applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity's common stock price, except for employee stock ownership plans ("ESOPs"). SFAS No. 123 covers transactions with employees and nonemployees.

                       LOWCOUNTRY SAVINGS BANK, INC.

                       Notes to Financial Statements

(1)  Summary of Significant Accounting Policies, Continued

      A new method of accounting for stock-based compensation arrangements with employees is established by SFAS No. 123. The new method is a fair value based method rather than the intrinsic value based method that is contained in Accounting Principles Board Opinion No. 25. However, SFAS No. 123 does not require an entity to adopt the new fair value based method for purposes of preparing its basic financial statements. Entities are allowed (1) to continue to use the Opinion 25 method or (2) to adopt the SFAS No. 123 fair value based method. Also, the selected method applies to all of an entity's stock-based compensation plans and transactions.

      The SFAS No. 123 fair value based method will result in higher compensation cost than the Opinion 25 intrinsic value based method for fixed stock option compensation plans and will result in a different compensation cost for variable stock option compensation plans. Sometimes the amount will be higher and sometimes the amount will be lower. Also, many employee stock purchase plans that are considered noncompensatory under Opinion 25 will be compensatory and result in the recognition of compensation costs under the fair value based method, if adopted.

      For entities not adopting the SFAS No. 123 fair value based method, it creates a unique financial reporting situation. It requires entities that retain the Opinion 25 method for preparing the basic financial statements to display in the footnotes pro forma net income and earnings per share information as if the fair value based method has been adopted. SFAS No. 123 is effective for the Bank beginning October 1, 1996. The Bank anticipates that it will continue its current method of accounting for stock-based compensation, and therefore, will have expanded financial statement disclosure requirements.

   (l)Use of Estimates
      In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods covered. Actual results could differ significantly from those estimates and assumptions.

   (m)Reclassifications
         Certain reclassifications of accounts previously reported for 1995 and 1994 have been made in these financial statements. Such reclassifications had no impact on net income or stockholdersO equity as previously reported.


 (2) Certificates of Deposit in Other Depository Institutions

   Certificates of deposit are held at other federally insured depository institutions. At September 30, 1996, there were $100,000 certificates of deposit in 9 separate depository institutions with an average interest rate of 5.67% maturing by March 1997. At September 30, 1995, there were $100,000 certificates of deposit in 10 separate depository institutions with an average interest rate of 6.14% maturing by April 1996.
                                      F-10

                       LOWCOUNTRY SAVINGS BANK, INC.

                       Notes to Financial Statements

(3)  Loans Receivable, Net

   Loans receivable at September 30, 1996 and 1995 consisted of the following:

                                           1996          1995
                                         (dollars in  thousands)
      Mortgage loans:
       Residential real estate           $  53,466     $50,228
       Residential construction              2,922       2,284
       Commercial real estate                6,375       2,635
      Other loans:
       Consumer loans                        4,829       3,147
       Commercial loans                      3,593       2,229
                                         ---------      ------
                                            71,185      60,523
      Less:
       Loans in process                      2,122       1,501
       Allowance for loan losses               368         283
       Deferred loan fees                      447         107
                                         ---------      ------
                                         $  68,248     $58,632
                                         =========      ======
   Changes in the allowance for loan losses for the years ended September 30, are summarized as follows:

                                    1996     1995   1994
                                   (dollars in thousands)

Balance at beginning of year       $ 283     $280     $280
Provision for loan losses             47       88       40
Addition due to purchase of loan      81     --       --
Loans charged off, net               (43)     (85)     (40)
                                   -----    -----    -----
Ending balance                     $ 368     $283     $280
                                   =====    =====    =====
   At September 30, 1996 and 1995, the Bank serviced loans sold to others of approximately $5,765,000 and $4,900,000, respectively. The Bank had loans held for sale at September 30, 1996 and 1995 of approximately $514,000 and $1,070,000, respectively.

   Most of the Bank's business activity is with customers located in South Carolina. As of September 30, 1996, the Bank had no significant concentrations of credit risk in its loan portfolio. The Bank principally originates residential real estate loans in its market area. The ability of the borrowers to perform is partially dependent on the marketOs real estate economy. The commercial real estate and consumer and commercial loans generally represent credit risks that are greater than mortgage loans secured by residential real estate. Management has continued to emphasize lending in the commercial and consumer sectors.
                                      F-11

                       LOWCOUNTRY SAVINGS BANK, INC.

                       Notes to Financial Statements

(3)  Loans Receivable, Net, Continued

   At September 30, 1996, the Bank had commitments outstanding of approximately $1,929,000 to originate loans (excluding undisbursed portions of loans in process). Loan commitments generally expire within 45 days. Commitments for undisbursed lines of credit amounted to approximately $1,219,000. Standby letters of credit commit the Bank to make payments on behalf of customers when certain specified future events occur. These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policies. Standby letters of credit totaled approximately $388,000 at September 30, 1996.

   During fiscal 1996, the Bank purchased 96 residential mortgage loans with a principal balance of approximately $5,388,000. The loans were purchased at a discount of approximately $512,000, $81,000 of which was established as an allowance for loan losses.

(4)  Federal Home Loan Bank Stock

   Investment in stock of a Federal Home Loan Bank is required by law of every Federally-insured savings and loan association. No ready market exists for the stock and it has no quoted market value.

(5)  Premises and Equipment, Net

   Premises and equipment, net at September 30, is summarized as follows:

                                       1996          1995
                                    (dollars in thousands)

Land                                  $   280     $  280
Building and leasehold improvements       840        788
Furniture, fixtures and equipment         852        709
                                       ------     ------
                                        1,972      1,777

Less accumulated depreciation            (651)      (460)
                                      -------      ------
                                      $ 1,321     $1,317
                                      =======      ======

   The Bank leases its home office space under an operating lease. The lease agreement provides for an initial lease term of ten years and renewal options for two additional five-year terms. Annual rent will be adjusted based on the Consumer Price Index.

   Future minimum lease payments under noncancellable operating leases at September 30, 1996 are as follows (dollars in thousands):

      For the year ending September 30:

       1997                             $  125
       1998                                125
       1999                                 61
       2000                                 -
       Thereafter                           -
                                        ------
                                        $  311
                                        ======
                                      F-12

                       LOWCOUNTRY SAVINGS BANK, INC.

                       Notes to Financial Statements

(5)  Premises and Equipment, Net, Continued

   Future minimum lease payments have been reduced by minimum sublease rentals of approximately $27,000 due in the future under noncancellable subleases.

   Total rent expense for the years ended September 30, 1996, 1995, and 1994 was approximately $150,000, $146,000, and $151,000, respectively.


(6)  Deposits

   Deposits at September 30, are summarized as follows:


                                                 1996                         1995
                                                     Weighted                 Weighted
                                         Balance     Average Rate  Balance   Average   Rate

                                                   (dollars in thousands)

      Demand deposits:
       NOW accounts                           $ 1,682    1.79%    $1,814       1.99%
       Commercial checking                      1,794    1.59      1,331       1.49
       Money market deposits                    2,102    2.46      1,974       3.06
       Non-interest-bearing deposits            3,560       -      2,729        -
                                                -----    ----      ------      -----
                                                 9,138    1.21      7,848      1.48
                                                 -----    ----     ------      -----
      Savings  deposits  -  passbook             4,279    3.26      2,516      2.80
      Certificates of deposit:
       2.00 - 3.99%                                307                193
       4.00 - 4.99%                                 32              1,665
       5.00 - 5.99%                             29,419             16,024
       6.00 - 6.99%                             15,674             19,894
       7.00 - 8.99%                              2,757              6,608
                                                ------             ------
                                                48,189    5.87     44,384    6.13
                                                -------   ----     ------    -----
                                               $61,606    5.00%   $54,748    5.31%
                                                ======    ====     ======    ====

Certificate accounts by maturity consisted of:


                               September 30,
                               1996    1995
                           (dollars in thousands)

Within 1 year                $42,312   $33,344
After 1 but within 2 years     3,853     9,391
After 2 but within 3 years       493       819
After 3 but within 4 years        20       135
After 4 but within 5 years     1,511       687
Over 5 years                    --           8
                             -------   -------
                             $48,189   $44,384
                             =======   =======

                       LOWCOUNTRY SAVINGS BANK, INC.

                       Notes to Financial Statements

(6)  Deposits, Continued

   The aggregate amount of certificates of deposit with balances greater than $100,000 was approximately $3,095,000 and $1,622,000 at September 30, 1996
   and 1995, respectively.

   Interest expense by type of deposit is summarized as follows:


                                             Years ended
                                             September 30,
                                   1996         1995         1994
                                      (dollars in thousands)

      Demand deposits              $   112     $  108     $   87
      Savings deposits                 171         68         55
      Certificates of deposit        2,860      2,214      1,422
                                   -------      -----      -----
                                   $ 3,143     $2,390     $1,564
                                   =======      =====      ======

(7)  Advances from Federal Home Loan Bank

   At September 30, 1996, the Bank had $5,500,000 in advances from the Federal Home Loan Bank of Atlanta (FHLB) with a weighted average interest rate of 6.05% and a maturity date of October 4, 1996. At September 30, 1995, the Bank had $4,500,000 in advances from the FHLB with a weighted average interest rate of 6.84% and maturity dates ranging from October 1995 through March 1996.

   Pursuant to collateral agreements with the FHLB, advances are secured by all stock in the FHLB and qualifying first mortgage loans. The Bank had a borrowing capacity of approximately $10,200,000 at September 30, 1996 based on qualifying collateral.


 (8) Income Taxes

   As discussed in Note 1, the Bank adopted SFAS 109 as of October 1, 1993. The cumulative effect of the change in accounting for income taxes of $100,000 was determined as of October 1, 1993 and is reported separately in the statement of operations for the year ended September 30, 1994. Prior years' financial statements have not been restated to apply the provisions of SFAS 109.

                       LOWCOUNTRY SAVINGS BANK, INC.

                       Notes to Financial Statements

(8)  Income Taxes, Continued

   Income tax expense for the years ended September 30, 1996, 1995 and 1994 is comprised of the following:
                                   Federal    State   Total
                                    (dollars in thousands)

      1996:
       Current                    $189       $28      $217
       Deferred                   ( 87)       (6)      (93)
                                 ------     ------   ------
          Total                   $102       $22      $124
                                 ======     ======   ======

      1995:
       Current                      (4)      -          (4)
       Deferred                     78         7        85
                                 ------     ------   ------

          Total                   $ 74       $ 7     $  81
                                 =====      ======   =======

      1994:
       Current                      189        41      230
       Deferred                      78        14       92
                                  -----     ------   -------
          Total                   $ 267      $ 55     $ 322
                                  =====     ======    =======
   A reconciliation from expected federal income tax expense to actual income tax expense for the periods indicated follows. The statutory federal income tax rate for the years 1996, 1995 and 1994 is 34%.

                                                  Years ended  September 30,
                                                1996      1995    1994
                                                  (dollars in thousands)

Expected federal income tax expense             $ 128     $  89     $ 299
Increases (reductions) in income taxes
 resulting from:
    South Carolina income tax expense,
       net  of  federal  income  tax  benefit      15        35        36
    Other, net                                    (19)      (13)      (13)
                                                ------     -----     -----

      Total                                     $ 124     $  81     $ 322
                                                ======     =====   =======

Effective tax rate                               32.9%     30.7%     36.7%
                                                ======     =====   ========

   Savings associations that meet certain definitional tests and other conditions prescribed by the Internal Revenue Code are allowed to deduct, within limitations, a bad debt deduction computed as a percentage of taxable income before such deduction. The deduction percentage is 8% for the years ended September 30, 1996, 1995, and 1994. Alternately, a qualified savings association may compute its bad debt deduction based upon actual loan loss experience (the "Experience Method"). The Bank computed its bad debt deduction utilizing the "Percentage of Taxable Income Method" for fiscal 1996, 1995, and 1994. As a result of recent tax legislation, the Bank will be required to change its overall tax method of accounting for bad debts to the "Experience Method" beginning in fiscal 1997.

                       LOWCOUNTRY SAVINGS BANK, INC.

                       Notes to Financial Statements

(8)  Income Taxes, Continued

   Under SFAS 109, deferred tax assets are initially recognized for differences between the financial statement carrying amount and the tax bases of assets and liabilities which will result in future deductible amounts and operating loss and tax credit carryforwards. A valuation allowance is then established to reduce the deferred tax asset to the level at which it is "more likely than not" that the tax benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss or credit carryforwards depends on having sufficient taxable income of an appropriate character within the carryback and carryforward periods. Sources of taxable income that may allow for the realization of tax benefits include (1) taxable income in the current year or prior years that is available through carryback, (2) future taxable income that will result from the reversal of existing taxable temporary differences, and (3) future taxable income generated by future operations. Based upon past earnings and projections of future taxable income, the Bank has not established a valuation allowance. Management believes that it is more likely than not that the Bank will realize these tax benefits.

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30 are presented below:


                                                              1996      1995
                                                          (dollars in thousands)

       Deferred tax assets:
        Loan  loss  allowances deferred for tax                $   56     $  79
        Deferred fees recognized for tax purposes
          as received                                               4        10
        Interest income and miscellaneous expenses
           recognized  on  the cash basis for  tax  purposes       12        -
                                                                ------    ------

            Total gross deferred tax assets                        72        89
                                                                -----     ------
        Less valuation allowance                                    -        -
                                                                ------   ------


            Net deferred tax assets                               72         89
                                                                ------    ------

      Deferred tax liabilities:
        Interest income and miscellaneous expenses
            recognized  on  the cash basis for  tax  purposes       -       117
        FHLB  stock  dividends  deferred  for  tax  purposes       17        17
        Depreciation for tax purposes in excess of such
          amount for financial reporting purposes                  10         3
                                                                -----    -------
            Total gross deferred tax liabilities                   27       137
                                                                -----    -------
            Net deferred tax asset (liability)                    $45      $(48)
                                                                =====    ======

   The net deferred tax asset (liability) is included in other assets (other liabilities) in the accompanying balance sheets.

                       LOWCOUNTRY SAVINGS BANK, INC.

                       Notes to Financial Statements

(9)  Employee Benefits

   The Bank established two stock option plans in 1986, a Non- qualified Stock Option Plan for its Directors and Officers, and an Employee Incentive Stock Option Plan. Under each plan, 100,000 shares of common stock were reserved for issuance pursuant to grants issued by the Board of Directors. There were an additional 100,000 shares of common stock reserved for issuance pursuant to grants under the Non-qualified Stock Option Plan in fiscal 1995. The options have a maximum duration of ten years and may not be exercised at less than the market value of the Bank's common stock on the date of grant of the option. The amount of options available for grant under the aforementioned plans at September 30, 1996 were 12,799 for the Non-qualified Stock Option Plan and 89,290 for the Employee Incentive Stock Option Plan.

   At September 30, 1996, the Bank had the following options outstanding:

      Non-qualified Stock Option Plan

                     Options                Option
                   Granted and    Options    Price        Expiration
      Grant Date   Exercisable  Exercised   Per Share       Date

      April 27, 1989    68,779      -     $ 5.00        April 27, 1999
      June 20, 1994     31,221      -       7.50        June 20, 2004
      April 27, 1995    87,201      -       7.50        April 27, 2005
                        -----      ----   ------
                       187,201      -     $ 6.58
                       ======      ====   ======

      Employee Incentive Stock Option Plan

                     Options                Option
                   Granted and    Options    Price    Expiration
      Grant Date   Exercisable   Exercised Per Share     Date

      April 27, 1989   10,710      -        $ 5.00    April 27, 1999

(10) StockholdersO Equity

   Preferred stock and special stock are issuable in separate series. The preferences, limitations and relative rights of these classes of stock are determined by the board of directors before issuance. No preferred or special stock shares have been issued. The Board of Directors of the Bank declared a 4 for 3 stock split effective March 5, 1996. All share and per share amounts have been retroactively restated for the 4 for 3 split.


 (11)   Deferred Compensation Plan

   In September 1996, the Company adopted a deferred compensation plan for the benefit of the Directors. While the plan is to be funded from the general assets of the company, life insurance policies were acquired for the purpose of serving as the primary funding source. The cost of the policies was $900,000. This amount is included in other assets as of September 30. 1996.

                       LOWCOUNTRY SAVINGS BANK, INC.

                       Notes to Financial Statements

(12) Disclosures Regarding Fair Value of Financial Instruments

   SFAS No. 107, Disclosure About Fair Value of Financial Instruments, issued in December, 1991, and effective beginning with the Company's 1996 financial statements, requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and the relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgments made regarding risk characteristics of various financial instruments, discount rates, prepayments, estimates of future cash flows, future expected loss experience and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison on independent markets and, in many cases, may or may not be realized in an immediate sale of the instrument.

   Under SFAS No. 107, fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of the assets and liabilities that are not financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

   The following describes the methods and assumptions used by the Company in examining the fair values of financial instruments.

      a. Cash and Cash Equivalents, Interest Bearing Deposits in Other Banks, Certificates of Deposit, and FHLB Stock

         The carrying value approximates fair value.

      b. Loans

         The fair value of fixed rate loans is estimated by discounting cash flows by applying interest rates currently being offered on similar loan products. The fair value of variable loans is the current carrying value of the loans.

      c. Deposits

         Under SFAS No. 107, the estimated fair value of deposits with no stated maturity is equal to the carrying amount. The fair value of time deposits is estimated by discounting contractual cash flows by applying interest rates currently being offered on the deposit products. Under SFAS No. 107, the fair value estimates for deposits do not include the benefit that results from the low cost funding provided by the deposit liabilities as compared to the cost of alternative forms of funding.

      d. Short-term Borrowings

         The carrying amount approximates fair value due to the short-term nature of these instruments.

                       LOWCOUNTRY SAVINGS BANK, INC.

                       Notes to Financial Statements

(12) Disclosures Regarding Fair Value of Financial Instruments,
Continued

   The carrying value and estimated fair value of the Company's financial instruments at September 30, 1996, are as follows:
                                           Carrying  Estimated
                                            Amount   Fair Value
                                         (dollars in thousands)

      Cash and cash equivalents            $ 2,204    $ 2,204

      Interest bearing deposits                676        676

      Certificates of deposit                  900        900

      Loans                                 68,248     68,272

      FHLB Stock                               472        472

      Deposits                              61,606     61,729

      Advances FHLB                          5,500      5,500


(13) Regulatory Capital Requirements

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off- balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined) and to average assets (as defined). Management believes, as of September 30, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

   As of the most recent regulatory examination, the Bank was deemed well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events, since that examination that management believes have changed the institution's category.

                       LOWCOUNTRY SAVINGS BANK, INC.

                       Notes to Financial Statements

(13) Regulatory Capital Requirements, Continued

   Following are the required and actual capital amounts and ratios for the Bank as of September 30, 1996 and 1995.


                                                                   To be well
                                                               capitalized under
                                      For capital               prompt corrective
                         Actual      adequacy purposes         action provisions:
                     Amount Ratio    Amount       Ratio           Amount Ratio

                                             (dollars in thousands)

As of September 30, 1996

Total capital to risk
   weighted  assets        $6,342      13.48%  $3,765      8.00%  $4,706      10.00%

Tier 1 capital to risk
   weighted  assets         6,009      12.77    1,883      4.00    2,824       6.00

Tier 1 capital to
  average assets            6,009       8.94    2,837      4.00    3,546       5.00

As of September 30, 1995

Total capital to risk
   weighted  assets         4,995      13.16    3,036      8.00    3,794      10.00

Tier 1 capital to risk
   weighted  assets         4,896      12.90    1,518      4.00    2,277       6.00

Tier 1 capital to
  average assets            4,896       7.91    2,477      4.00    3,095       5.00


(14) Regulatory Matters

   On September 30, 1996 the Government signed into law a plan under which the Bank Insurance Fund ("BIF"), which is the primary deposit insurance fund for commercial banks, would be merged with the Savings Association Insurance Fund ("SAIF"), which is the primary deposit insurance fund for thrifts and savings banks. In connection with this merger, all members of the SAIF fund are required to pay a one-time assessment of $.657 per every $100 of deposit balances as of March 31, 1995 and payable on November 30, 1996. In exchange for this one-time assessment, qualifying members of the SAIF will receive a reduction in their annual assessment in future years starting in 1997 to $.064 per every $100 of assessable deposits. Based on the BankOs deposit balances as of March 31, 1995, the one time assessment was approximately $322,000 and has been accrued in the fiscal 1996 financial statements.

                       LOWCOUNTRY SAVINGS BANK, INC.

                       Notes to Financial Statements

(15)    Subsequent Event

   On March 20, 1997, the Bank signed a definitive agreement to sell all of its outstanding shares of common stock to Carolina First Corporation (OCarolina FirstO) for approximately $13.3 million, with 60% payable in Carolina First common stock and 40% payable in cash. The purchase price per Lowcountry Savings Bank, Inc. common share is $14.75. The BankOs shareholders can elect to receive all common stock, 50% common stock and 50% cash, or all cash from the transaction. The common stock portion of the exchange is expected to be tax-free for the BankOs shareholders, while the cash portion is expected to be taxable to the shareholders. Carolina First plans to merge the Bank into Carolina First Bank, a wholly-owned subsidiary of Carolina First. The transaction, which is subject to the receipt of regulatory approval and the approval of the BankOs shareholders, is expected to be completed in the second quarter of calendar year 1997.

                          LOWCOUNTRY SAVINGS BANK, INC.

                                 Balance Sheets
                                    Unaudited

                      March 31, 1997 and September 30, 1996
                             (Dollars in Thousands)



                                                         March 31, September 30,
                                                            1997         1996
                  Assets

Cash and cash equivalents (including interest-bearing
     deposits of $1,427 and $676 respectively)                 $ 2,429    $2,880
Certificates of deposit in other depository institutions           800       900
Loans receivable (net of the allowance for loan losses
     of $359 and $368 respectively)                             71,028    68,248
Federal Home Loan Bank stock, at cost                              513       472
Premises and equipment, net                                      1,347     1,321
Accrued interest receivable                                        513       473
Other assets                                                     1,029     1,067
                                                               -------   -------

              Total assets                                     $77,659   $75,361
                                                               =======   =======


     Liabilities and Stockholders' Equity
Liabilities:
     Deposits                                                  $63,751   $61,606
     Advances from Federal Home Loan Bank                        6,250     5,500
     Advance payments by borrowers for taxes
         and insurance                                             344       659
     Accrued interest payable                                        8         8
     Other liabilities                                           1,059     1,579
                                                               -------   -------
              Total liabilities                                 71,412    69,352
                                                               -------   -------

Stockholders equity:
     Preferred stock no par value, 50,000,000 shares
         authorized, none issued                                  --        --
     Special stock no par value, 50,000,000 shares
         authorized, none issued                                  --        --
     Common stock $5 par value, 50,000,000 shares
         authorized, 903,576 shares issued and outstanding       4,518     4,518
     Additional paid-in capital                                    347       347
     Retained earnings                                           1,382     1,144
                                                               -------   -------
              Total stockholders' equity                         6,247     6,009
                                                               -------   -------

              Total liabilities and stockholders' equity       $77,659   $75,361
                                                               =======   =======


                See accompanying notes to financial statements.

                          LOWCOUNTRY SAVINGS BANK, INC.

                            Statements of Operations
                                    Unaudited

           For the three and six months ended March 31, 1997 and 1996
                             (Dollars in Thousands)


                                             Three months ended          Six months ended
                                                    March 31,              March 31,
                                               1997           1996     1997         1996
                                              ----           ----      ----         ----

Interest income:
     Loans                                    $  1,584     $1,258     $3,140     $2,496
     Interest and dividends on
         investments and deposit                    32         34         58         79
                                              --------   --------   --------   --------
                                                 1,616      1,292      3,198      2,575
                                              --------   --------   --------   --------
Interest expense:
     Deposits                                      765        775      1,534      1,557
     Borrowings                                     69         16        149         66
                                              --------   --------   --------   --------
                                                   834        791      1,683      1,623
                                              --------   --------   --------   --------
Net interest income                                782        501      1,515        952
Provision for loan losses                           19       --           43       --
                                              --------   --------   --------   --------
Net interest income after provision
     for loan losses                               763        501      1,472        952
                                              --------   --------   --------   --------

Other income:
     Gain on sale of loans                          34         77         76        169
     Loan brokerage fees                             1         15         47         56
     Service fees on deposits                       69         82        153        174
     Gain on sale of real estate owned               3         36          5         37
     Other                                          72         47        101         79
                                              --------   --------   --------   --------
                                                   179        257        382        515
                                              --------   --------   --------   --------
General and administrative expenses:
     Salaries and employee benefits                383        331        766        640
     Occupancy                                     133        119        263        225
     Data processing                                67         45        112         85
     Marketing                                      15         10         40         17
     Professional fees                              14          9         26         24
     Insurance                                       8         24         45         60
     Office supplies, telephone and postage         43         31         81         63
     Other                                          23         22         42         36
                                              --------   --------   --------   --------
                                                   686        591      1,375      1,150
                                              --------   --------   --------   --------

Income before income taxes                         256        167        479        317
Income taxes                                        96         54        178        102

                                              --------   --------   --------   --------

Net income                                    $    160       $113       $301       $215

                                              ========   ========   ========   ========

Earnings per share:
     Primary                                  $    .17       $.14       $.31       $.26
     Fully diluted                            $    .16       $.14       $.31       $.26

Weighted-average shares outstanding
     Primary                                   958,641    818,893    958,641    818,893
     Fully diluted                             973,679    818,893    966,160    818,893

                See accompanying notes to financial statements.

                          LOWCOUNTRY SAVINGS BANK, INC.

                  Statements of Changes in Stockholders' Equity
                                    Unaudited

                For the six months ended March 31, 1997 and 1996
                             (Dollars in Thousands)

                                        Additional              Total
                             Common     Paid-in    Retained   Stockholders'
                             Stock      Capital     Earnings    Equity

Balance at September 30, 1995    $2,971     $877    $1,048    $4,896

Stock split (4/3 shares)            991     (877)     (114)     --

Net income                         --       --         215       215

Cash dividend ($.05 per share)     --       --         (42)      (42)
                                 ------   ------    ------    ------

Balance at March 31, 1996        $3,962   $ --      $1,107    $5,069
                                 ======   ======    ======    ======


Balance at September 30, 1996    $4,518   $  347    $1,144    $6,009

Net income                         --       --         301       301

Cash dividend ($.07 per share)     --       --         (63)      (63)
                                 ------   ------    ------    ------

Balance at March 31, 1997        $4,518   $  347    $1,382    $6,247
                                 ======   ======    ======    ======







                 See accompanying notes to financial statements

                          LOWCOUNTRY SAVINGS BANK, INC.

                            Statements of Cash Flows
                                    Unaudited

                For the six months ended March 31, 1997 and 1996
                             (Dollars in Thousands)

                                                                               Six months ended
                                                                                  March 31,
                                                                              1997          1996
                                                                            --------    --------

Cash flows from operating activities:
     Net income                                                             $    301       $ 215
     Adjustments to reconcile net income to net cash
         provided by (used in) operating activities:
              Gain on sale of loans                                              (76)       --
              Proceeds from sale of loans                                      5,552      10,336
              Originations of loans held for sale                             (5,476)    (11,038)
              Increase (decrease) in net deferred loan fees                      (33)        326
              Provision for loan losses                                           43        --
              Depreciation and amortization                                      121          90
              (Increase) in accrued interest receivable                          (40)        (16)
              Decrease (increase) in other assets                                 38        (191)
              Decrease in accrued interest payable                              --             4
              Increase (decrease) in other liabilities                          (520)        308
                                                                            --------    --------
                  Net cash provided by (used in) operating activities            (90)         34
                                                                            --------    --------

Cash flows from investing activities:
     Proceeds from matured certificates of deposit at other
         depository institutions                                                 900       1,000
     Purchase of certificates of deposit at other depository institutions       (800)     (1,000)
     Loan disbursements                                                      (13,837)    (15,787)
     Loans purchased                                                            --        (4,957)
     Principal collected on loans                                             11,047      14,216
     Purchase of furniture, fixtures and equipment                              (147)       (140)
     Purchase of FHLB stock                                                      (41)       --
     Sale of other real estate                                                  --           361
                                                                            --------    --------
                  Net cash used in investing activities                       (2,878)     (6,307)
                                                                            --------    --------

Cash flows from financing activities:
         Net increase in deposits                                              2,145       9,360
         Increase (decrease) in Federal Home Loan Bank advances                  750       2,500
         (Decrease) in advance payments by borrowers for
              taxes and insurance                                               (315)       (176)
         Cash dividends on common stock                                          (63)        (42)
                                                                            --------    --------
         Net cash provided by financing activities                             2,517      11,642
                                                                            --------    --------

Net increase (decrease)  in cash and cash equivalents                           (451)      5,369

Cash and cash equivalents - beginning of period                                2,880       2,577
                                                                            --------    --------

Cash and cash equivalents - end of period                                   $  2,429      $7,946
                                                                            ========    ========

Supplemental information:
     Interest paid on deposits and borrowings                               $  1,683      $1,604
                                                                            ========    ========
     Income taxes paid                                                      $    297      $   11
                                                                            ========    ========

                See accompanying notes to financial statements.

                          LOWCOUNTRY SAVINGS BANK, INC.


                      Notes to Interim Financial Statements



1.     Summary of Significant Accounting Policies

       A summary of Lowcountry Savings Bank, Inc.'s significant accounting policies is included in the 1996 Annual Report to Shareholders.

2.     Management's Opinion

       In the opinion of management, the accompanying interim financial statements reflect all normal recurring adjustments which are necessary for a fair presentation of the financial position of Lowcountry Savings Bank, Inc. at March 31, 1997, and the results of their operations and their cash flows for the six months ended March 31, 1997 and 1996.

                                   EXHIBIT A

                            REORGANIZATION AGREEMENT





                                  BY AND AMONG




                           CAROLINA FIRST CORPORATION,

                              CAROLINA FIRST BANK,

                                       AND

                          LOWCOUNTRY SAVINGS BANK, INC.















                           DATED AS OF MARCH 14, 1997

                                TABLE OF CONTENTS

SECTION I.  DEFINITIONS..................................................5
         1.1.  Agreement.................................................5
         1.2.  Articles of Merger........................................5
         1.3.  BCA.......................................................5
         1.4.  Benefit Plans.............................................5
         1.5.  CFC.......................................................5
         1.6.  CFC Common Stock..........................................5
         1.7.  CFB.......................................................5
         1.9.  Code......................................................5
         1.10.  Confidential Information.................................5
         1.11. Merger....................................................5
         1.12. ERISA.....................................................5
         1.13. Effective Time............................................5
         1.14. FDIC......................................................5
         1.15. Federal Reserve Board.....................................5
         1.16. LSB Common Stock..........................................5
         1.17. OTS.......................................................5
         1.18. Plan of Merger............................................5
         1.19. Proxy Statement...........................................5
         1.20. Registration Statement....................................5
         1.21. Regulations...............................................5
         1.22. Reorganization Agreement..................................5
         1.23. SEC.......................................................5
         1.24. Securities Act............................................5
         1.25. State Board...............................................5
         1.26. Shareholder Approvals.....................................6
         1.27. Shareholders' Meeting.....................................6
         1.28. Surviving Corporation.....................................6

SECTION II.  THE MERGER..................................................6
         2.1.  General Provisions........................................6
         2.2.  The Closing...............................................6
         2.3.  Consideration for the Merger..............................6
         2.4.  Approval of LSB Shareholders..............................6
         2.5.  Tax Treatment.............................................6

SECTION III.  REPRESENTATIONS AND WARRANTIES OF LSB......................6
         3.1.  Organization, Good-Standing and Conduct of Business.......6
         3.2.  Corporate Authority.......................................6
         3.3.  Binding Effect............................................6
         3.4.  Capitalization of LSB.....................................7
         3.5.  Absence of Defaults.......................................7
         3.6.  Non-Contravention and Defaults; No Liens..................7
         3.7.  Necessary Approvals.......................................7
         3.8.  Financial Statements......................................7
         3.9.  Tax Returns...............................................7
         3.10. Undisclosed Liabilities...................................8
         3.11. Title to Properties, Encumbrances.........................8
         3.12. Litigation................................................8
         3.13. Reports...................................................8
         3.14. Brokers...................................................8
         3.15. Expenditures..............................................8
         3.16. Insurance.................................................8
         3.17. Contracts and Commitments.................................8
         3.18. Employee Benefit Plans....................................9
         3.19. Environmental Matters.....................................9
         3.20. LSB Information..........................................10
         3.21. Due Diligence............................................10
         3.22. Resale of CFC Common Stock...............................10

SECTION IV.  REPRESENTATIONS AND WARRANTIES BY CFC AND CFB..............10
         4.1.  Organization, Good-Standing and Conduct of Business......10
         4.2.  Corporate Authority......................................10
         4.3.  Binding Effect...........................................10
         4.4.  Capitalization of CFC....................................10
         4.5.  Subsidiaries of CFC......................................11
         4.6.  Absence of Defaults......................................11
         4.7.  Non-Contravention and Defaults; No Liens.................11
         4.8.  Necessary Approvals......................................11
         4.9.  Financial Statements.....................................11
         4.10. Tax Returns..............................................11
         4.11. Undisclosed Liabilities..................................12
         4.12. Litigation...............................................12
         4.13. Reports..................................................12
         4.14. CFC Information..........................................12
         4.15. Due Diligence............................................12

SECTION V.   CONDUCT OF BUSINESS PENDING CLOSING........................12
         5.1.  Conduct of LSB Pending Closing...........................12
         5.2.  Conduct of CFC Pending Closing...........................13

SECTION VI.  COVENANTS OF THE PARTIES...................................13
         6.1.  Access to Properties and Records.........................13
         6.2.  Regulatory Filings.......................................13
         6.3.  Registration Statement/Proxy Statement...................13
         6.4.  Affiliates' Letters......................................13
         6.5.  Listing of CFC Common Stock..............................14
         6.6.  Letters from Accountants.................................14
         6.7.  Tax Treatment............................................14
         6.8.  Expenses.................................................14
         6.9.  Material Events..........................................14
         6.10. Public Announcements.....................................14
         6.11. Pearson Employment Contract..............................14
         6.12. Director Compensation....................................14

SECTION VII.   CONDITIONS TO CFC'S OBLIGATION TO CLOSE..................14
         7.1.  Performance of Acts and Representations by LSB...........14
         7.2.  Opinion of Counsel for LSB...............................14
         7.3.  Conduct of Business......................................15
         7.4.  Consents.................................................15
         7.5.  Certificate..............................................15
         7.6.  Due Diligence............................................15
         7.7. Pearson Employment Contract...............................15

SECTION VIII. CONDITIONS TO THE OBLIGATION OF LSB TO CLOSE..............15
         8.1.  Performance of Acts and Representations by CFC and CFB...15
         8.2.  Opinion of Counsel for CFC...............................15
         8.3.  Conduct of Business......................................15
         8.4.  Consents.................................................15
         8.5.  Certificate..............................................16
         8.6.  Tax Opinion..............................................16
         8.7.  Fairness Opinion.........................................16
         8.8.  Shareholder Approvals....................................16
         8.9.  Due Diligence............................................16
         8.10. Pearson Employment Contract..............................16

SECTION IX.   TERMINATION...............................................16
         9.1.  Termination..............................................16
         9.2.  Effect of Termination....................................16

SECTION X.   INDEMNIFICATION............................................16
         10.1.  Information for Application and Statements..............16
         10.2.  Indemnification of Officers and Directors...............17

SECTION XI.   MISCELLANEOUS.............................................17
         11.1.  Survival of Representations and Warranties..............17
         11.2.  Entire Agreement........................................17
         11.3.  Binding Agreement.......................................17
         11.4.  Notices.................................................17
         11.5.  Counterparts............................................17
         11.6.  Headings................................................17
         11.7.  Law Governing...........................................17
         11.8.  Amendment...............................................17
         11.9.  Waiver..................................................17

APPENDICES
Appendix A   Plan of Merger

         This REORGANIZATION AGREEMENT is entered into as of this 14th day of March, 1997 among Carolina First Corporation ("CFC"), a corporation organized and existing under the laws of the State of South Carolina, Carolina First Bank ("CFB"), a corporation organized and existing under the laws of the State of South Carolina, and Lowcountry Savings Bank, Inc. ("LSB"), a state savings association organized and existing under the laws of South Carolina.
         WHEREAS, CFC desires to acquire LSB through the merger of LSB with and into CFB (the "Merger");
         WHEREAS, the respective Boards of Directors of CFC, CFB and LSB have approved such Merger pursuant to the terms and conditions of this Agreement and the Plan of Merger attached hereto as Appendix A (the "Plan of Merger");
         WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and
         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, CFC, CFB and LSB hereby agree as follows:

                             SECTION I. DEFINITIONS

         1.1. AGREEMENT. This Reorganization Agreement between CFC, CFB and LSB, together with all schedules, exhibits and appendices attached hereto.

         1.2. ARTICLES OF MERGER. The Articles of Merger to be executed by CFC, CFB and LSB and in a form appropriate for filing with the Secretary of State of South Carolina, and relating to the effective consummation of the Merger as contemplated by the Plan of Merger.

         1.3. BCA. The South Carolina Business Corporation Act of 1988, as amended.

         1.4. BENEFIT PLANS. All employee benefit plans within the meaning of
Section 3(3) of ERISA and any related or separate contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings that provide benefits of economic value to any present or former employee of, or current or former beneficiary, dependent or assignee of any such employee or former employee.

         1.5. CFC. Carolina First Corporation, a bank holding company headquartered in Greenville, South Carolina.

         1.6. CFC COMMON STOCK. The common stock, par value $1.00 per share, of CFC.

         1.7. CFB. Carolina First Bank, a South Carolina corporation and a wholly-owned subsidiary of CFC.

         1.8. CLOSING; CLOSING DATE. The terms Closing and Closing Date shall have the meanings ascribed to them in Section 2.2 hereof.

         1.9. CODE. The Internal Revenue Code of 1986, as amended.

         1.10. CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean all information of any kind concerning a party hereto that is furnished by such party or on its behalf pursuant to Section 6.1 hereof and designated in writing as "Confidential Information", except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement),
(iv) of which the recipient was in possession prior to disclosure thereof in connection with the Merger, or (v) which was independently developed by the recipient without the benefit of Confidential Information.

         1.11. MERGER. The merger of LSB with and into CFB as more particularly set forth herein and in the Plan of Merger.

         1.12. ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         1.13. EFFECTIVE TIME. The date and time which the Merger becomes effective as set forth in the Articles of Merger.

         1.14. FDIC. The Federal Deposit Insurance Corporation.

         1.15. FEDERAL RESERVE BOARD. The Board of Governors of the Federal Reserve System.

         1.16. LSB COMMON STOCK. The Common Stock, par value $5.00 per share, of LSB.
         1.17. OTS. The Office of Thrift Supervision.

         1.18. PLAN OF MERGER. The Plan of Merger attached to this Reorganization Agreement as Appendix A.

         1.19. PROXY STATEMENT. The proxy statement included in the Registration Statement which shall be furnished to the LSB shareholders in connection with the solicitation by the LSB Board of Directors of proxies for the approval of this Agreement and the matters contemplated hereby.

         1.20. REGISTRATION STATEMENT. The Registration Statement on Form S-4 to be filed with the SEC registering the issuance of the CFC Common Stock to be issued to the LSB shareholders in connection with the Merger.

         1.21. REGULATIONS. The regulations issued by the Internal Revenue Service under the Code.

         1.22. REORGANIZATION AGREEMENT. This Reorganization Agreement, including all schedules, appendices and exhibits attached hereto.

         1.23. SEC. The Securities and Exchange Commission.

         1.24. SECURITIES ACT. The Securities Act of 1933, as amended.

         1.25. STATE BOARD. The South Carolina State Board of Financial Institutions.

         1.26. SHAREHOLDER APPROVALS. This term shall mean, as the context may require, the duly authorized written consent of CFC to the Merger of LSB with and into CFB and the approval by the requisite vote of the shareholders of LSB at the Shareholders' Meeting of the Merger of LSB with and into CFB, all in accordance with this Reorganization Agreement and the Plan of Merger.

         1.27. SHAREHOLDERS' MEETING. The meeting of the shareholders of LSB at which the Merger shall be voted upon.

         1.28. SURVIVING CORPORATION. The surviving corporation after consummation of the Merger, which shall be CFB.

                             SECTION II. THE MERGER

      2.1. GENERAL PROVISIONS. Subject to the terms and conditions of this Reorganization Agreement, including the Plan of Merger, at the Effective Time, LSB shall be merged with and into CFB, which shall be the Surviving Corporation and remain a wholly-owned subsidiary of CFC. At the Effective Time, the separate corporate existence of LSB shall cease. CFC and LSB hereby agree that the Merger will be effected pursuant to the terms set forth in the Plan of Merger.

         2.2.THE CLOSING. The Closing of the transaction contemplated herein shall be held as soon as reasonably practicable after fulfillment of all conditions set forth in Section VII and Section VIII hereof (the "Closing Date"), at the offices of Wyche, Burgess, Freeman & Parham, P.A. or at such other place and time as the parties hereto may mutually agree; provided, however, that in the event that Closing has not occurred by September 30, 1997, either party hereto shall have the right to terminate this Reorganization Agreement.

         2.3. CONSIDERATION FOR THE MERGER. The manner of converting the shares of LSB into shares of CFC shall be as set forth in the Plan of Merger.

         2.4. APPROVAL OF LSB SHAREHOLDERS. CFC, CFB and LSB shall jointly prepare the Proxy Statement, which shall be reasonably acceptable to all parties. The Proxy Statement shall be mailed to LSB shareholders as soon as reasonably practicable after the SEC's declaration of effectiveness of the Registration Statement, with due consideration given to the anticipated length of time that will be required to obtain the necessary regulatory approvals.

         2.5. TAX TREATMENT. CFC and LSB intend that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Code.

         2.6. OPTIONS. At the Effective Time, all outstanding obligations, commitments, options, warrants or other securities set forth on Schedule 3.4 of the Reorganization Agreement which are exercisable for or convertible into, or which require the issuance of, shares of any class of capital stock of LSB ("Options"), shall, after the Effective Date, represent only the right to receive shares of CFC Common Stock based on the Conversion Ratio (as defined in the Plan of Merger). In addition, the term of the Options shall be extended such that they shall expire 10 years from the Closing Date.


               SECTION III. REPRESENTATIONS AND WARRANTIES OF LSB

         LSB hereby represents and warrants to CFC the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section III shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by CFC, such breach or inaccuracy must be materially adverse in the aggregate with respect to the business of LSB.

         3.1. ORGANIZATION, GOOD-STANDING AND CONDUCT OF BUSINESS. LSB is a state savings association, duly organized, validly existing and in good standing under the laws of South Carolina, and has full power and authority and all necessary governmental and regulatory authorization to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by LSB makes such license or qualification necessary.

         3.2. CORPORATE AUTHORITY. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the Board of Directors of LSB. Other than approval of the Merger by the shareholders of LSB, no other corporate acts or proceedings on the part of LSB are required or necessary to authorize this Reorganization Agreement or the Merger.

         3.3. BINDING EFFECT. Subject to receipt of Shareholder Approval and any required regulatory approvals, when executed, this Reorganization Agreement will constitute a valid and legally binding obligation of LSB, enforceable against LSB in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC- insured institutions or the relief of debtors generally, (ii) laws relating to the safety and soundness of depository institutions, and (iii) general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by LSB in accordance with the provisions hereof, shall be duly authorized, executed and delivered by LSB and enforceable against LSB in accordance with its terms, subject to the exceptions in the previous sentence.

         3.4. CAPITALIZATION OF LSB. The authorized capital stock of LSB consists solely of (i) 50,000,000 authorized shares of common stock ($5.00 par value), of which 903,576 shares are issued and outstanding, (ii) 50,000,00 shares of preferred stock, none of which is outstanding, and (iii) 50,000,000 shares of special stock, none of which is outstanding. All of the issued and outstanding shares of LSB are validly issued and fully paid and nonassessable. Except for the items set forth on Schedule 3.4 attached hereto, there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of LSB, or pursuant to which LSB is or may become obligated to issue any shares of its capital stock. None of the shares of the LSB Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in LSB's Articles of Incorporation or Bylaws and except for restrictions on account of applicable federal or state securities laws. LSB does not hold 10% of any class of equity securities of any other company or legal entity.

         3.5. ABSENCE OF DEFAULTS. LSB is not in default under, or in violation of, any provision of its Articles of Incorporation or Bylaws. LSB is not in default under, or in violation of, any agreement to which LSB is a party, the effect of which default or violation would have a material adverse effect on LSB or its business operations or prospects. Except as disclosed in Schedule 3.5, LSB is not in violation of any applicable law, rule or regulation, the effect of which would have a material adverse effect on LSB or its business operations or prospects.

         3.6. NON-CONTRAVENTION AND DEFAULTS; NO LIENS. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which LSB is a party or by which it may be bound,
(ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of LSB, or (iv) violate any provisions of LSB's Articles of Incorporation or Bylaws. To the best of LSB's knowledge, no other party to any material agreement to which LSB is a party is in default thereunder or in breach of any provision thereof. To the best of LSB's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.

         3.7. NECESSARY APPROVALS. LSB has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire, lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a material adverse effect on the financial circumstances of LSB. Further, there is no reasonable basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary filings with, and approvals and authorizations of the OTS, State Board, the FDIC, no consent, approval, authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of LSB in connection with the execution and delivery of this Reorganization Agreement or the consummation by LSB of the transactions contemplated hereby. Except for the agencies in the preceding sentence or as disclosed in Schedule 3.7 attached hereto, LSB is not required to procure the approval of any person, firm, corporation, or other entity, foreign or domestic, in order to prevent the termination of any right, privilege, license or contract of LSB as a result of this Reorganization Agreement.

         3.8. FINANCIAL STATEMENTS. The audited financial statements of LSB at and for each of the fiscal years ended September 30, 1994, 1995 and 1996, and the unaudited monthly statements subsequent to September 30, 1996 (the "LSB Financial Statements") all of which have been provided to CFC, are true, correct and complete in all material respects and present fairly, in conformity with generally accepted accounting principles consistently applied, the financial position of LSB at the dates indicated and the results of its operations for each of the periods indicated, except as otherwise set forth in the notes thereto and except, with respect to the unaudited statements' normal year end adjustments. The books and records of LSB have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of LSB.

         3.9. TAX RETURNS. LSB files its income tax returns and maintains its tax books and records on the basis of a taxable year ending September 30. LSB has duly filed all tax reports and returns required to be filed by any federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls) through the date hereof, and LSB has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with generally accepted accounting principles consistently applied for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof. LSB is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established. LSB does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any federal, state or local income, property, franchise, sales, license or payroll tax. LSB does not know, or have reason to know, of any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of LSB which, if determined adversely, would result in the assertion of any deficiency.

         3.10. UNDISCLOSED LIABILITIES. Except for the liabilities which are disclosed in the LSB Financial Statements or as set forth on Schedule 3.10, LSB has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since September 30, 1996, there has been (i) no material adverse change in the business or operations of LSB, (ii) no incurrence by or subjection of LSB to any obligation or liability (whether fixed, accrued or contingent) or commitment material to LSB not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the LSB Financial Statements at and for the periods subsequent to September 30, 1996.

         3.11. TITLE TO PROPERTIES, ENCUMBRANCES. LSB has good and marketable title to all of the real property and depreciable tangible personal property owned by it, free and clear of any liens, claims, charges, options or other encumbrances, except for any lien for (i) current taxes not yet due and payable,
(ii) pledges to secure deposits and other liens incurred in the ordinary course of the banking business, (iii) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent, or
(iv) such items as are set forth on Schedule 3.11.

         3.12. LITIGATION. Except as shown on Schedule 3.12, there are no claims, actions, suits or proceedings pending or threatened against LSB, or to its knowledge affecting LSB, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a material adverse effect on the business or operations of LSB, and LSB knows of no basis for any of the foregoing. There is no order, writ, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting LSB specifically or to which LSB is subject.

         3.13. REPORTS. LSB has duly made all reports and filings required to be made pursuant to applicable law, except for failures to file or reports which would not have a material adverse effect on the business or financial condition of LSB.

         3.14. BROKERS. Except as provided in its contract with T. Stephen Johnson & Associates (a copy of which has been provided to CFC), LSB has not incurred any liability for any commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein.

         3.15. EXPENDITURES. Schedule 3.15 sets forth any single expenditure of $25,000 or more proposed to be made by LSB after the date hereof and a summary of the terms and conditions pertaining thereto. At least 20 business days prior to the Closing Date, LSB will advise CFC of any changes to Schedule 3.15 reflecting additions or deletions thereto since the date hereof.

         3.16. INSURANCE. Attached hereto as Schedule 3.16 is a true and complete summary of the policies of fire, liability, life and other types of insurance held by LSB, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance company, annual premium, expiration date, deductible amount, if any, and amount of coverage. Each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of LSB taking into account the availability and cost of such coverage. To the extent permissible pursuant to such policies, all such policies shall remain in full force and effect for a period of at least 90 days following the Closing Date. There is no reason known to LSB that any such policy will not be renewable on terms and conditions as favorable as those set forth in such policy.

         3.17. CONTRACTS AND COMMITMENTS. Schedule 3.17 attached hereto sets forth each contract or other commitment of LSB which requires an aggregate payment by LSB after the date hereof of more than $25,000, and any other contract or commitment that in the opinion of the LSB management materially affects the business of LSB. Except for the contracts and commitments described in this Reorganization Agreement or as set forth in
Schedule 3.17, LSB is not party to or subject to:

                            1. Any contracts or commitments which are material to its business, operations or financial condition other than loans or agreements with respect thereto entered into in the ordinary course of business;

                            2. Any employment contract or arrangement, whether oral or written, with any officer, consultant, director or employee which is not terminable on 30 days' notice without penalty or liability to make any payment thereunder for more than 30 days after such termination;

                            3. Any plan or contract or other arrangement, oral or written, providing for insurance for any officer or employee or members of their families;

                            4. Any plan or contract or other arrangement, oral or written, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit-sharing or other benefits for employees;

                            5. Any contract or agreement with any labor union;

                            6. Any contract or agreement with customers for the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;

                            7. Any contract restricting LSB from carrying on its business anywhere in the United States;

                            8. Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, conditional sale, lease-purchase, or otherwise;

                            9. Any joint venture contract or arrangement or any other agreement involving a sharing of profits;

                            10. Any license agreement in which LSB is the licensor or licensee;

                            11. Any material contract or agreement, not of the type covered by any of the other items of this Section 3.17, which by its terms is either (i) not to be performed prior to 30 days from the date hereof, or (ii) does not terminate, or is not terminable without penalty to LSB, or any successors or assigns prior to 30 days from the date hereof.

 3.18. EMPLOYEE BENEFIT PLANS.

                  (a) Schedule 3.18 contains a complete list of all Benefit Plans sponsored or maintained by LSB or under which LSB may be obligated ("LSB Benefit Plans"). LSB has delivered to the Buyer (i) accurate and complete copies of all LSB Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten LSB Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all LSB Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all LSB Benefit Plans (for which annual reports are required) prepared within the last two years. Any LSB Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the LSB Benefit Plan on Schedule 3.18.

                  (b) All LSB Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, the requirements of ERISA, the Code and all other applicable Regulations. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all LSB Benefit Plans have been filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the LSB Benefit Plans, that could subject LSB to any material penalty or tax imposed under the Code or ERISA.

                  (c) Except as set forth in Schedule 3.18, any LSB Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any LSB Benefit Plan.

                  (d) Except as set forth in Schedule 3.18, LSB has no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). LSB has no liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the LSB Benefit Plans.

                  (e) There are no pending or, threatened claims by or on behalf of any LSB Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any LSB Benefit Plans, alleging any breach of fiduciary duty on the part of LSB or any of such party's officers, directors or employees under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The LSB Benefit Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC"). LSB has made all required contributions under the LSB Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

                   (f) With respect to any LSB Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any LSB Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, and (iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date.

         3.19. ENVIRONMENTAL MATTERS. LSB is in compliance with all local, state and federal environmental statutes, laws, rules, regulations and permits, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq. ("CERCLA") and the
Toxic Substances Control Act, 15 U.S.C. 2601 et seq. LSB has not, nor to LSB's knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by LSB (including, without limitation, the buildings or structures thereon) (the "Real Property"). LSB has not, nor to LSB's knowledge have other parties, installed, used, or disposed of any asbestos or asbestos-containing material on, in or under any of the Real Property. LSB has not, nor to LSB's knowledge have other parties, installed or used underground storage tanks in or under any of the Real Property. LSB has provided CFB with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or federal environmental law, ordinance, rule or regulation as any of them relate to LSB.

         3.20. LSB INFORMATION. The written information with respect to LSB, and its officers, directors, and affiliates which shall have been supplied by LSB (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting approval of the Merger by shareholders of LSB, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of LSB or on the date of the Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication to LSB shareholders with respect to the Merger.

         3.21. DUE DILIGENCE. All information provided by LSB in connection with the due diligence investigation by CFC was, at the time that such information was provided, fair, accurate and complete in all material respects. Since the date of such provision of information, there have been no changes in such information, which taken in the aggregate, represent a material adverse change in the business, operations or prospects of LSB. LSB has not failed to provide or make available to CFC all material information regarding LSB.

         3.22. RESALE OF CFC COMMON STOCK. LSB knows of no present plan or intention on the part of its shareholders to sell, assign, transfer or otherwise dispose of shares of CFC Common Stock to be received by such shareholders in connection with the Merger which would reduce said shareholders' holdings of CFC common stock to a number of shares having, in the aggregate, a value of less than 50% of the value of LSB Common Stock outstanding as of the Effective Time. For purposes of this representation, the number of shares of CFC Common Stock which would have been received by any dissenting shareholders of LSB had they not dissented, and shares of LSB Common Stock sold, redeemed or otherwise disposed of prior or subsequent to and as part of the Merger, will be considered as shares received by shareholders of LSB and then disposed of by shareholders of LSB.

            SECTION IV. REPRESENTATIONS AND WARRANTIES BY CFC AND CFB

         CFC and CFB hereby represent and warrant to LSB the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section IV shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by LSB, such breach or inaccuracy must be materially adverse in the aggregate with respect to the business of CFC.

         4.1. ORGANIZATION, GOOD-STANDING AND CONDUCT OF BUSINESS. CFC and CFB are corporations, duly organized, validly existing and in good standing under the laws of the State of South Carolina, and have full power and authority and all necessary governmental and regulatory authorization to own all of their properties and assets and to carry on their business as they are presently being conducted, and are properly licensed, qualified and in good standing as foreign corporations in all jurisdictions wherein the character of the properties or the nature of the business transacted by CFC and CFB makes such license or qualification necessary.

         4.2. CORPORATE AUTHORITY. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the Boards of Directors of CFC and CFB. No further corporate acts or proceedings on the part of CFC or CFB are required or necessary to authorize this Reorganization Agreement or the Merger.

         4.3. BINDING EFFECT. When executed, this Reorganization Agreement will constitute a valid and legally binding obligation of CFC and CFB, enforceable against CFC and CFB in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (ii) laws relating to the safety and soundness of depository institutions, and (iii) general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by CFC and/or CFB in accordance with the provisions hereof, shall be duly authorized, executed and delivered by CFC and/or CFB and enforceable against CFC and/or CFB in accordance with its terms, subject to the exceptions in the previous sentence.

         4.4. CAPITALIZATION OF CFC. The authorized capital stock of CFC consists solely of (i) 20,000,000 authorized shares of common stock ($1.00 par value), of which 11,355,415 shares were issued and outstanding as of March 13, 1997 and (ii) 10,000,000 shares of preferred stock, none of which is currently outstanding. All of the issued and outstanding shares of CFC are validly issued and fully paid and nonassessable. Except for (i) stock or options to purchase shares of CFC Common Stock granted under director or employee benefit plans,
(ii) shares which may be issued pursuant to CFC's Shareholders' Rights Plan entered into as of November 9, 1993 between CFC and CFB, as amended and restated, (iii) existing dividend reinvestment plans, or (iv) as otherwise set forth on Schedule 4.4, there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of CFC, or pursuant to which CFC is or may become obligated to issue any shares of its capital stock. None of the shares of the CFC Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in CFC's Articles of Incorporation or Bylaws and except for restrictions on account of applicable federal or state securities laws. The Common Stock to be issued in connection with this Reorganization Agreement and the Merger will, when issued, be validly issued, fully paid and nonassessable and issued pursuant to an effective registration statement.

         4.5. SUBSIDIARIES OF CFC. CFC owns 100% of the issued and outstanding shares of CFB, Carolina First Mortgage Company and CF Investment Company (collectively, the "Subsidiaries"). Other than CFC, no individual or entity has rights to acquire shares of the Subsidiaries. CFC does not hold 10% of any class of equity securities of any other company or legal entity other than the Subsidiaries.

         4.6. ABSENCE OF DEFAULTS. Neither CFC nor CFB is in default under, or in violation of any provision of their Articles of Incorporation or Bylaws. Neither CFC nor CFB is in default under, or in violation of, any agreement to which they are a party, the effect of which default or violation would have a material adverse effect on CFC or CFB or their business operations or prospects. Neither CFC nor CFB is in violation of any applicable law, rule or regulation the effect of which would have a material adverse effect on CFC or CFB or their business operations or prospects.

         4.7. NON-CONTRAVENTION AND DEFAULTS; NO LIENS. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which CFC or CFB is a party or by which they may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of CFC or CFB, or
(iv) violate any provisions of CFC's or CFB's Articles of Incorporation or Bylaws. To the best of CFC's and CFB's knowledge, no other party to any material agreement to which CFC or CFB is a party is in default thereunder or in breach of any provision thereof. To the best of CFC's and CFB's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.

         4.8. NECESSARY APPROVALS. Each of CFC and CFB have obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire, lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a material adverse effect on the financial circumstances of CFC or CFB. Further, there is no basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for (i) any necessary filings with, and approvals and authorizations of the OTS, the FDIC, the Federal Reserve Board and the State Board, and (ii) the filing with the SEC of the Registration Statement and filings with blue sky authorities, no consent, approval, authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of CFC or CFB in connection with the execution and delivery of this Reorganization Agreement or the consummation by CFC and CFB of the transactions contemplated hereby. Except for the agencies and other entities in the preceding sentence, neither CFC nor CFB is required to procure the approval of any person, firm, corporation, or other entity, foreign or domestic, in order to prevent the termination of any right, privilege, license or contract of CFC or CFB as a result of this Reorganization Agreement.

         4.9. FINANCIAL STATEMENTS. The audited financial statements of CFC at and for each of the fiscal years ended December 31, 1994, 1995 and 1996, and the unaudited monthly statements subsequent to December 31, 1996 (the "CFC Financial Statements") all of which have been provided to LSB, are true, correct and complete in all material respects and present fairly, in conformity with generally accepted accounting principles consistently applied, the financial position of CFC at the dates indicated and the results of its operations for each of the periods indicated, except as otherwise set forth in the notes thereto. The books and records of CFC have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of CFC.

         4.10. TAX RETURNS. CFC files its income tax returns and maintains its tax books and records on the basis of a taxable year ending December 31. CFC has duly filed all tax reports and returns required to be filed by any federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls) through the date hereof, and CFC has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with generally accepted accounting principles consistently applied for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable in respect of the period subsequent to the period ending after the date hereof. CFC is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established and which are not being contested in good faith. CFC does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any federal, state or local income, property, franchise, sales, license or payroll tax. Except as set forth on Schedule 4.10, CFC does not know, or have reason to know, of any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of CFC which, if determined adversely, would result in the assertion of any deficiency.

         4.11. UNDISCLOSED LIABILITIES. Except for the liabilities which are disclosed in the CFC Financial Statements or as set forth on Schedule 4.11, CFC has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 1996, there has been no material adverse change in the business or operations of CFC.

         4.12. LITIGATION. Except as set forth on Schedule 4.12, there are no claims, actions, suits or proceedings pending or threatened against or, to its knowledge, affecting CFC at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a material adverse effect on the business or operations of CFC, and CFC knows of no basis for any of the foregoing. There is no order, writ, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting CFC or to which CFC is subject, except for certain agreements between CFC and the Federal Reserve regarding ownership in certain corporations by CFC.

         4.13. REPORTS. CFC has duly made all reports and filings required to be made pursuant to applicable law, except for failures to file or reports which would not have a material adverse effect on the business or financial condition of CFC.

         4.14. CFC INFORMATION. The written information with respect to CFC, and its officers, directors, and affiliates which shall have been supplied by CFC (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting approval of the Merger by shareholders of LSB, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of LSB or on the date of the Shareholders' Meeting, or in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication to LSB shareholders with respect to the Merger. The Registration Statement will comply as to form with all applicable laws, including the provisions of the Securities Act.

         4.15. DUE DILIGENCE. All information provided by CFC in connection with the due diligence investigation by LSB was, at the time that such information was provided, fair, accurate and complete in all material respects. Since the date of such provision of information, there have been no changes in such information, which taken in the aggregate, represent a material adverse change in the business, operations or prospects of CFC. CFC has not failed to provide or make available to LSB all material information regarding CFC.

                 SECTION V. CONDUCT OF BUSINESS PENDING CLOSING

         5.1. CONDUCT OF LSB PENDING CLOSING. During the period commencing on the date hereof and continuing until the Closing Date, LSB covenants and agrees to the following (except to the extent that CFC shall otherwise expressly consent in writing; provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.1 must be material in the aggregate with respect to the business of LSB before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.

                   (a) LSB will carry on its business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its business organization, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it so that its goodwill and going business shall be unimpaired at the Closing Date. LSB shall not purchase or otherwise acquire or enter into a contract to acquire servicing or subservicing rights with respect to loans not originated by LSB without the written consent of CFC, which consent shall not be unreasonably withheld.

                   (b) LSB will not amend its Articles of Incorporation or Bylaws as in effect on the date hereof.

                   (c) Except for the issuance of capital stock in connection with items set forth on Schedule 3.4, LSB will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or any securities convertible into shares of any class, or any rights, warrants or options to acquire any such shares (except for employee stock options in the ordinary course in accordance with past practice and only upon prior notice to CFC); nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other convertible securities; nor will it declare, set aside or pay any dividends (of any type) or make any other change in its equity capital structure.

                  (d) LSB will promptly advise CFC orally and in writing of any change in the businesses of LSB which is or may reasonably be expected to be materially adverse to the business of LSB.

                  (e) LSB will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of LSB, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of LSB contained herein to be or become untrue in any material respect.

                   (f) LSB will not incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.

                   (g) Except for expenses attendant to the Merger and current contractual obligations, LSB will not incur any expense in an amount in excess of $25,000 after the execution of this Reorganization Agreement without the prior written consent of CFC.

                   (h) LSB will not grant any executive officers any increase in compensation (except in the ordinary course in accordance with past practice and only upon prior notice to CFC), or enter into any employment agreement with any executive officer without the consent of CFC except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to CFC in writing.

                   (i) LSB will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

         5.2. CONDUCT OF CFC PENDING CLOSING. During the period commencing on the date hereof and continuing until the Closing Date, CFC covenants and agrees to the following (except to the extent that LSB shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.2 must be material in the aggregate with respect to the business of CFC before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.

                   (a) CFC shall carry on its business in substantially the same manner as heretofore conducted.

                   (b) CFC will not amend its Articles of Incorporation or Bylaws as in effect on the date hereof in any manner that will adversely affect the LSB shareholders in any material respect.

                   (c) CFC will promptly advise LSB orally and in writing of any change in its business which is or may reasonably be expected to be materially adverse to CFC.

                   (e) CFC will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of CFC contained herein to be or become untrue in any material respect.

                      SECTION VI. COVENANTS OF THE PARTIES

         6.1. ACCESS TO PROPERTIES AND RECORDS. Between the date of this Reorganization Agreement and the Closing Date, the parties will provide to each other and to their respective accountants, counsel and other authorized representatives reasonable access (with due consideration being given to the fact that CFC is a company traded on the Nasdaq National Market, that CFC is acquiring all of LSB and that LSB will constitute only a small portion of CFC after the consummation of the transactions herein), during reasonable business hours and upon reasonable notice, to their respective premises, properties, contracts, commitments, books, records and other information and will cause their respective officers to furnish to the other party and its authorized representatives such financial, technical and operating data and other information pertaining to their respective businesses, as the parties shall from time to time reasonably request. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, all Confidential Information and will not disclose the same to any person. Confidential Information shall be used only for the purpose of and in connection with consummating the transaction contemplated herein. If this Reorganization Agreement is terminated, each party hereto will promptly return all documents received by it from each other party containing Confidential Information. The covenants in this Section 6.1 shall survive the Closing Date forever.

         6.2. REGULATORY FILINGS. The parties hereto will use their respective best efforts and cooperate with each other to obtain promptly all such regulatory approvals and to make such filings as, in the opinion of their respective counsels, may be necessary or advisable in connection with this transaction. CFC shall be responsible for all filings fees required in connection with such approvals or filings.

         6.3. REGISTRATION STATEMENT/PROXY STATEMENT. CFC shall file the Registration Statement with the SEC and shall pay the required filing fees. The parties will use their respective best efforts and cooperate with each other to obtain promptly the effectiveness of the Registration Statement. CFC shall also take any reasonable action required to be taken under the blue sky laws in connection with the issuance of CFC Common Stock in the Merger.
LSB shall mail, at its expense, the Proxy Statement to its shareholders.

         6.4. AFFILIATES' LETTERS. LSB shall deliver to CFC a letter identifying all persons who are, at the time the Merger is submitted to a vote of the shareholders of LSB, "affiliates" of LSB for purposes of Rule 145 of the General Rules and Regulations under the Securities Act. LSB shall use its best efforts to cause each person who is identified as an "affiliate" in the letter referred to above to deliver to CFC on or prior to the Effective Time a written agreement, in form reasonably satisfactory to CFC, (a) that such person will not offer to sell, transfer or otherwise dispose of any of the shares of CFC Common Stock issued to such person pursuant to the Merger in such a manner so as to destroy the tax-free status of the Merger, and (b) that such person will not offer to sell, transfer or otherwise dispose of any of the shares of CFC Common Stock issued to such person pursuant to the Merger, except in accordance with the applicable provisions of Rule 145.

         6.5. LISTING OF CFC COMMON STOCK. CFC shall cause the shares of CFC Common Stock to be issued in the transactions contemplated by this Reorganization Agreement to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time. CFC shall give such notice to Nasdaq as may be required to permit the listing of the CFC Common Stock issued in connection with the Merger.

         6.6. LETTERS FROM ACCOUNTANTS. Prior to the date the Registration Statement is declared effective and prior to the Effective Time, LSB will deliver to CFC letters from KPMG Peat Marwick addressed to CFC and dated not more than two business days before the date on which such Registration Statement shall have become effective and not more than two business days prior to the Effective Time, respectively, in form and substance satisfactory to CFC, and CFC will deliver to LSB letters from KPMG Peat Marwick, addressed to LSB and dated not more than two business days before the Registration Statement shall have become effective and not more than two business days prior to the Effective Time, respectively, in form and substance satisfactory to LSB, in each case with respect to the financial condition of the other party and such other matters as are customary in accountants' comfort letters.

         6.7. TAX TREATMENT. LSB and CFC shall each take such acts within their power as may be reasonably necessary to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, except to the extent such performance or failure would be prohibited by law.

         6.8. EXPENSES. The parties shall pay their own fees and expenses (including legal and accounting fees) incurred in connection with this transaction.

         6.9. MATERIAL EVENTS. At all times pr ior to the Closing Date, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in
Section VI or Section VII of this Reorganization Agreement.

         6.10. PUBLIC ANNOUNCEMENTS. At all times until after the Closing Date, neither LSB nor CFC shall issue or permit any of its respective subsidiaries, affiliates, officers, directors or employees to issue any press release or other information to the press with respect to this Reorganization Agreement, without the express prior consent of the other party, except as may be required by law or the policies of NASDAQ.

         6.11. PEARSON EMPLOYMENT CONTRACT. At Closing, CFC will pay to Wayne Pearson under his existing employment contract (except as may be modified by mutual agreement of CFC and Wayne Pearson), the amounts payable to him thereunder upon a "change in control," at which time, Mr. Pearson shall resign from all positions with LSB.

         6.12. DIRECTOR COMPENSATION. For the three years following Closing, CFC shall offer the directors of LSB positions as advisory board members of the LSB branches and, in such capacity, pay them $400 per meeting attended, for a minimum of 13 meetings per year. CFC will keep in place the currently existing directors' non-qualified retirement plan and deferred compensation plan.

              SECTION VII. CONDITIONS TO CFC'S OBLIGATION TO CLOSE

         The obligation of CFC and CFB to consummate the transactions contemplated in this Reorganization Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:

         7.1. PERFORMANCE OF ACTS AND REPRESENTATIONS BY LSB. Each of the acts and undertakings of LSB to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of LSB set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement.

         7.2. OPINION OF COUNSEL FOR LSB. LSB shall have furnished CFC with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to CFC and its counsel, to the effect that, except as disclosed herein: (i) LSB is duly organized, validly existing and in good standing under the laws of South Carolina; (ii) the consummation of the transactions contemplated by this Reorganization Agreement will not (A) violate any provision of LSB's Articles of Incorporation or Bylaws, (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any mortgage, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree known to counsel to which LSB is a party, or by which it is bound, except as such would not, in the aggregate, have a material adverse effect on the business or financial condition of LSB, except as disclosed on schedules to the Reorganization Agreement, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which LSB is subject; (iii) all of the shares of LSB Common Stock are validly authorized and issued, fully paid and non-assessable; (iv) LSB has the legal right and power, and all authorizations and approvals required by law, to enter into this Reorganization Agreement, and to consummate the transactions contemplated herein; (v) LSB has full corporate power and authority to enter into this Reorganization Agreement, and this Reorganization Agreement has been duly authorized, executed and delivered by LSB and constitutes a valid and legally binding obligation of LSB enforceable against LSB in accordance with its terms, except as such enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity; and (vi) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against LSB or other parties which would have a material adverse effect on LSB's business or properties or its abilities to make the representations and warranties and perform the obligations set forth herein.

         7.3. CONDUCT OF BUSINESS. The business of LSB shall have been conducted in the usual and customary manner, and there shall have been no material adverse change in the business or financial condition of LSB from the date hereof through the Closing Date.

         7.4. CONSENTS. All permits, orders, consents, or other authorizations necessary, in the reasonable opinion of counsel for CFC, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Approvals of all applicable regulatory agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of CFC, renders the consummation of this transaction unduly burdensome.

         7.5. CERTIFICATE. CFC shall have been furnished with such certificates of officers of LSB and/or such certificates of LSB shareholders, in form and substance reasonably satisfactory to CFC, dated as of the Closing Date, certifying to such matters as CFC may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VII.

         7.6. DUE DILIGENCE. CFC shall have completed a due diligence investigation of LSB, the results of which shall be reasonably satisfactory to CFC.

         7.7. PEARSON EMPLOYMENT CONTRACT. Upon payment to Mr. Pearson as contemplated in Section 6.11 above, Mr. Pearson shall have resigned from all positions with LSB and released CFC and LSB from all liability associated with his employment with LSB and the transactions contemplated herein.

           SECTION VIII. CONDITIONS TO THE OBLIGATION OF LSB TO CLOSE

         The obligation of LSB to consummate the transactions contemplated in this Reorganization Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:

         8.1. PERFORMANCE OF ACTS AND REPRESENTATIONS BY CFC AND CFB. Each of the acts and undertakings of CFC and CFB to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of CFC and CFB set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement.

         8.2. OPINION OF COUNSEL FOR CFC. CFC shall have furnished LSB with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to LSB and its counsel, to the effect that, except as disclosed herein: (i) CFC and CFB are duly organized, validly existing and in good standing under the laws of the State of South Carolina; (ii) the consummation of the transactions contemplated by this Reorganization Agreement will not (A) violate any provision of CFC's or CFB's Articles of Incorporation or Bylaws, (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any mortgage, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree known to counsel to which CFC or CFB is a party, or by which it is bound, except as such would not, in the aggregate, have a material adverse effect on the business or financial condition of CFC, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which CFC or CFB is subject; (iii) all of the shares of CFC Common Stock to be issued in connection with the Merger will be, when issued, validly authorized and issued, fully paid and non-assessable; (iv) CFC and CFB have the legal right and power, and all authorizations and approvals required by law, to enter into this Reorganization Agreement, and to consummate the transactions contemplated herein; (v) CFC and CFB have full corporate power and authority to enter into this Reorganization Agreement, and this Reorganization Agreement has been duly authorized, executed and delivered by CFC and CFB and constitutes a valid and legally binding obligation of CFC and CFB enforceable against CFC and CFB in accordance with its terms, except as such enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally,
(y) laws relating to the safety and soundness of depository institutions, and
(z) general principles of equity; and (vi) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against CFC or other parties which would have a material adverse effect on CFC's business or properties or its abilities to make the representations and warranties and perform the obligations set forth herein.

         8.3. CONDUCT OF BUSINESS. There shall have been no material casualty or material adverse change in the business or financial condition of CFC from the date hereof through the Closing Date.

         8.4. CONSENTS. All permits, orders, consents, or other authorizations necessary, in the reasonable opinion of counsel for LSB, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Approvals of all applicable regulatory agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of LSB, renders the consummation of this transaction unduly burdensome.

         8.5. CERTIFICATE. LSB shall have been furnished with such certificates of officers of CFC, in form and substance reasonably satisfactory to LSB, dated as of the Closing Date, certifying to such matters as LSB may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VIII.


         8.6. TAX OPINION. LSB shall have received from Wyche, Burgess, Freeman & Parham, P.A. a tax opinion, reasonably satisfactory to LSB, opining, subject to reasonable qualifications, that the Merger shall, upon compliance with reasonable conditions, qualify as a tax-free reorganization under Section 368(a) of the Code.

         8.7. FAIRNESS OPINION. The Board of Directors of LSB shall have received a fairness opinion from a reputable investment banking firm, which opinion shall be reasonably acceptable to LSB.

         8.8. SHAREHOLDER APPROVALS. The Shareholder Approvals shall have been obtained.

         8.9. DUE DILIGENCE. LSB shall have completed a due diligence investigation of CFC, the results of which shall be reasonably satisfactory to LSB.


         8.10. PEARSON EMPLOYMENT CONTRACT. Upon payment to Mr. Pearson as contemplated in Section 6.11 above, Mr. Pearson shall have resigned from all positions with LSB and released CFC and LSB from all liability associated with his employment with LSB and the transactions contemplated herein.

                             SECTION IX. TERMINATION

         9.1. TERMINATION. This Reorganization Agreement may be terminated at any time prior to the Closing Date:

                   (a) by mutual consent of the parties;

                   (b) by either CFC or LSB, at that party's option, if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein;

                   (c) by either CFC or LSB if the other party has failed to comply with the agreements or fulfill the conditions contained herein, provided, however, that any such failure of compliance or fulfillment must be material to the consolidated businesses of either CFC or LSB and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure;

                   (d) by either CFC or LSB as set forth in Section 2.2 hereof.

                   (e) by either party if the average of the closing sales price of CFC Common Stock for the thirty consecutive trading days immediately prior to second business day prior to the Closing Date shall be less than $12.58 per share or greater than $19.67 per share.

         9.2. EFFECT OF TERMINATION. In the event of termination of this Reorganization Agreement by either CFC or LSB as provided above, this Reorganization Agreement shall forthwith become void and there shall be no liability hereunder on the part of CFC or LSB, or their respective officers or directors, except for intentional breach. In the event this Reorganization Agreement is terminated, any agreements between the two parties as to Confidential Information shall survive such termination.

                           SECTION X. INDEMNIFICATION

         10.1. INFORMATION FOR APPLICATION AND STATEMENTS. Each of CFC and LSB represents and warrants that all information concerning it which is or will be included in any statement and application made to any governmental agency (including the Registration Statement) in connection with the transactions contemplated by the Agreement shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Each of CFC and LSB so representing and warranting will indemnify and hold harmless the other, each of its directors and officers, who controls the other within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable laws and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each of CFC and LSB agrees, at any time upon the request of the other, to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report or other application or statement, or in any draft of any such document, and confirming that the information contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this Section X shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other party.

         10.2. INDEMNIFICATION OF OFFICERS AND DIRECTORS. CFC covenants and agrees that it will cause each person who is an officer or director of LSB (an "indemnitee") on the Closing Date to be indemnified for any and all claims and liabilities arising out of such person's service as an officer or director of LSB to the maximum extent that a South Carolina corporation is permitted by law to indemnify or insure its officers and directors, including indemnification for the cost of defending such claims as well as any liability resulting therefrom. Except for expenses associated with claims described in the immediately succeeding sentence (and including, in particular, expenses associated with any claims or threatened or actual litigation between indemnitees and CFC), CFC, upon request of such indemnitees, shall advance expenses in connection with such indemnification, provided that such advancement need be made if and only to the extent that such advancement would have been proper under Section 33-8-530 if such indemnitees had been directors or officers of CFC. Notwithstanding the foregoing or anything to the contrary herein, this indemnification shall not cover any breach of a LSB director's duty of loyalty or duty of care which breach shall have caused a breach of this Reorganization Agreement by LSB. The provisions of this Section X shall survive the closing and shall be enforceable directly by each officer and director of LSB benefited by this Section X.

                            SECTION XI. MISCELLANEOUS

         11.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants contained in this Reorganization Agreement or in any other documents delivered pursuant hereto, shall survive the Closing of the transactions contemplated hereby for one year. Notwithstanding any investigation made by or on behalf of the parties, whether before or after Closing Date, the parties shall be entitled to rely upon the representations and warranties given or made by the other party(ies) herein.

         11.2. ENTIRE AGREEMENT. This Reorganization Agreement, including any schedules, exhibits, lists and other documents referred to herein which form a part hereof, contains the entire agreement of the parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants or undertakings other than those expressly set forth herein.

         11.3. BINDING AGREEMENT. This Reorganization Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party hereto.

         11.4. NOTICES. Any notice given hereunder shall be in writing and shall be deemed delivered and received upon reasonable proof of receipt. Unless written designation of a different address is filed with each of the other parties hereto, notice shall be transmitted to the following addresses:

         For CFC:                   William S. Hummers III
                                    Carolina First Corporation
                                    102 South Main Street
                                    Greenville, South Carolina  29601
         Copy to:                   William P. Crawford, Jr.
                                    Wyche, Burgess, Freeman & Parham, P.A.
                                    Post Office Box 728
                                    Greenville, South Carolina  29602
         For LSB:                   L. Wayne Pearson
                                    Lowcountry Savings Bank, Inc.
                                    Lowcountry Lane
                                    Mt. Pleasant, South Carolina 29464
         Copies to:                 George S. King, Jr.
                                    Sinkler & Boyd, P.A.
                                    Post Office Box 11889
                                    Columbia, South Carolina 29211

         11.5. COUNTERPARTS. This Reorganization Agreement may be executed in one or more Counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.6. HEADINGS. The section and paragraph headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Reorganization Agreement.

         11.7. LAW GOVERNING. This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

         11.8. AMENDMENT. This Reorganization Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

         11.9. WAIVER. Any term, provision or condition of this Reorganization Agreement (other than that required by law) may be waived in writing at any time by the party which is entitled to the benefits thereof. END OF PAGE

         IN WITNESS WHEREOF, this Reorganization Agreement has been duly entered as of the date first written above.

  Witnesses                            CAROLINA FIRST CORPORATION

       /s/                              By: /s/
                                        William S. Hummers III
       /s/                              Executive Vice President


Witnesses                              CAROLINA FIRST BANK

         /s/                           By:  /s/
                                       William S. Hummers III
         /s/                           Executive Vice President and Cashier

                                       LOWCOUNTRY SAVINGS BANK, INC.

         /s/                          By:   /s/
                                       L. Wayne Pearson
         /s/                           Chief Executive Officer

                                   APPENDIX A
                                 PLAN OF MERGER
                                       OF
                          LOWCOUNTRY SAVINGS BANK, INC.
                                  WITH AND INTO
                               CAROLINA FIRST BANK

         Pursuant to this Plan of Merger (the "Plan of Merger"), Lowcountry Savings Bank, Inc. ("LSB"), a state savings association existing under the laws of South Carolina, shall be acquired by Carolina First Corporation ("CFC"), a corporation existing under the laws of the State of South Carolina, by the merger of LSB with and into Carolina First Bank ("CFB"), a banking corporation existing under the laws of the State of South Carolina and a wholly-owned subsidiary of CFC.

                             ARTICLE I. DEFINITIONS

         The capitalized terms set forth below shall have the following meanings:

         1.1. "Articles of Merger" shall mean the Articles of Merger to be executed by CFC, CFB and LSB in a form appropriate for filing with the Secretary of State of South Carolina, relating to the effective consummation of the Merger as contemplated by the Plan of Merger.

         1.2. "CFC Common Stock" shall mean the common stock, par value $1.00 per share, of CFC.



         1.3. "Conversion Ratio" shall mean the number of shares of CFC Common Stock issuable in exchange for one share of LSB Common Stock, as calculated pursuant to Section 3.1 hereof.

         1.4. "Dissenting Shareholder" shall mean the holder of shares of LSB Common Stock who has made a timely demand for payment of the fair value of his or her shares by the effective exercise of dissenters' rights in the manner provided in ss.33-13-101 ET SEQ. of the South Carolina Business Corporation Act of 1988, as amended.

         1.5. "Effective Time" shall mean the date and time which the Merger becomes effective as more particularly set forth in Section 2.2 hereof.

         1.6. "Merger" shall mean the merger of LSB with and into CFB as more particularly set forth herein and in the Reorganization Agreement.

         1.7. "Fair Market Value" shall mean, with respect to the CFC Common Stock for a particular day in question, the average of the closing prices as quoted on the Nasdaq National Market for that particular day and the immediately preceding 29 trading days.

         1.8. "Options" shall mean all outstanding obligations, commitments, options, warrants or other securities set forth on Schedule 3.4 of the Reorganization Agreement which are exercisable for or convertible into, or which require the issuance of, shares of any class of capital stock of LSB.

         1.9. "OTS" shall mean the Office of Thrift Supervision.

         1.10. "Reorganization Agreement" shall mean the Agreement and Plan of Reorganization among CFC, CFB and LSB dated the date hereof, to which this Plan of Merger is attached as Appendix A.

         1.11. "Shareholder Approvals" shall mean, as the context may require, the duly authorized written consent of CFC to the merger of LSB with and into CFB and the approval by the requisite vote of the shareholders of LSB at the Shareholders' Meeting of the merger of LSB with and into CFB, all in accordance with the Reorganization Agreement and this Plan of Merger.

         1.12. "Shareholders' Meeting" shall mean the meeting of the shareholders of LSB at which the Merger shall be voted upon.

         1.13. "Surviving Corporation" shall mean CFB after consummation of the Merger.


                             ARTICLE II. THE MERGER

         2.1. MERGER. Subject to the terms and conditions set forth in the Reorganization Agreement, unless effectively waived as provided therein, and in accordance with all applicable laws, regulations and regulatory requirements, at the Effective Time, LSB shall be merged with and into CFB. CFB shall be the Surviving Corporation of the Merger and shall continue to be governed by the laws of the State of South Carolina.

         2.2. EFFECTIVE TIME. The Merger shall become effective on the date and at the time specified in the Articles of Merger, and in the form to be filed with the Secretary of State of the State of South Carolina.

         2.3. CAPITALIZATION. The number of authorized shares of capital stock of the Surviving Corporation shall be the same as immediately prior to the Merger.

         2.4. ARTICLES OF INCORPORATION. The articles of incorporation of CFB as in effect at the Effective Time shall be and remain the articles of incorporation of the Surviving Corporation.

         2.5. BYLAWS. The Bylaws of CFB, as in effect at the Effective Time, shall continue in full force and effect as the bylaws of the Surviving Corporation until otherwise amended as provided by law or by such bylaws.

 2.6. PROPERTIES AND LIABILITIES OF LSB AND CFB. At the Effective Time, the separate existence and corporate organization of LSB shall cease, and CFB shall thereupon and thereafter, to the extent consistent with applicable law and with its articles of incorporation and the changes, if any, provided by the Merger, possess all the rights, privileges, immunities, liabilities and franchises, of a public as well as a private nature, of LSB without further act or deed.

                           ARTICLE III. CONSIDERATION

         3.1. TOTAL CONSIDERATION. In connection with the Transaction, each share of LSB Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for and converted into merger consideration equal to $14.75 per share (the "Merger Consideration"). Forty percent (40%) of the aggregate Merger Consideration shall be paid in the form of cash (the "Cash Consideration") and 60% shall be paid in the form of CFC Common Stock (the "Stock Consideration").

         3.2. STOCK CONSIDERATION. The Stock Consideration shall be based upon a valuation of CFC Common Stock at $15.729 per share, which results in an exchange ratio of .938 shares of CFC Common Stock for each share of LSB Common Stock (the "Exchange Ratio"). The Exchange Ratio shall be subject to adjustment as follows:
In the event that the Fair Market Value of CFC Common Stock two business days before closing is above $17.29 or below $14.17, the Exchange Ratio shall be recalculated using such Fair Market Value, except that the maximum value that shall be assigned to CFC common stock shall be $19.67 and the minimum value that shall be assigned to CFC common stock shall be $12.58.

         3.3. ELECTION OF LSB SHAREHOLDERS REGARDING MERGER CONSIDERATION. Each LSB shareholder shall be given the opportunity to make one of three elections with respect to the composition of his Merger Consideration:

         (1) A shareholder may elect to receive all the Merger Consideration in the form of cash ("Cash Shareholders");

         (2) A shareholder may elect to receive 50% of the Merger Consideration in the form of cash, and 50% in the form of CFC Common Stock ("Cash-Stock Shareholders"); or

         (3) A shareholder may elect to receive all the Merger Consideration in the form of CFC Common Stock ("Stock Shareholders").

A holder of LSB Common Stock may make only one election with respect to all the shares of LSB Common Stock held of record by such holder; provided, however, that for purposes of this section, each separate account maintained on the stock transfer books of LSB shall be deemed to be a separate holder.

         3.4. PRIORITY OF LSB SHAREHOLDERS REGARDING CASH CONSIDERATION. (a) The priority of the LSB shareholders with respect to the Cash Consideration will be as follows:

         (1) Cash Shareholders will be paid in all cash to the extent of the aggregate Cash Consideration (which aggregate Cash Consideration is subject to diminution by virtue of LSB shareholders perfecting dissenters' rights as provided below) or, if the Cash Consideration is over-subscribed, pro rata among the Cash Shareholders, with the balance of the Merger Consideration payable to such Cash Shareholders being paid in the form of CFC Common Stock.

         (2) Any portion of the Cash Consideration remaining after payment of the Cash Shareholders shall be allocated pro rata to the Cash-Stock Shareholders up to a maximum of 50% of the Merger Consideration to be paid to the Cash-Stock Shareholders (with the balance of the Merger Consideration to be paid to the Cash-Stock Shareholders being paid in the form of CFC Common Stock).

         (3) Any portion of the Cash Consideration remaining after payment of all cash due the Cash Shareholders and the Cash-Stock Shareholders will be allocated pro rata among the Stock Shareholders.
(b) CFC shall be entitled to reduce the Cash Consideration by $14.75 for each share held by LSB shareholders who perfect dissenters' rights. After determination of the Merger Consideration payable to each LSB shareholders as contemplated above, CFC may, at its sole election, elect to pay any LSB Shareholder who is only entitled to receive less than 10 shares of CFC Common Stock, cash equal to the Fair Market Value of such shares, in lieu of such shares.

                  (c) The initial allocation of Cash Consideration and Stock Consideration will be made immediately following the close of business on the 15th business day after Closing based upon the elections received at that time. Thereafter, allocations will be made semi-monthly for six times based on elections received, after which time the remaining Cash Consideration and Stock Consideration will be allocated pro rata with respect to all shares of Lowcountry common stock for which no elections have been received.

         3.5. CFB COMMON STOCK. None of the shares of CFB shall be converted in the Merger and the capitalization of CFB after the Merger shall remain unchanged.

         3.6. TREASURY SHARES. Any and all shares of LSB Common Stock held as treasury shares by LSB shall be canceled and retired at the Effective Time, and no consideration shall be issued or given in exchange therefor.

         3.7. FRACTIONAL SHARES. No fractional shares of CFC Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 3.1 hereof, cash will be paid to the holders of the LSB Common Stock in respect of any fractional share that would otherwise be issuable based on the Fair Market Value of the CFC Common Stock on the last trading day immediately preceding the Effective Time.

         3.8. EQUITABLE ADJUSTMENTS. In the event of any change in the outstanding CFC Common Stock by reason of a stock dividend, stock split, stock consolidation, recapitalization, reorganization, merger, split up or the like, the Conversation Ratio, all stock prices set forth in this Section 3, and the number and kind of shares under option in the Options and the option price of such Options shall be appropriately adjusted so as to preserve, but not increase, the benefits of this Plan of Merger to the LSB Shareholders and the holders of the Options.

                ARTICLE IV. EXCHANGE OF COMMON STOCK CERTIFICATES

         4.1. ISSUANCE OF CFC CERTIFICATES; CASH FOR FRACTIONAL SHARES. After the Effective Time, each holder of shares of LSB Common Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to CFC or its transfer agent, and shall promptly upon surrender receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger. To the extent required by Section 3.4 of this Plan of Merger, each holder of shares of LSB Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of CFC Common Stock to which such holder might be entitled.

         4.2. AUTHORIZED WITHHOLDINGS. CFC shall not be obligated to deliver the consideration to which any former holder of LSB Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of LSB Common Stock for exchange as provided in this Article IV, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by CFC or LSB. In addition, no dividend or other distribution payable to the holders of record of CFC Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of LSB Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 above. However, upon surrender of the LSB Common Stock certificate both the CFC Common Stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such certificate.


         4.3. LIMITED RIGHTS OF FORMER LSB SHAREHOLDERS. After the Effective Time, each outstanding certificate representing shares of LSB Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than voting and the payment of dividends and other distributions to which the former shareholder of LSB Common Stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the requisite number of shares of CFC Common Stock in exchange therefor as provided in this Plan of Merger.

                            ARTICLE V. STOCK OPTIONS

         5.1. OPTIONS. At the Effective Time, all of the Options shall, after the Effective Date, represent only the right to receive shares of CFC Common Stock based on the Conversion Ratio. In addition, the term of the Options shall be extended such that they shall expire 10 years from the Closing Date.

                            ARTICLE VI. MISCELLANEOUS

         6.1. CONDITIONS PRECEDENT. Consummation of the Merger is conditioned upon receipt of the Shareholder Approvals. In addition, consummation of the Merger is conditioned upon the fulfillment of the conditions precedent set forth in Section VII and Section VIII of the Reorganization Agreement, subject to waiver of any such conditions, if appropriate, as provided thereunder.

         6.2. TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time as provided in Section IX of the Reorganization Agreement.

         6.3. AMENDMENTS. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the board of directors of each of the parties hereto; provided, however, that this Plan of Merger may not be amended after the Shareholders' Meeting except in accordance with applicable law.

         Dated as of this _____ day of _______________, 1997.

                                   EXHIBIT B
                                   CHAPTER 13
                               DISSENTER'S RIGHTS

                                    ARTICLE 1
                 Right to Dissent and Obtain Payment for Shares

SS.  33-13-101.  DEFINITIONS.

   In this chapter:
         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.
         (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.
         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SS.  33-13-102.  RIGHT TO DISSENT.

   A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

         (1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by
                Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under
                Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;
         (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;
         (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;
         (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
                     (i) alters or abolishes a preferential right of the
                shares;
                     (ii) creates, alters, or abolishes a right in respect of
                redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
                    (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                 (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

          (5) the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

          (6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

SS.  33-13-103.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.
   (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.
   (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

                                    ARTICLE 2
                  Procedure for Exercise of Dissenters' Rights

SS.  33-13-200.  NOTICE OF DISSENTERS' RIGHTS.
   (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.
   (b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

SS.  33-13-210.  NOTICE OF INTENT TO DEMAND PAYMENT.
   (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.
   (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SS.  33-13-220.  DISSENTERS' NOTICE.
   (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).
   (b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:
         (1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;
         (2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

         (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;
         (4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and
         (5)    be accompanied by a copy of this chapter.

SS.  33-13-230.  SHAREHOLDERS' PAYMENT DEMAND.
   (a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.
   (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
   (c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

SS.  33-13-240.  SHARE RESTRICTIONS.
   (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.
   (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SS.  33-13-250.  PAYMENT.
   (a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
   (b)   The payment must be accompanied by:
         (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
         (2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;
         (3)    an explanation of how the interest was calculated;
         (4) a statement of the dissenters' right to demand additional payment under Section 13-33-280; and
         (5)    a copy of this chapter.

SS.  33-13-260.  FAILURE TO TAKE ACTION.
   (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
   (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

SS.  33-13-270.  AFTER-ACQUIRED SHARES.

   (a) A corporation may elect to withhold payment required by Section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.
   (b) To the extent the corporation elects to withhold payment under subsection
(a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

SS.  33-13-280.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.
   (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:
         (1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13- 270 is less than the fair value of his shares or that the interest due is calculated incorrectly;
         (2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or
         (3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.
   (b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

                                    ARTICLE 3
                          Judicial Appraisal of Shares

SS.  33-13-300.  COURT ACTION.
   (a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
   (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
   (c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.
   (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
   (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SS.  33-13-310.  COURT COSTS AND COUNSEL FEES.
   (a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.
   (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
         (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or
         (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.
   (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
   (d) In a proceeding commenced by the dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

                                                                     EXHIBIT C

Board of Directors
Lowcountry Savings Bank, Inc.
875 Lowcountry Boulevard
Mount Pleasant, SC 29464

Gentlemen:

         You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of common stock (the "LSB Common Stock") of Lowcountry Savings Bank, Inc. ("LSB") of the consideration to be received by such stockholders in the Merger (the "Merger") of LSB with Carolina First Corporation ("CFC"), pursuant to the Reorganization Agreement dated March 14, 1997 (the "Agreement"). Unless otherwise noted, all terms used herein shall have the meaning as defined in the Agreement.

         As more specifically set forth in the Agreement, and subject to a number of conditions and procedures described in the Agreement, in the Merger each of the issued and outstanding shares of LSB Common Stock shall be converted into merger consideration equal to $14.75 per share (the "Merger Consideration"). Forty percent (40%) of the aggregate Merger Consideration shall be paid in the form of cash (the "Cash Consideration") and 60% shall be paid in the form of CFC Common Stock (the "Stock Consideration"). The Stock Consideration shall be based upon a valuation of CFC Common Stock at $15.729 per share, which results in an exchange of .938 shares of CFC Common Stock for each share of LSB Common Stock (the "Exchange Ratio"). The Exchange Ratio shall be subject to adjustment as follows: In the event that the Fair Market Value of CFC Common Stock two business days before closing is above $17.29 or below $14.17, the Exchange Ratio shall be recalculated using such Fair Market Value, except that the maximum value that shall be assigned to CFC Common Stock shall be $19.67 and the minimum value shall be $12.58. All unexercised options for the right to purchase shares of LSB Common Stock shall be exchanged for CFC options based on the Exchange Ratio. The term of the options shall be extended to expire ten years from the closing date.

         Trident Financial Corporation ("Trident") is a financial consulting and investment banking firm experienced in the valuation of business enterprises with considerable experience in the valuation of thrift institutions. Trident is not affiliated with LSB or CFC.

         In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available information concerning LSB, including the audited financial statements of LSB for each of the years in the three year period ended September 30, 1996 and unaudited financial statements for the three months ended December 31, 1996; (iii) certain publicly available information concerning CFC, including the audited financial statements of CFC for each of the years in the three year period ended December 31, 1996 and unaudited financial statements for the three months ended March 31, 1997; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of LSB and CFC furnished to us by LSB and CFC for purposes of our analysis; (v) information with respect to the limited trading market for LSB Common Stock; (vi) information with respect to the trading market for CFC Common Stock; (vii) certain publicy available information with respect to other companies that we believe to be comparable to LSB and CFC and the trading markets for such other companies' securities; and (viii) certain publicly available information concerning the nature and terms of other transactions that we believe relevant to our inquiry. We have also met with certain officers and employees of LSB and CFC to discuss the foregoing as well as other matters we believe relevant to our inquiry.

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available. We have not attempted independently to verify any such information. We have not conducted a physical inspection of the properties or facilities of LSB or CFC, nor have we made or obtained any independent evaluations or appraisals of any of such properties or facilities. We did not specifically evaluate LSB's or CFC's loan portfolio or the

Board of Directors
May  , 1997
Page 2

adequacy of LSB's or CFC's reserves for possible loan losses.

         In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial condition and results of operations of LSB and CFC, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest expenses, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for loan losses; (ii) the business prospects of LSB and CFC; (iii) the economy in LSB's and CFC's market areas; (iv) the historical and current market for CFC Common Stock and for the equity securities of certain other companies that we believe to be comparable to CFC; and (v) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market, financial and regulatory conditions and trends, as well as our knowledge of the thrift industry, our experience in connection with similar transactions, and our knowledge of securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of LSB Common Stock in the Merger and does not address LSB's underlying business decision to effect the Merger.

         Based upon and subject to the foregoing, we are of the opinion that the consideration to be received by the holders of LSB Common Stock in the Merger is fair, as of the date hereof, from a financial point of view, to such holders.

         This opinion is being delivered to the Board of Directors of LSB for its use and is not to be reproduced, disseminated or delivered to any third party without the express written consent of Trident Financial Corporation, except as required by law.

         This opinion will be updated prior to the consummation of the Proposed Merger.

                                          Very truly yours,


                                          TRIDENT FINANCIAL CORPORATION

                                   EXHIBIT D
                          CONDENSED SUMMARY OF EARNINGS
                               CAROLINA FIRST BANK
                                   (UNAUDITED)




                                                                   Years Ended December 31,
                                                                      (dollars in thousands)


                                                  1993             1994               1995               1996
                                                  ----             ----               ----               ----

Interest income...........................      $ 42,988         $ 61,975            $ 100,770           $ 114,195
Interest expense..........................        18,546           24,996               49,301              56,732
                                                --------        ---------            ---------           ---------
 Net interest income......................        24,442           36,979               51,469              57,463

Provision for loan losses                         1,006             1,096                6,718                9,787
                                              ---------            ---------           ---------         ---------


  Net interest income after provision
    for loan losses.......................        23,436           35,883               44,751              47,676
                                               ---------        ---------            ---------           ---------

Noninterest income........................         5,906            5,784               16,136              17,682
Noninterest expenses......................        23,145           45,174               44,457              46,399
                                               ---------        ---------            ---------           ---------

  Income (loss) before
    income taxes..........................         6,197           (3,507)              16,430              18,959

Income taxes..............................         1,841           (1,000)               5,827               7,016
                                                --------        ----------           ---------           ---------

  Net income (loss).......................     $   4,356        $  (2,507)          $   10,603          $   11,943
                                               =========        ==========          ==========          ==========


                             CONDENSED BALANCE SHEET
                               CAROLINA FIRST BANK
                                   (UNAUDITED)

                                                          December 31,
                                                      (dollars in thousands)

                                                     1995                1996
                                                     ----                 ----

Assets:
   Cash and due from banks                           $    75,604    $    86,312
   Interest-earning deposits with banks                    8,663         26,037
   Investment securities                                 176,352        243,182
   Loans                                               1,065,039      1,123,006
      Less unearned income                                (6,101)       (12,731)
      Less allowance for loan losses                      (8,535)       (11,146)
                                                     -----------    -----------
        Net loans                                      1,050,403      1,099,129
   Premises and equipment                                 40,150         32,211
   Other assets                                           54,800         65,540
                                                     -----------    -----------
Total assets                                        $  1,405,972    $ 1,552,411
                                                     ===========    ===========

Liabilities and stockholders' equity:
   Liabilities
      Deposits
         Noninterest-bearing                         $   160,490    $   194,685
         Interest bearing                                936,751      1,092,583
                                                     -----------    -----------
           Total deposits                              1,097,241      1,287,268
   Borrowed funds                                        181,532        128,228
   Other liabilities                                      11,041         15,193
                                                     -----------    -----------
      Total liabilities                                1,289,814      1,430,689
                                                     -----------    -----------

Total stockholders' equity                               116,158        121,722
                                                     -----------    -----------

Total liabilities and stockholders' equity           $ 1,405,972    $ 1,552,411
                                                     ===========    ===========

                             CONDENSED BALANCE SHEET
                           CAROLINA FIRST CORPORATION
                                   (UNAUDITED)

                                                            December 31,
                                                      (dollars in thousands)

                                                   1995                    1996
                                                   ----                    ----

Assets:
   Cash and due from banks                          $    75,770     $    86,322
   Interest-earning deposits with banks                   8,663          26,037
   Investment securities                                178,366         245,359
   Loans                                              1,069,716       1,138,986
      Less unearned income                               (7,056)        (14,211)
      Less allowance for loan losses                     (8,661)        (11,290)
                                                    -----------     -----------
        Net loans                                     1,053,999       1,113,485
   Premises and equipment                                40,320          32,418
   Other assets                                          57,804          70,583
                                                    -----------     -----------
Total assets                                        $ 1,414,922     $ 1,574,204
                                                    ===========     ===========

Liabilities and stockholders' equity:
   Liabilities
      Deposits
         Noninterest-bearing                        $   160,394     $   194,067
         Interest bearing                               935,097       1,086,983
                                                    -----------     -----------
           Total deposits                             1,095,491       1,281,050
   Borrowed funds                                       213,136         171,631
   Other liabilities                                     11,328          16,559
                                                    -----------     -----------
      Total liabilities                               1,319,955       1,469,240
                                                    -----------     -----------

Total stockholders' equity                               94,967         104,964
                                                    -----------     -----------

Total liabilities and stockholders' equity          $ 1,414,922     $ 1,574,204
                                                    ===========     ===========

                          CONDENSED SUMMARY OF EARNINGS
                           CAROLINA FIRST CORPORATION
                                   (UNAUDITED)



                                                                   Years Ended December 31,
                                                                      (dollars in thousands)


                                          1993       1994      1995       1996
                                          ----       ----       ----      ----

Interest income                         $ 53,965   $ 75,769    $101,750   $116,872
Interest expense                          24,607     32,509      50,978     59,802
                                        --------   --------    --------   --------
 Net interest income                      29,358     43,260      50,772     57,070

Provision for loan losses                  1,106      1,197       6,846     10,263
                                        --------   --------    --------   --------


  Net interest income after provision
    for loan losses                       28,252     42,063      43,926     46,807
                                        --------   --------    --------   --------

Noninterest income                         6,765      8,226      17,326     21,341
Noninterest expenses                      27,294     51,839      46,882     51,675
                                        --------   --------    --------   --------

  Income (loss) before
      income taxes                         7,723     (1,550)     14,370     16,473

Income taxes                               2,305        190       4,956      5,999
                                        --------   --------    --------   --------

  Net income (loss)                        5,418     (1,740)      9,414     10,474

Dividends on preferred stock               1,930      2,433       2,752         63
                                        --------   --------    --------   --------

  Net income (loss) applicable
    to common shareholders              $  3,488   $ (4,173)   $  6,662   $ 10,411
                                        ========   ========    ========   ========


                                        4

PART-II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20: Indemnification of Directors and Officers

      Reference is made to Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, which provides for indemnification of officers and directors of South Carolina corporations in certain instances in connection with legal proceedings involving any such persons because of being or having been an officer or director. Carolina First Corporation's Bylaws provide that the Corporation shall indemnify any individual made a party to a proceeding because he is or was a Director of the Corporation against liability incurred in the proceeding to the fullest extent permitted by law, and that the Corporation shall pay for or reimburse the reasonable expenses incurred by a Director who is a party to a proceeding in advance of final disposition of the proceeding to the fullest extent permitted by law. Carolina First Corporation has entered into indemnification agreements with each of its Directors, which make the above-referenced Bylaws provisions the basis of a contract between Carolina First Corporation and each director.

      Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, also permits a corporation to purchase and maintain insurance on behalf of a person who is or was an officer or director. Carolina First Corporation maintains directors' and officers' liability insurance.

      Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation's articles of incorporation of the personal liability of a director for breach of the director's fiduciary duty. Reference is made to Carolina First Corporation's Articles of Amendment filed with the South Carolina Secretary of State on April 18, 1989 which state: "A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under
Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit."


Item 21: Exhibits

      (a)  Listing of Exhibits

Exhibit

 2.1 --           Agreement and Plan of Reorganization entered into as of March 14, 1997 between and among
                  Carolina First Bank, Carolina First Corporation and Lowcountry Savings Bank, Inc.: Included as
                  Exhibit A to the Registration Statement.
 3.1 --           Articles of Incorporation:  Incorporated by reference to Exhibit 3.1 of the Company's Registration
                  Statement on Form S-4, Commission File No. 57389.
 3.2 --           Amended and Restated Bylaws of Carolina First Corporation, as amended and restated as of
                  December 18, 1996:  Incorporated by reference to Exhibit 3.1 of Carolina First Corporation's
                  Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.
 4.1 --           Specimen CFC Common Stock certificate: Incorporated by reference to Exhibit 4.1 of Carolina
                  First Corporation's Registration Statement on Form S-1, Commission File No. 33-7470.
 4.2 --           Articles of Incorporation:  Included as Exhibit 3.1.
 4.2 --           Bylaws:  Included as Exhibit 3.2.
 4.3 --           Carolina First Corporation Amended and Restated Common Stock Dividend Reinvestment Plan:
                  Incorporated by reference to the Prospectus in Carolina First Corporation's Registration Statement


                                                        II-1




                  on Form S-3, Commission File No. 333-06975.
 4.6 --           Amended and Restated Shareholder Rights Agreement:  Incorporated by reference to Exhibit 4.1 of Carolina First Corporation's Current Report on Form 8-K dated December 18, 1996,
                  Commission File No. 0-15083.
 4.7 --           Form of Indenture between Carolina First Corporation and First American Trust Company, N.A.,
                  as Trustee:  Incorporated by reference to Exhibit 4.11 of the Company's Registration Statement
                  on Form S-3, Commission File No. 22-58879.
 5.1 --           Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of the Carolina
                  First Corporation.
10.1 --           Carolina First Corporation Amended and Restated Restricted Stock Plan:  Incorporated by
                  reference to Exhibit 99.1 from the Company's Registration Statement on Form S-8, Commission
                  File No. 33-82668/82670.
10.2 --           Carolina First Corporation Employee Stock Ownership Plan: Incorporated by reference to
                  Exhibit 10.2 of Carolina First Corporation's Annual Report on Form 10-K for the year ended
                  December 31, 1991, Commission File No. 0-15083.
10.3 --           Carolina First Corporation Amended and Restated Stock Option Plan:  Incorporated by reference to Exhibit 99.1 from the Company's Registration Statement on Form S-8, Commission File No.
                  33-80822.
10.4 --           Carolina First Corporation Salary Reduction Plan: Incorporated by reference to Exhibit 28.1 of
                  Carolina First Corporation's Registration Statement on Form S-8, Commission File No. 33-25424.
10.5 --           Amended and Restated Noncompetition and Severance Agreement dated February 21, 1996, between Carolina First Corporation and Mack I. Whittle, Jr.:  Incorporated by reference to Exhibit
                  10.5 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December
                  31, 1995, Commission File No. 0-15083.
10.6 --           Amended and Restated Noncompetition and Severance Agreement dated February 21, 1996, between Carolina First Corporation and William S. Hummers III:  Incorporated by reference to
                  Exhibit 10.6 of Carolina First Corporation's Annual Report on Form 10-K for the year ended
                  December 31, 1995, Commission File No. 0-15083.
10.7 --           Amended and Restated Noncompetition and Severance Agreement dated February 21, 1996, between Carolina First Corporation and James W. Terry, Jr.:  Incorporated by reference to Exhibit
                  10.7 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December
                  31, 1995, Commission File No. 0-15083.
10.8 --           Noncompetition and Severance Agreement dated February 21, 1996, between Carolina First
                  Corporation and David L. Morrow:  Incorporated by reference to Exhibit 10.8 of Carolina First
                  Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, Commission
                  File No. 0-15083.
10.9 --           Short-Term Performance Plan: Incorporated by reference to Exhibit 10.3 of Carolina First
                  Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993,
                  Commission File No. 0-15083.
10.10-            Carolina First Corporation Long-Term Management Performance Plan:  Incorporated by reference to Exhibit 10.11 of Carolina First Corporation's Annual Report on Form 10-K for the year ended
                  December 31, 1994, Commission File No. 0-15083.
10.11-            Carolina First Corporation Employee Stock Purchase Plan:  Incorporated by reference to Exhibit
                  99.1 from the Company's Registration Statement on Form S-8, Commission File No. 33-79668.
10.12-            Carolina First Corporation Directors Stock Option Plan:  Incorporated by reference to Exhibit 99.1 from the Company's Registration Statement on Form S-8, Commission File No. 33-82668/82670.
10.13-            Pooling and Servicing  Agreement dated as of December 31, 1994 between  Carolina  First Bank, as Seller and Master  Servicer,
                  and The Chase  Manhattan  Bank,  as Trustee.  Incorporated  by
                  reference  to Exhibit  28.1 of  Carolina  First  Corporation's
                  Current Report on Form 8-K dated as of January 24, 1995.
10.14-            1994-A Supplement dated as of December 31, 1994 between Carolina First Bank, as Seller and
                  Master Servicer, and The Chase Manhattan Bank, as Trustee. Incorporated by reference to Exhibit


                                                         II-2




                  28.2 of Carolina First Corporation's Current Report on Form 8-K dated  as of January 24, 1995.
10.15-            Servicing Rights Purchase Agreement between Bank of America, F.S.B. and Carolina First Bank dated as of March 31, 1995:  Incorporated by reference to Exhibit 10.17 of Amendment No. 1 to
                  Carolina First Corporation's Annual Report on Form 10-K for the year ended, December 31, 1994,
                  Commission File No. 0-15083.
10.16-            Warrant to Purchase Common Stock of Affinity Financial Group, Inc. and Amendment No. 1 with respect to Warrant to Purchase Common Stock of Affinity Financial Group, Inc. Incorporated by
                  reference to Exhibit 10.16 of Carolina First Corporation's Annual Report on Form 10-K for the
                  year ended December 31, 1995, Commission File No. 0-15083.
10.17-            Letter Agreement  between  Carolina First  Corporation and the
                  Board of  Governors  of the Federal  Reserve  Board  regarding warrant to purchase shares of Affinity  Technology Group, Inc.
                  common  stock.  Incorporated  by  reference to Exhibit 10.1 of
                  Carolina First Corporation's Quarterly Report on Form 10-Q for
                  the quarter ended March 31, 1996, Commission File No. 0-15083.
10.18-            Amended and Restated Agreement  regarding the Atlanta Internet
                  Banking  Operation by and among Carolina First Bank,  Internet
                  Organizing  Group,  Inc.,  the Organizers (as set forth on the
                  Signature  Page of the  Agreement),  and the  Kelton  Group of
                  Investors.  Incorporated  by  referenced  to Exhibit  10.18 of
                  Carolina  First  Corporation's  Annual Report on Form 10-K for
                  the year ended December 31, 1996, Commission File No. 0-15083.
11.1 --           Computation of Per Share Earnings: Incorporated by reference to Exhibit 11.1 of Carolina First
                  Corporation's Annual Report on Form 10-K for the year ended December 31, 1996, Commission
                  File No. 0-15083.
12.1 --           Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock
                  Dividends: Incorporated by reference to Exhibit 12.1 of Carolina First Corporation's Annual Report
                  on Form 10-K for the year ended December 31, 1996, Commission File No. 0-15083.
13.1 --           1996 Annual Report to Shareholders of Carolina First Corporation. Incorporated by reference to
                  Exhibit 13.1 of Carolina First Corporation's Annual Report on Form 10-K for the year ended
                  December 31, 1996, Commission File No. 0-15083.
21.1 --           Subsidiaries of the Registrant:  Carolina First Bank, Carolina First Mortgage Company, CF
                  Investment Company and Blue Ridge Finance Company.
23.1 --           Consent of KPMG Peat Marwick LLP.
23.2 --           Consent of Elliott Davis & Company, LLP.
23.3 --           Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in Exhibit 5.1.
25.1 --           The Power of Attorney: Contained on the signature page of the initial filing of this Registration
                  Statement.
27.1 --           Financial Data Schedule: Incorporated by reference to Exhibit 10.18 of Carolina First Corporation's
                  Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 0-
                  15083.
99.1 --           Form of proxy

(b)      Certain additional financial statements. Not applicable.

(c) The information required by this paragraph is included as an Exhibit to the Proxy Statement/Prospectus.


Item 22:  Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES
         Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on May 16, 1997.
                                             CAROLINA FIRST CORPORATION

                                             By:      /s/ William S. Hummers III
                                                      William S. Hummers III
                                                      Executive Vice President

                                POWER OF ATTORNEY
         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mack I. Whittle, Jr. and William S. Hummers III, and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated:

Signature                            Title                                    Date


 /s/ William R. Timmons, Jr.   Chairman of the Board                         May 16, 1997
----------------------------
     William R. Timmons, Jr.

 /s/ Mack I. Whittle, Jr.      President, Chief Executive Officer            May 16, 1997
----------------------------   and Director (Principal Executive Officer)
     Mack I. Whittle, Jr.

 /s/ William S. Hummers III    Executive Vice President, Director            May 16, 1997
----------------------------   (Principal Accounting and Financial Officer)
     William S. Hummers III

 /s/ C. Claymon Grimes, Jr.    Director                                      May 16, 1997
----------------------------
     C. Claymon Grimes, Jr.

 /s/ M. Dexter Hagy            Director                                      May 16, 1997
----------------------------
     M. Dexter Hagy

 /s/ Eugene E. Stone IV        Director                                      May 16, 1997
----------------------------
     Eugene E. Stone IV

 /s/ H. Earle Russell, Jr.     Director                                      May 16, 1997
----------------------------
     H. Earle Russell, Jr.

 /s/ Judd B. Farr              Director                                      May 16, 1997
----------------------------
     Judd B. Farr

 /s/ Charles B. Schooler       Director                                      May 16, 1997
----------------------------
     Charles B. Schooler

 /s/ Elizabeth P. Stall        Director                                      May 16, 1997
----------------------------
     Elizabeth P. Stall

                                     II-5


                                    EXHIBIT INDEX


Exhibit

 2.1 --           Agreement and Plan of Reorganization entered into as of March 14, 1997 between and among
                  Carolina First Bank, Carolina First Corporation and Lowcountry Savings Bank, Inc.: Included as
                  Exhibit A to the Registration Statement.
 3.1 --           Articles of Incorporation:  Incorporated by reference to Exhibit 3.1 of the Company's Registration
                  Statement on Form S-4, Commission File No. 57389.
 3.2 --           Amended and Restated Bylaws of Carolina First Corporation, as amended and restated as of
                  December 18, 1996:  Incorporated by reference to Exhibit 3.1 of Carolina First Corporation's
                  Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.
 4.1 --           Specimen CFC Common Stock certificate: Incorporated by reference to Exhibit 4.1 of Carolina
                  First Corporation's Registration Statement on Form S-1, Commission File No. 33-7470.
 4.2 --           Articles of Incorporation:  Included as Exhibit 3.1.
 4.2 --           Bylaws:  Included as Exhibit 3.2.
 4.3 --           Carolina First Corporation Amended and Restated Common Stock Dividend Reinvestment Plan:
                  Incorporated by reference to the Prospectus in Carolina First Corporation's Registration Statement







                  on Form S-3, Commission File No. 333-06975.
 4.6 --           Amended and Restated Shareholder Rights Agreement:  Incorporated by reference to Exhibit 4.1 of Carolina First Corporation's Current Report on Form 8-K dated December 18, 1996,
                  Commission File No. 0-15083.
 4.7 --           Form of Indenture between Carolina First Corporation and First American Trust Company, N.A.,
                  as Trustee:  Incorporated by reference to Exhibit 4.11 of the Company's Registration Statement
                  on Form S-3, Commission File No. 22-58879.
 5.1 --           Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of the Carolina
                  First Corporation.
10.1 --           Carolina First Corporation Amended and Restated Restricted Stock Plan:  Incorporated by
                  reference to Exhibit 99.1 from the Company's Registration Statement on Form S-8, Commission
                  File No. 33-82668/82670.
10.2 --           Carolina First Corporation Employee Stock Ownership Plan: Incorporated by reference to
                  Exhibit 10.2 of Carolina First Corporation's Annual Report on Form 10-K for the year ended
                  December 31, 1991, Commission File No. 0-15083.
10.3 --           Carolina First Corporation Amended and Restated Stock Option Plan:  Incorporated by reference to Exhibit 99.1 from the Company's Registration Statement on Form S-8, Commission File No.
                  33-80822.
10.4 --           Carolina First Corporation Salary Reduction Plan: Incorporated by reference to Exhibit 28.1 of
                  Carolina First Corporation's Registration Statement on Form S-8, Commission File No. 33-25424.
10.5 --           Amended and Restated Noncompetition and Severance Agreement dated February 21, 1996, between Carolina First Corporation and Mack I. Whittle, Jr.:  Incorporated by reference to Exhibit
                  10.5 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December
                  31, 1995, Commission File No. 0-15083.
10.6 --           Amended and Restated Noncompetition and Severance Agreement dated February 21, 1996, between Carolina First Corporation and William S. Hummers III:  Incorporated by reference to
                  Exhibit 10.6 of Carolina First Corporation's Annual Report on Form 10-K for the year ended
                  December 31, 1995, Commission File No. 0-15083.
10.7 --           Amended and Restated Noncompetition and Severance Agreement dated February 21, 1996, between Carolina First Corporation and James W. Terry, Jr.:  Incorporated by reference to Exhibit
                  10.7 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December
                  31, 1995, Commission File No. 0-15083.
10.8 --           Noncompetition and Severance Agreement dated February 21, 1996, between Carolina First
                  Corporation and David L. Morrow:  Incorporated by reference to Exhibit 10.8 of Carolina First
                  Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, Commission
                  File No. 0-15083.
10.9 --           Short-Term Performance Plan: Incorporated by reference to Exhibit 10.3 of Carolina First
                  Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993,
                  Commission File No. 0-15083.
10.10-            Carolina First Corporation Long-Term Management Performance Plan:  Incorporated by reference to Exhibit 10.11 of Carolina First Corporation's Annual Report on Form 10-K for the year ended
                  December 31, 1994, Commission File No. 0-15083.
10.11-            Carolina First Corporation Employee Stock Purchase Plan:  Incorporated by reference to Exhibit
                  99.1 from the Company's Registration Statement on Form S-8, Commission File No. 33-79668.
10.12-            Carolina First Corporation Directors Stock Option Plan:  Incorporated by reference to Exhibit 99.1 from the Company's Registration Statement on Form S-8, Commission File No. 33-82668/82670.
10.13-            Pooling and Servicing  Agreement dated as of December 31, 1994 between  Carolina  First Bank, as Seller and Master  Servicer,
                  and The Chase  Manhattan  Bank,  as Trustee.  Incorporated  by
                  reference  to Exhibit  28.1 of  Carolina  First  Corporation's
                  Current Report on Form 8-K dated as of January 24, 1995.
10.14-            1994-A Supplement dated as of December 31, 1994 between Carolina First Bank, as Seller and
                  Master Servicer, and The Chase Manhattan Bank, as Trustee. Incorporated by reference to Exhibit







                  28.2 of Carolina First Corporation's Current Report on Form 8-K dated  as of January 24, 1995.
10.15-            Servicing Rights Purchase Agreement between Bank of America, F.S.B. and Carolina First Bank dated as of March 31, 1995:  Incorporated by reference to Exhibit 10.17 of Amendment No. 1 to
                  Carolina First Corporation's Annual Report on Form 10-K for the year ended, December 31, 1994,
                  Commission File No. 0-15083.
10.16-            Warrant to Purchase Common Stock of Affinity Financial Group, Inc. and Amendment No. 1 with respect to Warrant to Purchase Common Stock of Affinity Financial Group, Inc. Incorporated by
                  reference to Exhibit 10.16 of Carolina First Corporation's Annual Report on Form 10-K for the
                  year ended December 31, 1995, Commission File No. 0-15083.
10.17-            Letter Agreement  between  Carolina First  Corporation and the
                  Board of  Governors  of the Federal  Reserve  Board  regarding warrant to purchase shares of Affinity  Technology Group, Inc.
                  common  stock.  Incorporated  by  reference to Exhibit 10.1 of
                  Carolina First Corporation's Quarterly Report on Form 10-Q for
                  the quarter ended March 31, 1996, Commission File No. 0-15083.
10.18-            Amended and Restated Agreement  regarding the Atlanta Internet
                  Banking  Operation by and among Carolina First Bank,  Internet
                  Organizing  Group,  Inc.,  the Organizers (as set forth on the
                  Signature  Page of the  Agreement),  and the  Kelton  Group of
                  Investors.  Incorporated  by  referenced  to Exhibit  10.18 of
                  Carolina  First  Corporation's  Annual Report on Form 10-K for
                  the year ended December 31, 1996, Commission File No. 0-15083.
11.1 --           Computation of Per Share Earnings: Incorporated by reference to Exhibit 11.1 of Carolina First
                  Corporation's Annual Report on Form 10-K for the year ended December 31, 1996, Commission
                  File No. 0-15083.
12.1 --           Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock
                  Dividends: Incorporated by reference to Exhibit 12.1 of Carolina First Corporation's Annual Report
                  on Form 10-K for the year ended December 31, 1996, Commission File No. 0-15083.
13.1 --           1996 Annual Report to Shareholders of Carolina First Corporation. Incorporated by reference to
                  Exhibit 13.1 of Carolina First Corporation's Annual Report on Form 10-K for the year ended
                  December 31, 1996, Commission File No. 0-15083.
21.1 --           Subsidiaries of the Registrant:  Carolina First Bank, Carolina First Mortgage Company, CF
                  Investment Company and Blue Ridge Finance Company.
23.1 --           Consent of KPMG Peat Marwick LLP.
23.2 --           Consent of Elliott Davis & Company, LLP.
23.3 --           Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in Exhibit 5.1.
25.1 --           The Power of Attorney: Contained on the signature page of the initial filing of this Registration
                  Statement.
27.1 --           Financial Data Schedule: Incorporated by reference to Exhibit 10.18 of Carolina First Corporation's
                  Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 0-
                  15083.
99.1 --           Form of proxy